   As filed with the Securities and Exchange Commission on July 20, 1999
                                                      Registration No. 333-77855
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              Amendment No. 5
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                ---------------
                                BE INCORPORATED
             (Exact name of registrant as specified in its charter)

          Delaware                           7371                      94-3123667
(State or other jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
       incorporation or          Classification Code Number)       Identification No.)
         organization)

                                ---------------
                               800 El Camino Real
                                   Suite 400
                              Menlo Park, CA 94025
                                 (650) 462-4100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                              Jean-Louis F. Gassee
                            Chief Executive Officer
                                Be Incorporated
                               800 El Camino Real
                                   Suite 400
                              Menlo Park, CA 94025
                                 (650) 462-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   Copies to:

           Andrei M. Manoliu, Esq.                       Michael J. Halloran, Esq.
             Tomas C. Tovar, Esq.                        Katharine A. Martin, Esq.
            Frank F. Rahmani, Esq.                          Dawn C. Steele, Esq.
              Cooley Godward LLP                       Pillsbury Madison & Sutro LLP
            Five Palo Alto Square                           2550 Hanover Street
             3000 El Camino Real                          Palo Alto, CA 94304-1115
           Palo Alto, CA 94306-2155                            (650) 233-4500
                (650) 843-5000

                                ---------------
  Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
    Title of Securities to be          Amounts to be                Maximum                  Amount of
           Registered                  Registered (1)     Aggregate Offering Price (2)  Registration Fee (3)
------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value...         6,900,000                $41,400,000                $11,509.20
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase solely to cover over-allotments.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3) This amount was previously paid.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may change. We may not + +sell these securities until the registration statement filed with the SEC is + +effective and this prospectus is delivered in final form. This preliminary + +prospectus is not an offer to sell these securities, and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 20, 1999

                                6,000,000 Shares

                             [Be Incorporated LOGO]

                                  Common Stock

                                 ------------

  Be Incorporated is offering shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be $6.00 per share of common stock.

                                 ------------

  We intend to list our common stock on the Nasdaq National Market under the symbol "BEOS."

  Please see "Risk Factors" beginning on page 8 to read about the risks you should consider before buying shares of our common stock.

                                 ------------

                                                               Per
                                                              Share    Total
                                                              ----- -----------
Public offering price........................................ $6.00 $36,000,000
Underwriting discounts and commissions....................... $0.42 $ 2,520,000
Proceeds to Be Incorporated.................................. $5.58 $33,480,000

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The underwriters have an option to purchase up to an additional 900,000 shares of common stock from us to cover over-allotments.

                                 ------------

Volpe Brown Whelan & Company                             Needham & Company, Inc.

                  The date of this prospectus is       , 1999.

                                                                     INSIDE BeOS

[A still shot of                          Be delivers BeOS, an
various applications                      operating system designed
running on                                for digital media
BeOs]                                     applications and Internet
                                          appliances.

BeOS allows users

to simultaneously
operate multiple
audio, video,
image processing,
and internet-
based software
applications.


Here's just some of what BeOS offers:

FEATURES WHAT IT MEANS TO YOU

Symmetric Multiprocessing BeOS            Protected Memory Each
can run multiple                          application has its own
applications on from 1 to 8               protected memory. As a
processors. Processors can                result, users experience
be added or taken away                    significantly better overall
without the need to reboot                system stability as compared
BeOS.                                     to traditional operating
                                          systems.

Pervasive
Multithreading BeOS enables
users to perform a number
of different tasks
simultaneously without
facing system delays and
freezes exhibited by other
operating systems.

                                          Journaled File System BeOS
                                          uses a 64 bit file system
                                          that enables it to utilize
                                          extremely large files,
                                          typical of digital media
                                          applications. Journaled file
                                          system means the file system
                                          stays intact even if the
                                          computer was abruptly shut
                                          down.

Modular Architecture The
Modularity of BeOS enables
OEMs to tailor the
operating system for
specific applications or
devices.

                                          Extensive Libraries BeOS
                                          features "kits" that make
                                          programming simple--including
                                          a Media Kit for audio-visual
                                          content, an Interface Kit for
                                          graphic user interfaces, a
                                          Game Kit, and a Network Kit
                                          for network and Internet
                                          access applications. Also
                                          included is an industry-
                                          standard OpenGL(R) 3D
                                          graphics library.

Drivers Device drivers can
be loaded and unloaded as
needed without requiring a
system reboot.

                          [A picture showing a professional in front of a computer.]


            Ed Watkins:Real Estate Agent by day.
                          Digital Media Wizard by night.


                          BeOS brings Digital Media to Ed.

                          BeOS gives Ed the power to view, create and edit digital media content--from his digital camera to his digital video disk player--on any system including desktop PC, laptop, or dedicated system. BeOS is optimized for digital media applications allowing Ed to do this more effectively than with traditional operating systems.

                         [Six pictures showing people performing various activities with computers.]



                         BeOS unlocks creative potential for a wide range of users.

                         BeOS enables users to create, edit and view digital media content with a range of applications without requiring specialized hardware. Using BeOS, OEMs can develop products and services tailored to specific markets without compromising the quality, stability, and performance of digital media applications.

                         BeOS extends digital media to Internet
                         Appliances.

                         Internet appliances are any device primarily used for accessing the internet. The combination of an efficient, new operating system designed for fast performance and rich digital media applications make BeOS an ideal solution for Internet Appliances.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Information...........................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  33

                                                                            Page
                                                                            ----
Management.................................................................  44
Certain Relationships and Transactions.....................................  52
Principal Stockholders.....................................................  55
Description of Capital Stock...............................................  57
Shares Eligible for Future Sale............................................  60
Underwriting...............................................................  61
Legal Matters..............................................................  63
Experts....................................................................  63
Where You Can Find More Information........................................  64
Index to Consolidated Financial Statements................................. F-1

                                ---------------

  Be(R) and BeOS(R) are our registered trademarks. We also hold other common law trademarks such as BeDepot(TM), BeDepot.com(TM), BeBox(TM), and Be Everywhere(TM). This prospectus also includes trademarks owned by other companies.

  Until August 14, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights some of the information contained in this prospectus. It may not contain all of the information that you should consider before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors, the financial statements and the notes following the financial statements.

                             About Be Incorporated

  We offer the BeOS(R) operating system, an operating system designed for digital media applications and Internet appliances. BeOS is capable of providing faster and more predictable processing times for digital media applications than traditional desktop operating systems. BeOS can run on a wide range of devices including Internet appliances, desktop PCs and high-performance multiprocessor workstations. BeOS allows users to simultaneously operate multiple audio, video, image processing and Internet-based software applications while maintaining system stability, media quality and processor performance. BeOS provides professional users and enthusiasts with an environment to quickly and easily develop applications and digital content such as audio, video, animation and images, and is designed to facilitate the integration of new technologies. BeOS is also architected to address the market-specific requirements of PC manufacturers, Internet appliance and consumer electronic manufacturers. The modular nature of BeOS allows PC and other device manufacturers, also known as "OEMs," to incorporate only those features of our operating system that are required for a particular device, allowing them to deliver specific content while meeting the cost targets for that device. Using BeOS, OEMs can develop products and services tailored to specific markets without compromising the quality, stability and performance of digital media applications delivered to the user.

  As users have embraced digital media, they have come to expect richer content, high resolution audio, video and images when using personal computers, consumer electronic devices and software applications. With the growth of the Internet, many users are also demanding that the same level of high resolution audio, real-time video and detailed 3D graphics and animation be delivered over the Internet. However, existing operating system architectures have increasingly become a key limiting factor in meeting these demands. The growing demand for richer content, audio and video editing and processing capabilities, 3D graphics, and Internet-delivered digital media is placing considerable strain on traditional operating systems.

  The combination of an efficient, new operating system designed for fast performance and rich digital media applications make BeOS an ideal solution for Internet appliances. As a result, we believe the continued growth of the Internet and emergence of Internet appliances provide a significant market opportunity to increase the number of BeOS users. Internet appliances are any device primarily used for accessing the Internet and using Internet-based content, services and applications. Internet appliances can include low-cost PCs, stand-alone screens used to deliver Internet-based content, smart hand-held devices such as electronic address books and calendars modified to receive Internet content, Internet screen-phones, and set-top boxes that provide Internet access via the television. Using BeOS, developers can deliver high quality audio, video, and images on these devices without sacrificing system stability or performance. International Data Corporation, a third party market research firm, estimates that worldwide shipments of Internet appliances (excluding PCs) will grow from 5.9 million units in 1998 to over 55.7 million in 2002. By 2002, IDC estimates that there will be more than 151 million Internet appliances installed worldwide.

  We promote BeOS through relationships with OEMs, application developers, consumer electronic manufacturers and Internet service and content providers. We currently have strategic relationships with Hitachi, Ltd., Fujitsu Computers GmbH and Microworkz Computer Corporation. These relationships allow us to collaborate on the development of PCs, Internet appliances and other devices which use BeOS. We also have a technology exchange and support relationship with Intel Corporation where Intel has licensed us technologies that allow BeOS to be compatible with devices and applications that use these technologies. We are working with application developers to increase the number and range of applications running on BeOS, including audio and video mixing, graphics, productivity and gaming applications. Our objective is to establish BeOS as the premier operating system for Internet appliances and for professionals, enthusiasts and consumers demanding media-rich capabilities on any hardware platform.

  We have incurred significant net losses from continuing operations. We expect to incur significant additional losses and continued negative cash flow from operations in 1999. Absent the closing of this offering or raising of adequate additional funds, our independent accountants have expressed substantial doubt regarding our ability to continue as a going concern. BeOS is our only product and we will derive all of our revenue for the forseeable future from sales of BeOS. BeOS may never gain broad market acceptance and we may never achieve profitability.

  Be was founded in 1990. Our principal executive offices are located at 800 El Camino Real, Suite 400, Menlo Park, California 94025, and our telephone number is (650) 462-4100. Our Web site address is www.be.com. Information contained on our Web site does not constitute part of this prospectus.

                                  The Offering

 Common stock offered by us...................  6,000,000 shares

 Common stock to be outstanding after the
  offering....................................  33,642,574 shares

 Use of proceeds..............................  For increased sales and marketing activities, research
                                                and development, working
                                                capital and other general
                                                corporate purposes. See "Use of
                                                Proceeds."

 Nasdaq National Market symbol................  BEOS

  The total number of shares of common stock to be outstanding after the offering shown above does not include:
  . up to 900,000 shares issuable pursuant to the underwriters' over-allotment option;

  . 5,910,347 shares reserved for issuance upon the exercise of stock options outstanding as of March 31, 1999 under our 1992 Stock Option Plan, 1999 Equity Incentive Plan, and 1999 Non-Employee Directors' Stock Option Plan;

  . 5,089,653 shares available for future grant or issuances under our 1992 Stock Option Plan, 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan, and our Employee Stock Purchase Plan; and

  . outstanding warrants to purchase an aggregate of 2,870,975 shares of common stock.

  Except as otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised and each outstanding share of preferred stock is automatically converted into one share of common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table summarizes the financial data for our business during the periods indicated. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and attached notes included elsewhere in this prospectus.

                                                                           Three Months
                                   Year Ended December 31,                Ended March 31,
                          ----------------------------------------------  ----------------
                           1994      1995     1996      1997      1998     1998     1999
                          -------  --------  -------  --------  --------  -------  -------
                                    (in thousands, except per share data)
Consolidated Statement of
Operations:
Net revenues............  $    -   $     -   $    -   $     86  $  1,199  $    64  $   309
Cost of revenues (1)....       -         -        -         84     2,161      143       85
                          -------  --------  -------  --------  --------  -------  -------
Gross profit (loss).....       -         -        -          2      (962)     (79)     224
Operating expenses:
  Research and
   development..........    2,004     2,268    3,039     4,422     5,792    1,075    1,887
  Sales and marketing...      447     1,558    2,711     4,032     4,496      856    1,882
  General and
   administrative.......      939       927    1,292     1,694     2,310      451      737
  Amortization of
   deferred stock
   compensation (2).....       -         -       955       867     3,881      537    1,665
                          -------  --------  -------  --------  --------  -------  -------
    Total operating
     expenses...........    3,390     4,753    7,997    11,015    16,479    2,919    6,171
                          -------  --------  -------  --------  --------  -------  -------
Loss from operations....   (3,390)   (4,753)  (7,997)  (11,013)  (17,441)  (2,998)  (5,947)
Other income (expense),
 net....................       53       (24)     220       580       580       74      101
Settlement received
 (3)....................      750        -        -         -         -        -        -
                          -------  --------  -------  --------  --------  -------  -------
Net loss................  $(2,587) $ (4,777) $(7,777) $(10,433) $(16,861) $(2,924) $(5,846)
                          =======  ========  =======  ========  ========  =======  =======
Net loss attributable to
 common stockholders....  $(2,587) $ (4,777) $(7,902) $(10,448) $(18,423) $(2,990) $(5,979)
                          =======  ========  =======  ========  ========  =======  =======
Net loss per common
 share--basic and
 diluted (4)............  $(80.84) $(154.10) $(10.85) $  (4.87) $  (5.80) $ (1.09) $ (1.54)
                          =======  ========  =======  ========  ========  =======  =======
Shares used in per
 common share
 calculation--basic and
 diluted (4)............       32        31      728     2,145     3,178    2,740    3,881
                          =======  ========  =======  ========  ========  =======  =======

                                                        As of March 31, 1999
                                                      -------------------------
                                                                   Pro Forma
                                                       Actual   As Adjusted (5)
                                                      --------  ---------------
                                                           (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments.... $  8,307      $40,687
Working capital......................................    5,974       38,354
Total assets.........................................   10,083       42,463
Mandatorily redeemable convertible preferred stock...   38,137          --
Total stockholders' equity (deficit)................. $(31,697)     $38,820

--------
(1) Our cost of revenues for the year ended December 31, 1998 includes a $1.2 million expense attributable to the write-off of capitalized costs relating to the acquisition of technology no longer useful to the development of BeOS.

(2) This expense relates to amortization of deferred compensation which was recorded by us and which represents the difference between the deemed fair value of our common stock, as determined for accounting purposes, and the exercise price of options at the date of grant.

(3) The settlement received relates to the resolution of a dispute with a supplier. In connection with the settlement, the supplier paid us $750,000.

(4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing net loss per common share - basic and diluted.

(5) Adjusted to give effect to the sale of 6,000,000 shares of common stock offered by us at the initial public offering price per share of $6.00 and the receipt of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks together with other information contained in this prospectus, before you decide to purchase our common stock. Many factors could cause the market price of our common stock to fluctuate substantially. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of our stock. If any of the following risks actually occur, our business would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

  This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from our anticipated results.

Risks Related to Competition and Market Acceptance of BeOS

 The market for Internet appliances may not evolve and we may not be able to compete effectively in this market.

  Our business and prospects depend on the development and market acceptance of Internet appliances and our ability to successfully market BeOS as a viable operating system for Internet appliances. The market for Internet appliances is new, unproven and subject to rapid technological change. This market may never develop or may develop at a slower rate than we anticipate. In addition, our success in marketing BeOS as a platform for Internet appliances is dependent upon developing and maintaining relationships with industry-leading computer and consumer electronics manufacturers, Internet service providers and content creators. There is already intense competition to offer non-PC devices that provide access to the Internet and enable digital media content on the Internet. Companies such as Microsoft Corporation, Oracle Corporation, Apple Computer, Inc. and Spyglass, Inc. have operating systems that are being used or may be used for Internet appliances. These companies have an established market presence, relationships with computer and consumer electronic manufacturers who will develop and market Internet appliances, and have significantly greater financial, marketing and technical resources than we do. These companies, together with a large number of smaller companies who offer operating systems that may be used for Internet appliances, may capture a larger portion of the market than we do. Our failure to establish relationships with other companies that offer Internet appliances and establish BeOS in this market would have a material adverse effect on our business and prospects.

 We have only one product that may never gain broad market acceptance.

  BeOS is our only product and we will derive all of our revenue for the foreseeable future from sales of BeOS. To date, BeOS has been used primarily by a limited number of enthusiasts and application developers. Our business and prospects are highly dependent on the broader market acceptance of BeOS as a viable platform for a wide variety of applications and devices enabling digital media and Internet-based applications. The ability of BeOS to gain broad support from developers, enthusiasts and OEMs is unproven. BeOS may never gain broad market acceptance among consumers and OEMs. At present, a large base of commercially available software developed for use on BeOS does not exist. Consumers and OEMs may not perceive any significant advantages over traditional operating systems such as Microsoft Windows, Apple's Mac OS or the UNIX-based operating systems. In addition, we may be unable to demonstrate the commercial viability and cost-effective nature of BeOS. We may also be unsuccessful at marketing BeOS as the operating system of choice among professional users, consumers or applications developers. As a result, potential customers may not purchase BeOS and OEMs may not elect to incorporate BeOS in their products. If BeOS is not accepted or adopted by an increasing number of developers and OEMs, our business and prospects will be materially adversely affected.

  Traditional or new operating systems could evolve to more effectively address the digital media requirements of users and OEMs. For example, enhancements and features could be added to Microsoft's Windows operating system and Apple's Mac OS which could significantly decrease the differences between BeOS and these operating systems. As a result, any technical or marketing advantage we may have had in the market for operating systems could be lost and the demand and acceptance of BeOS would diminish.

 We face intense competition from companies with significantly greater financial, marketing, and technical resources.

  The market for computer operating systems is intensely competitive. This market is dominated by one company, Microsoft Corporation, which has significantly greater brand recognition, market presence and financial, marketing and distribution resources than we do. Other companies that offer competing operating systems include Apple Computer, Inc., IBM, Oracle Corporation, Sony Corporation and a number of companies that offer versions of the UNIX operating system, including SGI, the Hewlett-Packard Company and Sun Microsystems. In addition, we face competition from a number of smaller companies developing and marketing UNIX-based operating systems such as Linux. Many of our current and potential competitors have longer operating histories, a larger customer base, a greater number of applications, greater brand recognition, and greater financial, technical, marketing and distribution resources than we do. As a result, we may have difficulty increasing the number of BeOS users and attracting OEMs and third party developers to create devices and software that will use BeOS. See "Business-Competition."

Risks Related to our Business and Operations

 Our success depends on our ability to establish and maintain strategic relationships, and the loss of any of our strategic relationships could harm our business and have an adverse impact on our revenue.

  Our success in increasing the number of BeOS users, particularly in the Internet appliance market, depends in large part on our ability to establish and maintain strategic relationships with industry-leading computer and consumer electronic manufacturers and Internet service and content providers. We have entered into agreements with one OEM and a number of resellers and distribution partners. We presently do not have agreements with any US-based OEM. We cannot be certain that we will be able to reach agreements with additional partners on a timely basis or at all, or that these partners will devote adequate resources to promote BeOS. We may be unable to enter into new agreements with additional partners on terms favorable to us or at all. If we are unable to develop or maintain relationships with OEMs, we will have difficulty selling and gaining market acceptance for BeOS and our business and results of operations will be materially adversely affected.

 Sales to one customer accounted for a significant portion of our net revenues, the loss of this customer could adversely impact our net revenues.

  Sales to Plat'Home Co. Ltd., our Japanese distributor, accounted for approximately 23% of our net revenues for the three months ended March 31, 1999 and approximately 40% of our net revenues for 1998. The loss of Plat'Home or any key reseller or distributor in the future or failure to enter into new agreements at commercially reasonable terms, if at all, with key resellers and distributors could adversely affect our revenues and results of operations.

 Our success depends upon availability of third party applications that operate on BeOS.

  Demand and market acceptance for BeOS will significantly depend upon the availability of an increasing number of third party applications that operate on the BeOS platform. These applications include video and audio editing programs, 3D games, creative audio and video content development and manipulation, and personal productivity applications.

  We intend to encourage the development of an increasing number of applications that operate on BeOS by attracting third party developers to the BeOS platform and by maintaining our existing developer relationships through marketing, technical support and financial incentives for third party developers. However, third party developers are generally under no obligation to develop applications based on the BeOS platform. A developer's decision to write applications for BeOS is based in part on the perception and analysis of the relative technical, financial and other benefits of developing applications for the BeOS platform versus writing applications for more popular operating systems such as Microsoft's Windows or Apple's Mac OS. If we fail to attract a sufficient number of application developers who develop and market successful applications on BeOS, the demand for BeOS and our business will suffer. Moreover, any delay or unsuccessful release of third party applications could have a material adverse effect on our business and results of operations.

 We have limited experience marketing and selling our products, which makes it difficult to evaluate our business.

  We were founded in 1990 and shipped our first commercial product in December 1998. Prior to 1998, our business was primarily focused on research and product development activities. To date, we have not generated any significant revenues from sales of BeOS and this makes it difficult to evaluate our business and prospects. Your evaluation of whether to purchase our common stock must be made in light of the risks and uncertainties frequently encountered by companies in an early stage of development and offering products in a market dominated by Microsoft. Risks faced in this regard include:

  . our inability to gain any sustainable level of market share or to compete with traditional operating systems such as Microsoft's Windows;

  .  costs and delays in releasing new versions and product upgrades; and

  . our inability to manage or adapt to new and evolving trends in digital media and Internet appliances.

  We may not successfully meet any of these challenges. Our failure to meet one or more of these challenges could materially adversely affect our business and prospects. It is also difficult to predict the size and future growth rate, if any, of the market for BeOS. We have limited experience upon which to determine or predict trends that may emerge and adversely affect our business or prospects. The market for BeOS may not develop or may develop more slowly than we anticipate, and may never become economically sustainable.

 Our revenues and operating results are subject to significant fluctuations and our stock price may fall if we fail to meet the expectations of the public market.

  Our revenues and operating results will likely vary significantly from period to period due to a number of factors, many of which are outside our control, such as new product releases and product enhancements by us and our competitors. Customer orders may be deferred in anticipation of new product releases, product enhancements or upgrades by us or by our competitors. In addition, changes in the pricing policies or marketing efforts of our competitor and our response to these changes, which could include price reductions or increased marketing efforts by us, may cause significant fluctuations in our revenues and operating results. Based on these factors, we may fail to meet the expectations of the public market in any given period and our stock price would likely be materially adversely affected.

 We may be unable to expand our sales and support organization to increase sales and market awareness for BeOS.

  We must expand our sales force and the number of resellers and distributors carrying BeOS domestically and internationally. Without this increase we may be unable to increase sales and market awareness of BeOS. To do this will require a significant increase in sales and marketing expenses which may not be offset by any corresponding increase in revenues. In addition, our sales and marketing efforts aimed at OEMs and Internet service and content providers require a sophisticated sales force and the commitment of significant financial resources on our part. We recently hired a senior sales and marketing executive and plan to hire additional sales and marketing personnel. Competition for qualified sales personnel is intense, especially those with an understanding of emerging Internet-based technologies and markets. We may not be able to hire the type and number of sales personnel that we require on a timely basis or at all.

  We will need to increase our staff to support new customers and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of operating systems and Internet-based applications. If we cannot hire adequate numbers of qualified sales, marketing and customer service personnel, our business could suffer materially.

 We are highly dependent on third party development tools.

  We are highly dependent on development tools provided by a limited number of third party vendors. Development tools are software applications that assist programmers in the development of applications. Together with our application developers, we primarily rely upon software development tools provided by Cygnus Solutions and Perforce Software. If Cygnus or Perforce fail to support or maintain these development tools, we will either have to devote resources to maintain and support the tools ourselves or transition to another vendor. Any maintenance or support of the tools by us or the transition could be costly, time consuming, could delay our product release and upgrade schedule, and could delay the development and availability of third party applications used on BeOS. Failure to procure the needed software development tools or any delay in the availability of third party applications could negatively impact our ability and the ability of third party application developers to release and support BeOS and the applications that run on it. These factors could negatively and materially affect the acceptance and demand for BeOS, our business and prospects.

 We may be unable to adjust expenses in a timely manner to compensate for revenue shortfalls.

  Our expense levels are fixed and based, in part, on our expectations of future sales. We may be unable to adjust spending in a timely manner to compensate for any sales shortfall. A significant portion of our expenses include minimum payments for licensed technology under licensing agreements, payment obligations under non-cancellable lease arrangements, rent and other payments that are fixed and do not vary with revenues. We plan to significantly increase our operating expenses to:

  . expand our sales and marketing efforts;

  . broaden our customer support capabilities;

  . expand our relationship with third party software developers;

  . develop new distribution channels; and

  . fund greater levels of research and development.

  Any delay in generating revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses. If we fail to generate sufficient sales or if our sales are below expectations, operating results are likely to be materially adversely affected.

 In our effort to increase market acceptance for BeOS, we may forego near-term revenue by providing BeOS at little or no cost to potential users.

  In an attempt to increase the number of users and market acceptance of BeOS, we may choose to forego immediate revenue potential by providing BeOS at little or no cost. Users, therefore, may be unwilling to pay for any upgrades or new releases of BeOS. Our decision to forego near-term revenue in expectation of increasing the number of BeOS users may not yield market acceptance and future revenues. In addition, we may reduce prices in response to competitive factors or to pursue new market opportunities.

 We expect continued erosion in the average selling prices of our products.

  We have experienced erosion in the average selling prices of our products due to a number of factors, including:

  . competitive pricing pressures;

  . rapid technological changes; and

  . sales discounts.

  We anticipate that the average selling prices of our products will fluctuate and decrease in the future in response to these factors. We also anticipate that the average selling price of our products will decrease as we market BeOS to Internet appliances and other low-cost device manufacturers. Therefore, to maintain or increase our gross margins, we must develop and introduce new products and product enhancements on a timely basis. We must also continually reduce our product costs. In addition, our average selling prices fluctuate based on changes in the percentage of revenues derived from the different sales channels used to sell our products. For example, the retail price for sales of BeOS is generally higher than the wholesale price used for sales to resellers, distributors and OEMs. As our average selling prices decline, we must increase our unit sales volume to maintain or increase our revenue. If our average selling prices decline more rapidly than our costs, our gross margins will decline, which could seriously harm our business and results of operations.

 We have incurred significant net losses and we may never achieve profitability.

  We incurred significant net losses of approximately $7.8 million in 1996, $10.4 million in 1997 and $16.9 million in 1998. As of March 31, 1999, we had an accumulated deficit of approximately $54.6 million. We expect to incur significant additional losses and continued negative cash flow from operations in 1999 and beyond and we may never become profitable. Due to our financial position as of December 31, 1998 and absent the raising of additional funds, our independent accountants have expressed substantial doubt regarding our ability to continue as a going concern.

  We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. We will need to generate significant revenues to achieve profitability and positive operating cash flows. Even if we do achieve profitability and positive operating cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

 We will need to raise additional capital that may not be available to us.

  We currently believe that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our presently anticipated cash requirements for at least the next 12 months. However, we will need to raise additional capital and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to expand our sales and marketing efforts, further develop or enhance BeOS, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Any of these events could have a material adverse effect on our business and results of operations. If additional capital is raised through the issuance of equity securities, your percentage ownership of the common stock will be reduced, you may experience dilution in net book value per share, or the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, may involve covenants limiting, or restricting our operations or future opportunities.

 We face risks relating to our product returns and price reduction policies.

  We provide most of our distributors and resellers with product return rights for stock balancing or limited product evaluation. Stock balancing rights permit distributors to return products to us for credit, subject to some limitations. We may experience significant returns in the future and our reserves may be inadequate to cover such returns. We also provide most of our distributors and resellers with price protection rights. Price protection rights require that we grant retroactive price adjustments for inventories of our products held by distributors or resellers if we lower our prices for these products. Product returns or price protection rights could have a material adverse effect on business and results of operations.

 We are dependent on the licensing of enabling technologies from third parties.

  The demand and acceptance of our product is also dependent upon our ability to license key enabling technologies. We license from third parties compression and decompression algorithms known as "codecs" and communications protocols that facilitate the movement of rich media data and large files and enables the connection of consumer products such as digital camcorders or set-top boxes directly to a personal computer. We may be unable to license these enabling technologies at favorable terms or at all which may result in lower demand for BeOS.

 International sales of our product account for a significant portion of our revenue which exposes us to risks inherent in international operations.

  We market and sell our products in the United States and internationally. International sales of our products accounted for approximately 53% and 61% of total revenues for the year ended December 31, 1998 and for the three month period ended March 31, 1999, respectively. Sales to Europe and Asia accounted for approximately 16% and 37%, respectively, of our net revenues for the twelve month period ended December 31, 1998. For the three month period ended March 31, 1999, sales to Europe and Asia accounted for approximately 37% and 24%, respectively, of our net revenues. We have a subsidiary in France that markets and sells our products in Europe. In addition, we may in the future open offices in other countries to market and sell our products in those countries and surrounding regions. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be certain that our investments in establishing facilities in other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and marketing and distributing our products internationally. Additional risks inherent with conducting business in Europe and Asia include:

  .  the impact of recessions in economies outside the United States;

  . greater difficulty in accounts receivable collection and longer collection periods;

  . seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

  . potentially adverse tax consequences, including higher tax rates generally in Europe;

  .  costs of localizing our products for foreign markets;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . unexpected changes in regulatory requirements of foreign countries, especially those with respect to telecommunications and use of the Internet;

  .  impact of currency exchange fluctuations.

  Presently all of our international revenues are denominated in US dollars. In the future, we expect an increasing portion of our international revenues to be denominated in foreign currencies. We do not currently engage in currency hedging activities. Future fluctuations in currency exchange rates may adversely affect revenues from international sales.

 We depend on key personnel and attracting qualified employees for our future success.

  Our success depends to a significant degree upon the continued contributions of our executive management team, including our co-founders Jean-Louis Gassee and Steve Sakoman, our Chief Executive Officer and Vice President, Engineering and Chief Technical Officer, respectively, and other senior level financial, technical, marketing and sales personnel such as Roy Graham and Wesley Saia our Executive Vice President, Sales and Marketing and Vice President and Chief Financial Officer, respectively. The loss of these or other members of our senior management team could have a material adverse effect on our business and results of operations.

  As of March 31, 1999, we had 93 employees. We anticipate that the number of employees may increase significantly during the next 12 months as we increase our research and development activities and sales and marketing efforts. Our success depends upon our ability to attract and retain additional highly qualified senior management and technical, sales and marketing personnel to support growing operations. Competition for qualified employees is intense. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is time-consuming and costly. The loss of key personnel or our inability to attract additional qualified personnel to supplement or, if necessary, to replace existing personnel, could have a material adverse effect on our business and results of operations. See "Management."

 We may be unable to manage any growth that we may experience.

  To succeed in the implementation of our business strategy, we must rapidly execute our sales and marketing strategy, further develop and enhance our products and product support capabilities, and implement effective planning and operating processes. To manage any anticipated growth we must:

  . establish and manage multiple relationships with OEMs, Internet service and content providers and other third parties;

  . continue to implement and improve our operational, financial and management information systems; and

  .  hire, train and retain additional qualified personnel.

  Our systems, procedures and controls may not be adequate to support our operations, and our management may not be able to perform the tasks required to capitalize on market opportunities for our products and services. If we fail to manage our growth effectively, our business could suffer materially.

 Fluctuations in the exchange rate of foreign currencies could have a negative impact on our product sales and profitability.

  Due to our international operations, we incur expenses in a number of currencies. A majority of our sales, including international sales, however, are currently denominated in U.S. dollars. In the future, we expect an increasing portion of our international revenues to be denominated in local currencies. Fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive than local product offerings. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations which would seriously harm our business, financial condition and results of operations.

Risk Related to our Industry

 We may not be able to respond to the rapid technological change in the markets in which we compete.

  The markets in which we participate or seek to participate are subject to:

  .  rapid technological change;

  .  frequent product upgrades and enhancements;

  .  changing customer requirements for new products and features; and

  .  multiple, competing and evolving industry standards.

  The introduction of operating systems that contain new technologies and the emergence of new industry standards could render BeOS less desirable or obsolete. In particular, we expect that changes in the Internet-based technology and digital media enabling technology will require us to rapidly evolve and adapt our products to be competitive. As a result, the life cycle of each release of BeOS is difficult to estimate. To be competitive, we will need to develop and release new products and operating system upgrades that respond to technological changes or evolving industry standards on a timely and cost-effective basis. We cannot be certain that we will successfully develop and market these types of products and operating system upgrades or that our products will achieve market acceptance. If we fail to produce technologically competitive products in a cost-effective manner and on a timely basis, our business and results of operations could suffer materially.

 Product defects may harm our business and reputation.

  Computer operating systems, including BeOS, and related software products frequently contain errors or bugs. We have detected and may continue to detect errors and product defects in connection with new release and upgrades of our operating system and related products. Despite our internal testing and testing by current and potential customers, errors may be discovered after BeOS or related software and tools are installed and used by customers. These errors could result in reduced or lost revenue, delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business and results of operations.

  Our products must successfully integrate with products from other vendors, such as third party software applications and computer hardware. As a result, when problems occur in a personal computer or any other device or network using our products, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in reduced or loss of market acceptance of our products, and any necessary product revisions may force us to incur significant expenses. The occurrence of these problems could materially adversely affect our business and results of operations.

 We face risks relating to our online operations.

  A significant barrier to widespread use of electronic commerce sites, such as our BeDepot.com Web site, is concern regarding the security of confidential information transmitted over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of online services, especially as a means of conducting commercial transactions. Our failure to prevent any security breaches may have a material adverse effect on our business and results of operations.

  Despite our efforts to protect the integrity of our Web site and products sold on it, a party may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our operations and damage to our reputation. Any such action could negatively affect our customers' willingness to engage in online commerce with us. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. If any compromise of our security were to occur, it could materially adversely affect our reputation and business.

 Our success is dependent on the continued growth and improvement of the Internet.

  Our future success depends on the continued growth and reliance by consumers and businesses on the Internet, particularly in the Internet appliance market. Use and growth of the Internet will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet. The use and growth of the Internet will also depend on the number and quality of products and services designed for use on the Internet. Because use of the Internet as a source of information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for commercial use of the Internet will continue to develop and expand. Either Internet use patterns may decline as the novelty of the medium recedes or the quality of products and services offered online may not support continued or increased use.

  The rapid rise in the number of Internet users and the growth of electronic commerce and applications for the Internet has placed increasing strains on the Internet's communications and transmission infrastructure. This could lead to significant deterioration in transmission speeds and the reliability of the Internet as a commercial medium and could reduce the use of the Internet by businesses and individuals. The Internet may not be able to support the demands placed upon it by this continued growth. Any failure of the Internet to support growth due to inadequate infrastructure or for any other reason would seriously limit its development as a viable source of commercial and interactive content and services. This could impair the development and acceptance of Internet appliances which could in turn materially adversely affect our business and prospects.

 Problems related to the "Year 2000 Issue" could adversely affect our business.

  The "Year 2000 Issue" is typically the result of limitations of certain software written using two digits rather than four digits to define the applicable year. If software with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000.

  We believe that our principal product, BeOS, has been designed to avoid the Year 2000 Issue. However, if for any reason, BeOS is not Year 2000 compliant, we could face unexpected expenses redesigning BeOS which could harm our business and reputation and delay any market acceptance for BeOS. We are presently unable to predict to what extent our business may be affected if hardware systems or software applications and tools that operate in conjunction with or used in the design or development of our operating system experience the Year 2000 Issue. Known or unknown errors or defects that affect the operation or development of BeOS, could result in delay or loss of revenue, interruption of our Web site product distribution, damage to our reputation and possible litigation, any of which could materially adversely affect our business and results of operations.

  In addition, we have not yet fully developed a comprehensive contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations such as information systems, including software programs used in our financial operating functions and those of our key vendors and suppliers. Our failure to develop and implement, in a timely manner, an appropriate contingency plan could materially adversely affect our business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue".

 Our success depends on our ability to protect and enforce our proprietary rights.

  Our success depends significantly on our ability to protect our proprietary rights to technologies used in our products. We rely primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. To date, we have no patents and existing copyright laws afford only limited protection for our software. A substantial portion of our sales are derived from the licensing of products under "shrink wrap" license agreements that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Despite any measures taken to protect our proprietary rights, attempts may be made to copy aspects of BeOS or to obtain and use information that we regard as proprietary which could harm our business. In addition, the laws of some foreign countries do not protect our intellectual property to the same extent as U.S. laws. Finally, our competitors may independently develop similar technologies. The loss or misappropriation of any material trademark, trade name, trade secret or copyright could have a material adverse effect on our business and results of operations.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. For example, we may be inadvertently infringing on a patent. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware upon which will be infringing when it issues in the future. Although we do not believe that our products infringes on the rights of third parties, third parties may still assert infringement claims against us in the future and this could result in costly litigation and distraction of management. To address such patent infringement claims, we may have to enter into royalty or licensing agreements. Licenses may not be available on reasonable terms or at all which could have a material adverse effect on our business and results of operations.

Risks Related to our Common Stock

 The market price of our common stock will fluctuate.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of the market price for the common stock that may develop after this offering. We do not know the extent to which investor's interest will lead to the development of an active public market. Investors may not be able to resell our common stock at or above the initial public offering price. In addition, many factors could cause the market price of our common stock to fluctuate substantially, including:

  . announcement by us or our competitors of significant strategic partnerships, joint ventures, significant contracts, or acquisitions;

  . announcement by us of loss of significant strategic partnerships, joint ventures, significant contracts or acquisitions;

  . announcements by us or our competitors concerning software errors or delays in product releases; and

  . availability of key software applications developed for our products or our competitor's products.

  Specifically, certain market segments such as the computer software industry have experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

  In the past, securities class action litigation has often been brought against a company following price declines. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and diversion of management attention and resources, all of which could materially harm our business and results of operation.

 Future sales of our common stock may depress our common stock price.

  The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering or in response to the perception that sales of large number of shares could occur. No prediction can be made about the effect that future sales of common stock will have on the market price of such shares. Upon completion of the offering, we will have 33,642,574 shares of common stock outstanding (34,542,574 shares if the underwriters' over-allotment option is exercised in full). Immediately upon effectiveness of this offering, the shares offered (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable. Of the remaining shares, as of July 20, 1999, 27,439,215 shares are subject to lock-up agreements under which the holders of these shares have agreed not to sell or otherwise dispose of their shares for a period of 180 days after the date of effectiveness of this offering without the prior written consent of Volpe Brown Whelan & Company, LLC. All of the shares outstanding prior to the offering will be shares of "restricted" common stock as the term is defined under Rule 144 promulgated under the Securities Act. Also, 2,870,975 shares of common stock are issuable upon the exercise of warrants outstanding as of March 31, 1999, of which, as of July 20, 1999, 2,755,760 shares issuable upon the exercise of these warrants are subject to lock-up agreements in the same manner as disclosed above. In addition, options to purchase up to 5,910,347 shares of common stock from us are outstanding as of March 31, 1999 under our 1992 Stock Option Plan, 1999 Stock Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan. Following this offering, it is expected that the shares underlying these options will be registered. Of the warrants outstanding, 1,538,462 shares of common stock are issuable upon the exercise of a warrant held by Intel Corporation. Instead of paying cash, Intel may elect to use some of the shares covered by this warrant to pay for the exercise price. See "Management," "Shares Eligible for Future Sale," and "Underwriting."

 Purchasers of common stock in this offering will suffer immediate and substantial dilution.

  The initial public offering price is substantially higher than the book value per share of our common stock. As a result, you will experience immediate and substantial dilution of $4.87 in the pro forma as adjusted net tangible book value per share at a public offering price of $6.00 per share. This dilution is in large part because the earlier investors in Be paid substantially less than the initial public offering price in this offering when they purchased their shares of common stock. You will also experience dilution upon the exercise of a warrant by Intel Corporation to purchase 1,538,462 shares of our common stock for an exercise price per share of $3.25. Instead of paying cash to exercise this warrant, Intel has the option to use some of shares covered under the warrant to pay for the exercise price. If Intel uses this option to exercise the warrant in full on the date of the offering and an offering price of $6.00 per share, Intel will receive 705,128 shares for no additional cash consideration by foregoing 833,334 shares that it would have received upon a cash exercise. You will experience additional dilution upon exercise of outstanding stock options and warrants. See "Dilution."

 Management has broad discretion on how to use the proceeds from this offering.

  Management will have broad discretion with respect to the expenditure of the net proceeds from this offering. The proceeds have not been allocated for specific purposes, but a portion of the net proceeds we receive in connection with this offering will be for working capital and general corporate purposes. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. We may not be able to yield a significant return on any investment of the proceeds. See "Use of Proceeds."

 We may engage in acquisitions that may harm our results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

  As part of our business strategy, we may make investments in complementary companies, products or technologies that we believe would be advantageous to the development of our business. While we currently have no formal discussions, agreements or negotiations underway with respect to any such acquisition, we may acquire businesses, products or technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may be required to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

 Our Amended and Restated Certificate of Incorporation, bylaws and Delaware law contain provisions that could discourage a third party from acquiring us and consequently decrease the market value of our common stock.

  Our Amended and Restated Certificate of Incorporation grants our board of directors the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares without any further vote or action by the stockholders. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock which could decrease the market value of our stock. Further, provisions in our Amended and Restated Certificate of Incorporation and bylaws and of Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be in the best interest of our stockholders. These provisions include the inability of stockholders to act by written consent without a meeting and procedures required for director nomination and stockholder proposal. See "Description of Capital Stock."

                                USE OF PROCEEDS

  We estimate that the net proceeds to us from the sale of the 6,000,000 shares of common stock offered by us will be approximately $32,380,000, at an initial offering price of $6.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter's over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $37,402,000.

  We currently have no specific plans for the net proceeds of this offering. However, the principal reasons for conducting this offering are to raise capital to fund:

 .increased sales and marketing activities;

 .expansion of research and development efforts; and

 .other working capital and general corporate purposes.

  Pending these uses, we intend to invest the net proceeds from this offering in investment grade, interest-bearing marketable securities.

  The use of proceeds has not been specifically identified due to the flexible nature of the company's planning process and the fact that the sales and marketing expenses are variable. The level of these expenditures can be changed at the discretion of management.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our total capitalization as of March 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock; and

  . on a pro forma as adjusted basis to give effect to the receipt by us of the estimated net proceeds from the sale of 6,000,000 shares of our common stock at an initial public offering price of $6.00 from this offering. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the attached notes included elsewhere in this prospectus.

                                                     As of March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Long-term obligations, less current portion.... $    601  $    601     $   601

Mandatorily redeemable convertible preferred
 stock: $0.001 par value, 22,500,000 shares
 authorized on an actual basis; no shares
 authorized on a pro forma basis and pro forma
 as adjusted basis; 22,498,874 shares issued
 and outstanding on an actual basis; no shares
 issued outstanding on a pro forma basis and
 pro forma as adjusted basis...................   38,137        -           -

Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value, no shares
   authorized on an actual basis; 2,000,000
   shares authorized on an as adjusted basis
   and pro forma as adjusted basis, no shares
   outstanding.................................       -         -           -
  Common stock, $.001 par value, 40,000,000
   shares authorized, on an actual basis;
   5,143,700 shares issued and outstanding on
   an actual basis; 78,000,000 shares
   authorized on a pro forma basis; 27,642,574
   shares issued and outstanding on a pro forma
   basis; 78,000,000 shares authorized on a pro
   forma as adjusted basis, 33,642,574 shares
   issued and outstanding on a pro forma as
   adjusted basis..............................        5        28          34
  Additional paid-in capital...................   32,956    71,070     103,444
  Deferred stock compensation..................  (10,095)  (10,095)    (10,095)
  Accumulated deficit..........................  (54,563)  (54,563)    (54,563)
                                                --------  --------     -------
Total stockholders' equity..................... $(31,697) $  6,440     $38,820
                                                --------  --------     -------
    Total capitalization (deficit)............. $  7,041  $  7,041     $39,421
                                                ========  ========     =======

  The share numbers above exclude:

  . up to 900,000 shares of common stock issuable pursuant to the underwriters' over-allotment option;

  . 5,910,347 shares of common stock reserved for issuance upon the exercise of stock options outstanding as of March 31, 1999 under our 1992 Stock Option Plan, 1999 Equity Incentive Plan, and 1999 Non-Employee Directors' Plan;

  . 3,589,653 shares of common stock available for future grant or issuances under our 1992 Stock Option Plan, 1999 Equity Incentive Plan, and 1999 Non-Employee Directors' Plan; and

  . 2,870,975 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 1999.

                                    DILUTION

  Our pro forma net tangible book value as of March 31, 1999 was approximately $5.8 million or $0.21 per share of common stock. After giving effect to the receipt by us of the estimated net proceeds from the sale of the 6,000,000 shares of common stock offered by us at an initial public offering price of $6.00 per share, we had a pro-forma as adjusted net tangible book value of approximately $38.2 million, or $1.13 per share of common stock. Net tangible book value per share, as adjusted, represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. This represents an immediate increase in the net tangible book value of $0.92 per share to existing stockholders and an immediate dilution of $4.87 per share to new investors. The following table illustrates this per share dilution:

   Initial public offering price per share........................       $6.00
     Pro forma net tangible book value per share.................. $0.21
     Increase per share attributable to new investors.............  0.92
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    this offering.................................................        1.13
                                                                         -----
   Pro forma dilution per share to new investors..................       $4.87
                                                                         =====

  The following table sets forth, on a pro forma basis as of March 31, 1999, after giving effect to the automatic conversion of all outstanding preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering, before deducting estimated underwriting discounts and commissions and offering expenses payable by us at a public offering price of $6.00 per share.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  27,642,574  82.2%  $53,149,341  59.6%      $1.92
   New investors..........   6,000,000  17.8   $36,000,000  40.4        6.00
                            ----------  ----   -----------  ----       -----
     Total................  33,642,574   100%  $89,149,341   100%
                            ==========  ====   ===========  ====

  The table and calculations above exclude:

  . options outstanding as of March 31, 1999, to purchase a total of 5,910,347 shares of common stock, with a weighted average exercise price of $3.45 per share;

  . warrants outstanding as of March 31, 1999 to purchase a total of 2,870,975 shares of common stock, with a weighted average exercise price of $2.31 per share; and

  . an aggregate of 9,500,000 shares of common stock reserved for issuance under our 1992 Stock Option Plan, 1999 Equity Incentive Plan, and 1999 Non-Employee Directors' Stock Option Plan.

                            SELECTED FINANCIAL DATA

  The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected financial information in conjunction with our Consolidated Financial Statements and related Notes and with "Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from and are qualified in their entirety by our Consolidated Financial Statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. The consolidated statement of operations for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           Three Months
                                   Year Ended December 31,                Ended March 31,
                          ----------------------------------------------  ----------------
                           1994      1995     1996      1997      1998     1998     1999
                          -------  --------  -------  --------  --------  -------  -------
                                    (in thousands, except per share data)
Consolidated Statement
of Operations Data:
Net revenues............  $    -   $     -   $    -   $     86  $  1,199  $    64  $   309
Cost of revenues (1)....       -         -        -         84     2,161      143       85
                          -------  --------  -------  --------  --------  -------  -------
Gross profit (loss).....       -         -        -          2      (962)     (79)     224
Operating expenses:
  Research and
   development..........    2,004     2,268    3,039     4,422     5,792    1,075    1,887
  Sales and marketing...      447     1,558    2,711     4,032     4,496      856    1,882
  General and
   administrative.......      939       927    1,292     1,694     2,310      451      737
  Amortization of
   deferred stock
   compensation (2).....       -         -       955       867     3,881      537    1,665
                          -------  --------  -------  --------  --------  -------  -------
    Total operating
     expenses...........    3,390     4,753    7,997    11,015    16,479    2,919    6,171
                          -------  --------  -------  --------  --------  -------  -------
Loss from operations....   (3,390)   (4,753)  (7,997)  (11,013)  (17,441)  (2,998)  (5,947)
Other income (expense),
 net....................       53       (24)     220       580       580       74      101
Settlement received
 (3)....................      750        -        -         -         -        -        -
                          -------  --------  -------  --------  --------  -------  -------
Net loss................  $(2,587) $ (4,777) $(7,777) $(10,433) $(16,861) $(2,924) $(5,846)
                          =======  ========  =======  ========  ========  =======  =======
Net loss attributable to
 common stockholders....  $(2,587) $ (4,777) $(7,902) $(10,448) $(18,423) $(2,990) $(5,979)
                          =======  ========  =======  ========  ========  =======  =======
Net loss per common
 share--basic and
 diluted (4)............  $(80.84) $(154.10) $(10.85) $  (4.87) $  (5.80) $ (1.09) $ (1.54)
                          =======  ========  =======  ========  ========  =======  =======
Shares used in per
 common share
 calculation--basic and
 diluted (4)............       32        31      728     2,145     3,178    2,740    3,881
                          =======  ========  =======  ========  ========  =======  =======

                                    As of December 31,                 As of
                          -----------------------------------------  March 31,
                           1994   1995     1996    1997      1998      1999
                          ------ -------  ------ --------  --------  ---------
                                           (in thousands)
Consolidated Balance
 Sheet Data:
Cash, cash equivalents
 and short-term
 investments............. $  712 $   340  $6,670 $    899  $ 11,648  $  8,307
Working capital..........    872     401   6,222   (3,206)    9,702     5,974
Total assets.............  1,123   7,140   7,385    1,303    13,634    10,083
Mandatory redeemable
 convertible preferred
 stock...................     -       -   14,037   14,052    38,005    38,137
Total stockholders'
 equity (deficit)........ $1,040 $(1,215) $6,467 $(16,978) $(27,900) $(31,697)

-------
(1) Our cost of revenues for the year ended December 31, 1998 includes a $1.2 million expense attributable to the write-off of capitalized costs relating to the acquisition of technology no longer useful to the development of BeOS.
(2) This expense relates to amortization of deferred compensation which was recorded by us and which represents the difference between the deemed fair value of our common stock, as determined for accounting purposes and the exercise price of options at the date of grant.
(3) The settlement received relates to the resolution of a dispute with a supplier. In connection with the settlement, the supplier paid us $750,000.
(4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing net loss per common share--basic and diluted.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, those statements including the words, "expects", "anticipates", "intends", "believes", and similar language. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in the sections titled "Risk Factors" and "Business" in this prospectus.

Overview

  Be was founded in 1990. We develop and sell BeOS, an operating system designed for digital media applications and Internet appliances. Prior to 1997, we had no revenues and our operations consisted primarily of research and development. In December 1998, we shipped the first version of BeOS that was targeted primarily to end users. Prior releases were targeted primarily to software developers.

  Our revenues are generated primarily from the following sources: sale of BeOS to resellers and distributors, and direct sales of BeOS to end users through our BeDepot.com Web site. We also generate revenue by collecting commission from sales of third party software through our BeDepot.com Web site. In the future, we also expect our revenues to be generated from royalties received from OEMs bundling BeOS on their products. In an attempt to increase the number of BeOS users and increase market acceptance of BeOS, we may choose to forego immediate revenue potential by providing BeOS at little or no cost.

  Our agreements with third party software vendors provide that we will sell and, if desired by the customer, electronically distribute software that has been written for BeOS. We do not carry inventory in connection with the third party software sold through our Web site.

  We defer revenues from sales to distributors and resellers. We also defer an allocated portion of revenues attributable to free product upgrades. We recognize revenues from sales to distributors and resellers when we have evidence that our product has been sold to end users. For example, we typically recognize revenue when we receive confirmation from the distributor or reseller of sales to end users. Revenues deferred due to free product upgrades are recognized as upgrades are shipped. As of March 31, 1999, we had $747,000 in deferred revenues.

  Our cost of revenues consist primarily of the cost of packaging, software duplication, documentation, translation and product fulfillment. We use a third party fulfillment house to store, package and ship BeOS in retail channels. We also include in the cost of revenues the amortized costs relating to the license of third party technology used in the development of BeOS.

  Our research and development expenses consist primarily of compensation and related costs for research and development personnel. We also include in research and development expenses the costs relating to licensing of technologies and amortization of costs of software tools used in the development of BeOS. Costs incurred in the research and development of new releases and enhancements of BeOS are expensed as incurred. These costs include cost of licensing technology that is incorporated into a product or an enhancement which is still in preliminary development and technological feasibility has not been established. Once the product is further developed and technological feasibility has been established, development costs are capitalized until the product is available for general release. To date, products and enhancements have generally reached technological feasability and have been released for sale at substantially the same time. We expect that research and development expenses will increase substantially in the future as we further develop and enhance BeOS and develop new products including those intended for the Internet appliances market.

  Our sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related expenses for attending trade shows. We also include costs relating to third party application developers, including partial funding of their development costs and cost of technical support provided to them in our sales and marketing expenses.

  In 1996 and 1997, we developed and shipped the "BeBox," a multiprocessor hardware platform installed with initial versions of BeOS. The BeBox was developed primarily for the purpose of promoting development of applications for BeOS. We shipped the BeBox to software developers who would then write applications to run on BeOS. When third party hardware platforms suitable for development of BeOS applications became available at the beginning of 1997, we stopped shipping the BeBox. We subsidized the cost of BeBoxes purchased by the development community. Cash received from developers resulting from shipment of BeBoxes was netted against the cost of manufacturing the BeBoxes, and the resulting expense was charged to sales and marketing.

  We expect our sales and marketing expenses to increase substantially as we promote awareness of BeOS. We plan to initiate an advertising and a direct marketing campaign, by increasing print and Internet-based advertising, distributing demonstration copies of BeOS to targeted potential customers, and hiring additional sales and marketing personnel. We expect that sales and marketing expenses will also increase as we expand our domestic and international distributor and reseller channel and hire new personnel, establish new facilities and increase distributor and reseller promotions. Sales and marketing expenses will also increase as we further develop and expand our relationships with third party application developers including providing developers technical support and financial incentives by partially funding their development costs.

  General and administrative expenses consist primarily of compensation and related expenses for finance and accounting personnel, professional services and related fees, occupancy costs and other expenses. General and administrative expenses may increase in the future as we expand our existing facilities or relocate to new facilities that better address any growth that we may experience. We also expect general and administrative expenses to increase as we hire additional personnel and incur costs related to the anticipated growth in our business and cost of operating as a public company.

  We market and sell our products in the United States and internationally. International sales of products accounted for approximately 53% and 61% of total revenues for the year ended December 31, 1998 and the three month period ended March 31, 1999, respectively. We have a subsidiary located in France to market and sell our products in Europe. In addition, we may in the future open new offices in other countries to market and sell in those countries and surrounding regions. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources and we cannot be certain that our investments in establishing offices in other countries will produce desired levels of revenues. While the majority of our international revenues are presently denominated in US dollars, we expect an increasing portion of our international revenues to be denominated in local currencies. We do not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, future fluctuations in currency exchange rates may adversely affect revenues from international sales.

  From time to time in the past, we have granted stock options to employees, consultants and non-employee directors and expect to continue to do so in the future. As of March 31, 1999, we had recorded deferred compensation related to these options in the total amount of $17.5 million representing the difference between the deemed fair value of our common stock, as determined for accounting purposes, and the exercise price of option at the date of grant. Of this amount, $955,000 had been amortized in 1996, $867,000 amortized in 1997, $3.9 million in 1998 and approximately $1.7 million in first quarter of 1999. Future amortization of expense arising out of options granted through March 31, 1999 is estimated to be $4.9 million for the remaining nine months of 1999, $3.4 million for the year ended 2000, $1.4 million for the year ended 2001, and $387,000 for the year ended 2002. We amortize the deferred compensation charge monthly over the vesting period of the underlying option.

Comparison of the Three Month Period ended March 31, 1999 to the Three Month Period Ended March 31, 1998

  Net Revenues. Net revenues increased $245,000 to $309,000 for the three month period ended March 31, 1999 from $64,000 for the three month period ended in March 31, 1998. This increase is primarily attributable to sales of the first version of BeOS targeted primarily to end users.

  Cost of Revenues. Cost of revenues decreased $58,000, or 41%, to $85,000 for the three month period ended March 31, 1999 from $143,000 for the three month period ended March 31, 1998. The cost of revenues for the three month period ended March 31, 1998 includes $68,000 of amortized costs associated with licensed technology incorporated in BeOS which are not present in the three month period ended March 31,1999.

  Research and Development. Research and development expenses increased $812,000, or 76%, to $1.9 million for the three month period ended March 31, 1999 from $1.1 million for the three month period ended March 31, 1998. The increase is primarily attributable to the hiring of additional research and development personnel and increased costs of licensing third party technology used in the development of BeOS. The increased cost attributable to research and development personnel is approximately $522,000 which includes a one-time charge of approximately $145,000 relating to the grant of immediately vested stock options and the acceleration of vesting of stock options previously issued to an employee. Costs of licensing of third party technology increased approximately $278,000.

  Sales and Marketing. Sales and marketing expenses increased $1 million to $1.9 million for the three month period ended March 31, 1999 from $856,000 for the three month period ended March 31, 1998. This increase is primarily attributable to hiring of additional sales and marketing personnel and to the costs relating to our third party developer programs including financial incentives in the form of partial funding of developers' costs and technical support provided to developers. Sales and marketing expenses also increased due to amortization of purchased technology related to the acquisition of StarCode, a software development company. The increased cost attributable to sales and marketing personnel is approximately $565,000 which includes a one-time charge of approximately $347,000 relating to grant of immediately vested stock options. Costs of third party developer programs including financial incentives increased approximately $310,000. Amortization expense related to the acquisition of StarCode for the three month period ended March 31, 1999 was $91,000.

  General and Administrative. General and administrative expenses increased $286,000, or 63%, to $737,000 for the three month period ended March 31, 1999 from $451,000 for the three month period ended March 31, 1998. This increase was primarily attributable to increases in professional services and related fees, increased personnel and related costs, and expansion of leased facilities.

  Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation increased $1.1 million to $1.7 million for the three month period ended March 31, 1999, from $537,000 for the three month period ended in March 31, 1998. These amounts represent the allocated portion of the difference between the deemed fair value of our common stock and the exercise price of stock options granted by us to employees, consultants and non-employee directors.

  Other Income (Expense), Net. Net other income increased $27,000, or 36%, to $101,000 for the three month period ended March 31, 1999 from $74,000 for the three month period ended March 31, 1998. The increase is primarily attributable to increased interest income on the investment of net proceeds from the sale of our preferred stock in 1998.

Comparison of the Year Ended December 31, 1998 to the Year Ended December 31,
1997

  Net Revenues. Net revenues increased $1.1 million to $1.2 million for the year ended December 31, 1998 from $86,000 for the year ended December 31, 1997. The increase is attributable to sales of the version of the BeOS targeted primarily to end users. During 1998, we established a distribution channel of resellers to distribute BeOS to end users. As a result of sales to this channel, sales in Asia accounted for approximately 37% of our net revenues for the year ended December 31, 1998.

  Cost of Revenues. Cost of revenues increased $2.1 million to $2.2 million for the year ended December 31, 1998 from $84,000 for the year ended December 31, 1997. Our cost of revenues for the year ended December 31, 1998 include $1.2 million attributable to a one-time, non-cash write-off of costs relating to acquisition of technology which was used with BeOS. This write-off relates to the cost of licensing a development tool which compiled software for use in versions of BeOS for two microprocessor architectures. However, the performance characteristics of this tool on one of the microprocessor architectures did not meet its requirements as a development tool for BeOS on this architecture. In addition, the manufacturer of systems based on the other microprocessor architecture announced that it would not release details of any of its future systems. As a result, the cost of licensing this technology was no longer recoverable from future forecasted revenues and a $1.2 million non-cash write-off was taken.

  Research and Development. Research and development expenses increased $1.4 million, or 31%, to $5.8 million for the year ended December 31, 1998 from $4.4 million for the year ended December 31, 1997. The increase is primarily attributable to hiring of additional research and development personnel and increased costs of licensing third party technology used in the development of BeOS.

  Sales and Marketing. Sales and marketing expenses increased $464,000, or 12%, to $4.5 million for the year ended December 31, 1998 from $4.0 million for the year ended December 31, 1997. The increase is primarily attributable to hiring additional sales and marketing personnel in advance of the first version of BeOS targeted primarily to end-users. The increase in sales and marketing is also attributable to amortization of purchased technology related to the acquisition of StarCode and costs relating to establishing our developer programs, including technical and financial incentives to third party developers. In May 1998, we purchased StarCode for $567,000 in cash. The cost of the StarCode acquisition was capitalized and is amortized as purchased Web site technology and will be expensed through the end of 1999. Amortization expense related to the acquisition of StarCode for the year ended December 31, 1998 was $242,000.

  General and Administrative. General and administrative expenses increased $616,000, or 36%, to $2.3 million for the year ended December 31, 1998 from $1.7 million for the year ended December 31, 1997. The increase was primarily attributable to an increase in professional services and legal fees relating to various licensing and technology acquisition activities, expansion of our leased facilities, and hiring of additional administrative personnel.

  Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation increased $3.0 million to $3.9 million in 1998 from $867,000 in 1997. These amounts represent the allocated portion of difference between the deemed fair value of our common stock and the exercise price of stock options granted by us to employees, consultants, and non-employee directors.

  Other Income (Expense), Net. We had net other income of $580,000 for each of the years ended December 31, 1998 and December 31, 1997. The other income in 1998 was primarily attributable to $650,000 in net interest income generated by the investment of proceeds from the sale of Series 2 Preferred Stock in 1998, as compared to $89,000 in net interest income for the year ended December 31, 1997. We also realized income of $550,000 in 1997 related to a feasibility study we performed for a third party.

Comparison of the Year Ended December 31, 1997 to the Year Ended December 31,
1996

  Net revenues. Net revenues were $86,000 for the year ended December 31, 1997. We recognized no revenues for the year ended December 31, 1996. Prior to 1997, our operations consisted primarily of research and development activities. We began recognizing revenue on shipments of BeOS in July 1997.

  Cost of Revenues. Cost of revenues was $84,000 for the year ended December 31, 1997. We had no revenues and as a result, no cost of revenues for the year ended December 31, 1996.

  Research and Development. Research and development expenses increased $1.4 million, or 46%, to $4.4 million for the year ended December 31, 1997 from $3.0 million for the year ended December 31, 1996. The increase is primarily attributable to hiring of additional research and development personnel and costs related to licensing of technologies and amortization of software tools used for the development of BeOS.

  Sales and Marketing. Sales and marketing expenses increased $1.3 million, or 49%, to $4.0 million for the year ended December 31, 1997 from $2.7 million for the year ended December 31, 1996. The increase is primarily attributable to hiring of additional sales, marketing and customer support personnel to promote BeOS, increased participation at trade shows, and preparation and distribution of promotional material. Included in sales and marketing expenses for the year ended in 1996 and 1997 is $715,000, and $857,000, respectively, relating to expenses of developing, manufacturing and selling the BeBox, net of any proceeds received from the sale of the BeBox. We stopped shipping the BeBox in early 1997 and, as a result, did not have sales and marketing expenses relating to the BeBox in 1998.

  General and Administrative. General and administrative expenses increased $402,000, or 31%, to $1.7 million for the year ended December 31, 1997 from $1.3 million for the year ended December 31, 1996. The increase was primarily attributable to an increase in professional services and related fees arising from increased licensing activities and recruiting efforts.

  Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased $88,000, or 9%, to $867,000 in 1997 from $955,000 in 1996. These amounts represent the allocated portion of the difference between the deemed fair value of our common stock and the exercise price of stock options granted by us to employees and consultants.

  Other Income (Expense), Net. Net other income increased approximately $360,000 to $580,000 for the year ended December 31, 1997 from $220,000 for the year ended December 31, 1996. This income was primarily attributable to miscellaneous income of $550,000 from a feasibility study performed for a third party.

Selected Quarterly Results of Operations

  The following table sets forth certain unaudited statements of operations data for the five quarters ended March 31, 1999. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the information when read in conjunction with our audited financial statement and the attached notes. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                  Quarter Ended
                             ---------------------------------------------------------
                             March 31, June 30,  September 30,  December 31, March 31,
                               1998      1998         1998          1998       1999
                             --------- --------  -------------- ------------ ---------
                                                 (in thousands)
   Net revenues............   $    64  $   602      $   226       $   307     $   309
   Cost of revenues........       143    1,620           99           299          85
                              -------  -------      -------       -------     -------
   Gross profit (loss).....       (79)  (1,018)         127             8         224
   Operating expenses:
     Research and
      development..........     1,075    1,951        1,270         1,496       1,887
     Sales and marketing...       856    1,027          887         1,726       1,882
     General and
      administrative.......       451      678          549           632         737
     Amortization of
      deferred stock
      compensation.........       537    1,078        1,097         1,169       1,665
                              -------  -------      -------       -------     -------
       Total operating
        expenses...........     2,919    4,734        3,803         5,023       6,171
                              -------  -------      -------       -------     -------
   Loss from operations....    (2,998)  (5,752)      (3,676)       (5,015)     (5,947)
   Other income (net)......        74      195          148           163         101
                              -------  -------      -------       -------     -------
   Net loss................   $(2,924) $(5,557)     $(3,528)      $(4,852)    $(5,846)
                              =======  =======      =======       =======     =======
   Net loss attributable to
    common stockholders....   $(2,990) $(5,654)     $(3,625)      $(6,154)    $(5,979)
                              =======  =======      =======       =======     =======

   In the first quarter of 1998, we released an enhanced version of BeOS. Sales of this version of BeOS, as well as the launch of our BeDepot.com Web site, which enabled customers to purchase BeOS directly from us, resulted in increased revenues of $602,000 for the second quarter of 1998.

  Our net revenues in the third quarter of 1998 decreased to $226,000 due to, we believe, potential customers deferring their purchases in anticipation of the release in fourth quarter of 1998 of the first version of BeOS targeted primarily to end users. In December 1998, we released version 4.0, the first version of BeOS targeted primarily to end users and had revenues of $307,000 in the quarter that ended December 31, 1998. Net revenues in the fourth quarter were net of $332,000 in deferred revenues relating to sales made to distributors and resellers and revenue which was deferred due to free upgrades provided to retail customers who purchased the version 4.0 of BeOS. Revenues deferred from sales to resellers and distributors are generally recognized when we have evidence that our product has been sold by the reseller or distributor to end users. For example, when we receive confirmation from the reseller or distributor of the sale to the end user. Revenues deferred due to free product upgrades are recognized when BeOS upgrades are shipped. Net revenues increased slightly to $309,000 for the first quarter of 1999. We recorded deferred revenue of $355,000 in the first quarter of 1999 relating to shipments to resellers and distributors and free upgrades of BeOS for retail purchasers of BeOS. Our first quarter 1999 net revenues included $125,000 of revenues related to a distributor, which were previously deferred and which were recognized by confirmation of sales by the distributor to end users.

  Amortization of licensed or acquired technology in the amount of $113,000 was charged in the first quarter of 1998. In the second quarter of 1998, we amortized $157,000 of costs relating to licensed technology and wrote-off $1.2 million of costs relating to technology which was used with BeOS, the cost of which was no longer recoverable from forecasted revenues.

  Quarterly fluctuations in sales and marketing expenses relate primarily to increased sales and marketing personnel and related costs, attendance at trade shows and costs relating to our developer programs. Sales and marketing expenses may fluctuate in the quarter as we increase our advertising and promotional efforts prior to product releases and upgrade introductions and participate in various trade shows and developer conferences. Our sales and marketing expenses in the second quarter of 1998 increased primarily due to additional sales and marketing personnel and related costs, increased costs relating to trade show attendance, and costs of establishing our third party developer programs. In the second quarter of 1998, we began amortizing the acquisition costs of purchased Web site technology from the acquisition of StarCode.

  Quarterly fluctuations in research and development expenses relate primarily to costs associated with increased personnel and related costs and the costs of licensing technology used for development of BeOS. Research and development expenses increased in the second quarter of 1998 primarily due to the costs of licensing software tools used in the development of BeOS.

  Our quarterly and annual operating results will likely vary significantly from quarter to quarter in the future due to a number of factors, many of which are outside our control, including:

  .  demand for and acceptance of our operating system;

  . deferral of customer orders in anticipation of new products, product enhancements or upgrades by us or by our competitors;

  . the timing and availability of key applications developed by third parties to be used in BeOS;

  .  delays and defects in BeOS;

  . ability to attract and retain key strategic partners, including OEMs and third party application developers;

  .  new product releases and product enhancements by us and our competitors;

  . changes in our pricing policies or the pricing policies of our competitors;

  . the mix of sales channels through which our products and services are sold;

  .  the mix of domestic and international sales;

  . risks inherent in international operations, including foreign currency fluctuations;

  .  potential acquisitions and integration of technology or businesses;

  . changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation; and

  .  impact of any Year 2000 issues.

  Any one or all these factors could materially adversely affect our business and results of operations.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through the sale of our equity securities and through borrowing arrangements. As of March 31, 1999, we had $8.3 million in cash and cash equivalents and short-term investments.

  Cash and cash equivalents and short-term investments increased $10.7 million to $11.6 million at December 31, 1998, from $899,000 at December 31, 1997. This increase is primarily attributable to net proceeds from the sale of Series 2 convertible preferred stock.

  Cash used in operating activities increased $1.3 million to $9.9 million for the year ended December 31, 1998 as compared to $8.6 million for the year ended December 31, 1997. This increase is primarily attributable to increase in net loss during the year ended 1998 and an increase in accounts receivable.

  Cash used in investing activities increased approximately $14.8 million to $10.3 million for the year ended December 31, 1998 as compared to cash provided from investing activities of $4.5 million for the year ended December 31, 1997. This increase is primarily attributable to purchases of short-term investments from proceeds of the sale of Series 2 convertible preferred stock, acquisition of licensed technology, purchase of StarCode, and acquisition of computer hardware, software and other equipment.

  Cash provided by financing activities increased $19.9 million to approximately $22.9 million for the year ended December 31, 1998 as compared to $3.0 million for the year ended December 31, 1997. This increase is primarily attributable to net proceeds received from the sale of Series 2 convertible preferred stock.

  We require substantial working capital to fund our operations. We expect to continue to experience losses from operations and negative cash flows for at least the next twelve month period. The proceeds of this offering will be used for working capital and general corporate purposes, including any expansion of our sales and marketing efforts, increase in research and development activities, and license and acquisition of new technologies.

  Since inception, we have experienced losses and negative cash flow from operations and expect to continue to experience significant negative cash flow in the foreseeable future. While our current lack of adequate financial resources raises substantial doubt regarding our ability to continue as a going concern, we believe that upon the closing of this offering and the receipt of the net proceeds of this offering, we will have sufficient cash to meet our presently anticipated cash needs for at least the next 12 months. There is no guarantee that this offering can be closed. Absent the closing of this offering, any other sale of our capital stock, borrowing, or other arrangement that would generate adequate funds, none of which may be available to us or are certain to occur, we will be unable to meet our presently anticipated cash needs during the next 12 month period. In addition, even if we raise sufficient funds to meet our anticipated cash needs during the next 12 month period, in the future, we may need to raise additional capital and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, if and when needed, we may not be able to further develop or enhance BeOS, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our business and results of operations.

Year 2000 Issue

  The "Year 2000 Issue" is typically the result of limitations of certain software written using two digits rather than four digits to define the applicable year. If software with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000.

 Risks

  We believe that our principle product, BeOS, has been designed to avoid the Year 2000 Issue. However, if for any reason, BeOS is not Year 2000 compliant, we could face unexpected expenses redesigning BeOS, which could harm our business and reputation and delay any market acceptance for BeOS.

  In addition, our operating system operates in complex network environments and directly and indirectly interacts with a number of other hardware and software systems and applications. These hardware system and software applications may contain errors or defects associated with the Year 2000 Issue. We are presently unable to predict to what extent our business may be affected if hardware systems or software applications and tools that operate in conjunction with our operating system experience the Year 2000 Issue. Known or unknown errors or defects that affect the operation of BeOS, when used in conjunction with other hardware or software, could result in delay or loss of revenue, interruption of our Web site product distribution, damage to our reputation and possible litigation, any of which could materially adversely affect our business and results of operations.

  We also depend on the Internet and more specifically on our BeDepot.com Web site for release and distribution of BeOS and related support tools and applications. The Internet is a medium which is susceptible to the Year 2000 Issues. The Year 2000 Issue could result in a system failure or miscalculations causing significant disruption of our Web site operations, including, among other things, interruptions in the distribution of BeOS and related support tools and applications over the Internet. This could also include disruption in the distribution of third party software applications over our electronic commerce Web site. It is possible that this disruption will continue for an extended period of time. Any disruption in our Web site operations or our electronic commerce site could result in loss of revenues and could harm our reputation and business. Also, Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially and adversely affect our business.

 Readiness

  We have initiated an internal review of our information systems including software programs used in our accounting and financial reporting functions. Based on our review to date and preliminary information gathered from third party vendors, we do not believe that there are any significant Year 2000 Issues relating to our information systems. However, our review to date has been preliminary and is not expected to be completed until the third quarter of 1999. We will continue to request vendors of the material hardware and software components of our information systems to provide assurances of their Year 2000 compliance. We plan to complete this process during the third quarter of 1999. We are currently assessing our material non-information technology systems and will seek assurances of Year 2000 compliance from providers of these systems. Our costs incurred to date with respect to Year 2000 compliance have not been significant. While we believe our future Year 2000 compliance costs will not be significant, we have no way of ascertaining this until our testing is complete and key vendors and suppliers are contacted. We may not be able to completely evaluate whether our systems will need to be revised or replaced and the cost associated with such efforts. If our efforts to address Year 2000 risks are not successful, or if suppliers or other third parties with whom we conduct business do not successfully address such risks, it could have a material adverse effect on our business.

 Contingency Plans

  We have not yet fully developed a comprehensive contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. Development of contingency plans is in progress and is expected to be developed in detail and expanded during the second half of 1999. We may not be able to develop a contingency plan that will adequately address all Year 2000 issues. Our failure to develop and implement, if necessary, an appropriate contingency plan could materially adversely affect our business and results of operations.

Quantitative and qualitative disclosures about market risk

  We considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." We had no holdings of derivative financial or commodity instruments at March 31, 1999. However, we are exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Much of our revenue and capital spending is transacted in U.S. dollars. However, the expenses and capital spending of our French subsidiary are transacted in French francs. Results of operations from our French subsidiary are not material to the results of our operations, therefore, we believe that foreign currency exchange rates should not materially adversely affect our overall financial position, results of operations or cash flows. We believe that the fair value of our investment portfolio or related income would not be significantly impacted by increases or decreases in interest rates due mainly to the short-term nature of our investment portfolio. However, a sharp increase in interest rates could have a material adverse effect on the fair value of our investment portfolio. Conversely, sharp declines in interest rates could seriously harm interest earnings of our investment portfolio.

  The table below presents principal amounts by expected maturity (in U.S. dollars) and related weighted average interest rates by year of maturity for our investment portfolio.

                                                 1999    Thereafter   Total
                                              ---------- ---------- ----------
   Federal Government Obligations............ $5,264,000    $ --    $5,264,000
    Weighted Average Interest Rate...........      5.53%      --         5.53%
   Corporate Debt Obligation................. $2,990,000      --    $2,990,000
    Weighted Average Interest Rate...........      6.86%      --         6.86%
                                              ----------    ----    ----------
   Total Portfolio, excluding equity
    securities .............................. $8,254,000    $ --    $8,254,000
                                              ==========    ====    ==========

Recent Accounting Pronouncements

  In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No. 98-1 or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We are currently evaluating the impact of SOP 98-1 on our financial statements and related disclosures.

  In December 1998, AcSEC released Statement of Position 98-9 or SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition." SOP 98-9 amends SOP 97-2 to require that an entity recognized revenue for multiple element arrangements by means of the "residual method" when:

  . there is no vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting;

  . VSOE of fair value does not exist for one or more of the delivered elements;

  . VSOE of fair value does not exist for one or more of the delivered elements; and

  . all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE) of the fair value of each delivered element are satisfied.

  The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. We are currently evaluating the impact of the requirements of SOP 98-9 and the effects, if any, on our current revenue recognition policies.

  In April 1998, the AcSEC issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We believe the adoption of SOP 98-5 will not have a material impact on our results of operations.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. We do not currently hold derivative instruments or engage in hedging activities.

                                    BUSINESS

Overview

  We offer BeOS, an operating system designed for digital media applications and Internet appliances. BeOS is capable of providing faster and more predictable processing times for digital media applications than traditional desktop operating systems. BeOS can run on a wide range of devices including Internet appliances, desktop PCs and high-performance multiprocessor workstations. BeOS allows users to simultaneously operate multiple audio, video, image processing and Internet-based software applications while maintaining system stability, media quality and processor performance. BeOS provides professional users and enthusiasts with an environment to quickly and easily develop applications and digital content such as audio, video, animation and images, and is designed to facilitate the integration of new technologies. BeOS is also architected to address the market-specific requirements of PC OEMs, Internet appliance and consumer electronic manufacturers. The modular nature of BeOS allows OEMs to incorporate only those features of our operating system that are required for a particular device, to deliver specific content and to meet the cost target for that device. Using BeOS, OEMs can develop products and services tailored to specific markets without compromising the quality, stability and performance of digital media applications delivered to the user. The combination of an efficient, new operating system designed for fast performance and rich digital media applications make BeOS an ideal solution for a broad range of devices from high performance desktop computers to devices primarily used to access the Internet.

Industry Background

 The Evolution of Operating Systems

  Operating systems are software programs that control the functionality of computers and consumer electronic devices. Operating systems manage how the computer interacts with the user, such as how programs are launched, how information from programs or the operating system itself is presented to the user on the screen and how the computer presents icons and screen displays that allow a user to interpret the operations of the computer. In addition, operating systems coordinate the operation of software applications, hardware and peripheral devices, and provide tools that enable the development of software applications.

  A variety of desktop operating systems are in use today such as Microsoft Windows (including Windows 98, Windows CE and Windows NT), Apple Mac OS, UNIX, Linux and IBM's OS/2. These traditional operating systems are based largely on design concepts pioneered in the 1970s and 1980s to support text-intensive software applications like word processing, basic spreadsheet and database operations. Due to the cost and technical limitations of computer hardware during this time, operating systems and applications were not originally architected to support the demanding needs of applications that utilize audio, video, image, and 3D animation.

  Technical advances and the declining price of computer hardware have helped to dramatically increase the number of personal computer users. Operating systems also improved and increased the ease of use and functionality of personal computers. For example, operating systems such as Apple Mac OS and Microsoft's Windows operating systems began to incorporate intuitive, icon-driven graphical user interfaces, supplanting the complicated set of text-based commands used in older systems. These easier-to-use interfaces have helped encourage the growth of office productivity applications like enhanced word processing and spreadsheet applications, presentation graphics and electronic mail. In most cases, however, these improved user interfaces were layered on top of older operating system architectures.

 The Growth of Digital Media

  Advances in computing technologies have led to the creation of software applications and devices that can capture, synthesize, manipulate and store images and sounds in a digital format. These images and sounds, often called "digital media," are used by professionals and consumers alike on a wide variety of computer and entertainment platforms.

  The music industry initially embraced digital technology in the 1980s by introducing CDs for audio playback. Later, the application of digital technologies expanded to include video and graphics images, enabling a variety of devices that are capable of capturing and displaying digital images. Today, these devices include digital cameras, digital video camcorders, direct satellite receivers, digital TV and DVDs. Digital media allows users to create, edit and deliver a full range of audio, video, images and animation for use in games, film, television and the Internet. Many of today's feature films, advertisements, video programming and games include realistic animation, audio and video streams and still images, all created, combined and distributed using digital technologies.

  As users have embraced digital media, they have come to expect richer content, high resolution audio, video and images when using personal computers, consumer electronic devices and software applications. With the growth of the Internet, many users are also demanding the same level of high resolution audio, real-time video and detailed 3D graphics and animation delivered over the Internet. However, existing operating system architectures have increasingly become a key limiting factor in meeting these demands. For example, layer upon layer of legacy programming and an increasingly larger code base interfere with the ability of modern processors to efficiently run multiple high-bandwidth applications and files. File systems designed for word processing documents and spreadsheets are not easily adaptable to the significant storage and bandwidth requirements of digital video and audio. To access and manipulate this content, users have generally had to purchase high-performance computers, sophisticated software applications and other third-party hardware. These systems are hard to integrate, costly and not intended for the mainstream consumer. Even with these systems, users are often unable to experience the full potential of digital media due to the design limitations inherent in the operating systems serving as the platform for these systems.

  An increasing number of telecommunication companies are introducing high speed communication services, referred to as broadband services. As a result, broadband capabilities are becoming more readily available and leading developers are placing increasing focus on how to provide enhanced digital media content to users. Developers, however, face significant obstacles in creating applications to provide this media-rich content to users within constraints of traditional operating systems. Although traditional operating systems support the ability to run multiple applications simultaneously, they can often become unstable and non-responsive when using applications that demand significant processing or memory resources, such as digital media. Applications running on traditional operating systems are also limited in their ability to decode digital audio and video streams due to the operating systems' inability to allocate processor capacity efficiently and prioritize tasks. While a variety of technologies have improved the user's Internet experience by accelerating data transmission rates and broadening the array of content delivered online, the underlying operating system technology has remained relatively static.

 Increase in Digital Media Content on the Internet

  The Internet has evolved from a mass of static, text-oriented Web pages and basic email services to a richer environment, with a growing ability to deliver interactive digital media content to users. For example, new streaming media and other technologies have enabled users to play live and recorded audio and video clips, enjoy Internet-based animation and download applications while online.

  The proliferation of digital media content on the Internet and the declining price of PCs has enabled people worldwide to electronically share information, communicate, conduct business and be entertained. International Data Corporation ("IDC") estimates that the number of Internet users will grow from approximately 100 million worldwide in 1998 to approximately 319 million worldwide by the end of 2002. This growth is expected to be driven in part by the large and growing number of PCs installed in homes and offices and easier, faster and less expensive access to broadband technologies such as cable modems and Digital Subscriber Lines, or "DSL," a new digital telecommunication protocol designed to allow high speed communication over existing copper telephone lines. Though the price/performance of PCs has substantially improved, their cost and complexity remains a limiting factor in making the Internet as ubiquitous as televisions or telephones.

 Emergence of the Internet Appliance

  Access to the Internet today is primarily accomplished using PCs. As new users seek access to the Internet, hardware manufacturers have recognized the need to create a class of low-cost, easy to use devices often referred to as "Internet appliances." Internet appliances are any device primarily used for accessing the Internet and using Internet-based content, services and applications. Internet appliances are generally expected to provide ease of use and affordability similar to widely used consumer electronic devices such as television. Excluding PCs, IDC currently projects:

  . worldwide shipments of Internet appliances will grow from 5.9 million units in 1998 to over 55.7 million in 2002;

  . worldwide value of Internet appliance shipments will grow from $2.2 billion in 1998 to more than $15.3 billion in 2002; and

  . more than 151 million Internet appliances installed worldwide by 2002. While customers and OEMs desire low-cost Internet appliances, traditional operating systems are unable to deliver the required functionally in a low-cost manner.

 Constraints Imposed by Traditional Operating Systems

  The growing demand for richer content, audio and video editing and processing capabilities, 3D graphics, and Internet-delivered digital media is placing considerable strain on traditional operating systems. While digital technologies enable the delivery of richer media to professionals, enthusiasts and consumers, currently these users must invest in expensive computers and applications to fully enjoy this media and to develop applications and content. Even when using expensive computing systems, the applications incorporating digital media often disrupt the reliability and usability of traditional operating systems. As a result, the range of digital media capabilities are often limited on basic PC configurations, and traditional operating systems are often challenged in extending and managing the full range of digital audio, video, image and graphics capability to all users. Existing computer systems and new devices, such as Internet appliances, require flexible operating systems that can address a growing range of digital media content without sacrificing system stability, media quality or processor performance. Furthermore, new classes of devices, such as Internet appliances, will require an operating system that electronic manufacturers can adapt to fit their cost, hardware, ease of use, performance and market requirements.

The Be Solution

  We offer BeOS, an operating system designed for digital media applications and Internet appliances. BeOS is capable of providing faster and more predictable processing times for digital media applications than traditional desktop operating systems. BeOS can run on a wide range of devices including Internet appliances, desktop PCs and high-performance multiprocessor workstations. BeOS offers several advantages over traditional operating systems. It allows users to simultaneously operate multiple audio, video, image processing and Internet-based software applications while maintaining system stability, media quality and processor performance. BeOS provides professional users with an environment to quickly and easily develop applications and content, and it is designed to facilitate the integration of new technologies. The modular nature of BeOS allows OEMs to incorporate only those features of our operating system that are required for a particular device, allowing them to deliver specific content while meeting the cost targets for that device. Using BeOS, OEMs can develop products and services tailored to specific markets without compromising the quality, stability and performance of digital media applications delivered to the user. The combination of an efficient, new operating system designed for fast performance and rich digital media applications make BeOS an ideal solution for a broad range of devices from high performance desktop computers to devices primarily used to access the Internet.

  Key elements of BeOS include:

  Optimized Design for Digital Media Applications. BeOS is designed specifically to enable high-performance audio and video applications on a wide range of devices. BeOS is optimized for media manipulation and playback and employs features that provide a stable, accessible environment for the use and development of digital media applications and content. BeOS also employs an advanced, 64-bit file system to meet the file size and bandwidth requirements of digital video applications.

  Support for Simultaneous Execution of Multiple Applications. BeOS allows software applications to be partitioned into several smaller tasks called "threads" and allows these threads to be automatically executed as required by the application and system load. BeOS is able to distribute these threads among one or more processors, giving priority to media tasks performed on the system. This, together with the other features of BeOS, allows simultaneous use of multiple applications that demand significant processing resources, editing and playback of uncompressed, high-resolution video and audio files, and increased efficiency and performance of all applications running on the system.

  System Performance and Stability. BeOS is designed to reduce operating system overhead to a minimum. It makes extensive use of shared code, resulting in the creation of smaller, faster applications. A key element of BeOS' performance and stability is its journaled file system. This file system provides added levels of protection against corrupted files. This feature is not offered by traditional desktop operating systems and results in reduced start-up time for BeOS. Furthermore, BeOS provides fully protected memory which increases operating system stability and helps prevent a crashing application from affecting other applications running on the system.

  Modular, Flexible Architecture. BeOS is based on a modular design that allows new software features, such as drivers, audio and video compression and depression algorithms, known as "codecs," and additional file system support to be used immediately after downloading these features onto the system. Using BeOS, manufacturers and users can update and reconfigure their systems through the Internet or other networks without the need to "re-boot" the system. This modular approach also allows OEMs to incorporate only those elements of BeOS needed for a particular application or device, facilitating the creation of new devices such as Internet appliances and allowing OEMs to address specific price points and markets.

  Scaleable Architecture Allows Use of BeOS on a Wide Range of Systems. BeOS delivers optimized performance on hardware with one to eight processors, ranging from Internet appliances and personal computers priced as low as $295 to sophisticated multi-processor workstations costing more than $50,000. This benefit allows computer and consumer electronic manufacturers to develop products to address multiple market segments using BeOS.

Strategy

  Our objective is to establish BeOS as the premier operating system for professionals, enthusiasts and consumers demanding media-rich content on any hardware platform. Key elements of our strategy include the following:

  Establish Relationships with Key Industry Partners. We intend to establish relationships with industry-leading personal computer and consumer electronic manufacturers, Internet service and content providers. Our goal is to have BeOS used on a wide range of personal computers, devices, applications and systems. By leveraging the established sales, marketing and distribution channels and brand recognition of these key industry partners, we expect to increase the number of BeOS users and encourage the development of applications and devices that enable rich content, capability and Internet access to consumers.

  Expand Base of Application Developers. We intend to increase the number and range of applications that use BeOS, in particular, widely accepted audio, video and game applications. To do this, we will provide application developers financial incentives as well as development, technical and marketing support to encourage the use of BeOS as their operating system of choice. We believe that the capabilities of BeOS make it an ideal choice for application developers, digital media content creators, and Internet-based application and Internet appliance developers.

  Focus on Internet Appliance Applications. We believe the continued growth of the Internet and emergence of Internet appliances provide a significant market opportunity to increase the number of BeOS users. BeOS provides an ideal environment for application developers to create and distribute applications that deliver richer digital media on the Internet. We are establishing an Internet appliance reference model and intend to establish key partnerships with industry-leading Internet appliance developers to embed BeOS in such systems to provide ready Internet access to end users.

  Pursue "Be Everywhere" Marketing Campaign. We expect to aggressively promote BeOS as the operating system of choice among professional digital media content creators, developers of Internet applications and Internet appliances. To do this, we intend to increase print-based and Internet-based advertising and initiate a direct mail campaign. We also intend to identify segments of the computer enthusiast, consumer and professional digital media markets and target tailored promotions to these groups. These promotions will include bundling BeOS with third party applications and distributing demonstration copies of BeOS to targeted potential customers to encourage use and increase awareness of BeOS. We believe that acceptance by these segments provides the best opportunity to capture and maintain a growing customer base of BeOS.

  Leverage Our Technology and Capabilities. We developed BeOS over the course of eight years and have developed a significant body of technical expertise relating to the challenges of handling rich media types and Internet applications. We will leverage this investment to enhance BeOS to deliver optimized performance for next-generation computing platforms. Some of these innovations include the implementation of additional modular functionality, broader device driver support and portability to new computing platforms. To rapidly deliver this functionality to users and applications developers, we intend to release new versions of BeOS at least annually. We believe that this commitment to frequent upgrades and extensions of BeOS will facilitate our ability to better meet the new product development cycle requirements of our customers.

  Promote BeOS as the Standard for Digital Media and Internet
Computing. Differentiating it from existing operating systems that are designed primarily to support enterprise productivity applications, we intend to promote BeOS as the optimal operating system for audio, video, animation and for broadband communications applications. We also will promote the flexibility of BeOS as a logical choice for new classes of computing devices whose primary function is related to the Internet or entertainment rather than business or engineering. Through product differentiation and targeted marketing, we intend to position BeOS as an open, flexible and stable standard for a broad class of applications.

Products and Technologies

 BeOS

  We offer BeOS, an operating system designed for digital media applications and Internet appliances. BeOS was created to support applications that require real-time display of images, video, graphics and other digital media. BeOS enables users to simultaneously operate multiple audio, video, image processing and Internet-based software applications on single or multiple-processor platforms and to access, manipulate and distribute rich media content over the Internet and other networks. Applications currently running on BeOS include music production, digital signal processing, medical imaging and computer-based education applications. End users running BeOS can be large corporate users who require, real-time response to digitally-intensive media applications, audio and video studio professionals, and consumers wishing to edit their family movies and use Internet applications.

  BeOS is packaged in a variety of ways to meet specific market and customer needs. BeOS is available either for retail sales or as a customized version for specific high volume OEMs. For the retail market, BeOS is supplied shrink-wrapped with or without manuals. The manuals are available in English, French, German and Japanese with other language versions planned for the future. To meet the specific needs of the OEM markets, we sell a version without the retail packaging. Support for the product is available through our Web site via email and by direct telephone support.

  BeOS is sold on a per-license basis to customers who purchase the product through retail outlets. OEM customers will be able to purchase BeOS according to individual volume-based agreements between us and the OEM. In addition, OEM customers may pay us a fee for custom development work performed by us to tailor BeOS to an OEM's specific product. We intend to sell specific modules of BeOS to Internet appliance developers. We believe OEMs will appreciate BeOS' modular feature which allows them to purchase and incorporate only those aspects of BeOS required for their devices. This modularity allows them to achieve their desired level of functionality without being required to buy or install a full version of BeOS.

 Key Technologies

  Key technologies of BeOS include:

  . Pervasive Multithreading. On BeOS, an application comprises a group of separate execution units known as "threads." BeOS is heavily multithreaded, from the lowest level of the OS to the applications themselves. Pervasive multithreading enables users to perform a number of different tasks at the same time without facing the system delays and freezes exhibited by other operating systems.

  . Symmetric Multiprocessing. BeOS is optimized to take advantage of hardware with more than one processor. To achieve the maximum performance from all of the processors on the platform, BeOS distributes threads intelligently across the processors while the application is running. The heightened performance achievable on multi-processor systems running on BeOS is especially evident in computationally intensive applications such as 3D modelers, video editors, and audio effects programs.

  . Protected Memory. On BeOS, each application has its own protected memory independent of other applications and BeOS itself. BeOS is designed so that if an application crashes, it does not affect the operation of other applications or the system itself. As a result, users experience significantly better overall system stability as compared to traditional operating systems.

  . 64-bit Journaled File System. BeOS uses a 64-bit file system that enables it to utilize extremely large files thus improving performance of media applications. Since massive data files often associated with digital media do not have to be divided into smaller files, programming is easier and data throughput--integral to any media application--is increased. In addition, the file system is "journaled," which means that the file system remains intact even if the computer was abruptly shut down, for example due to a power failure.

  . Extensive Graphics and Media Libraries. BeOS features a number of components that makes programming simpler. These components, known as "kits," include the Media Kit, for recording, playing, and processing audio and video data; the Interface Kit, which provides tools for building a graphical user interface; the Game Kit, for direct access to graphics hardware, which is essential for creating realistic computer games; and the Network Kit, an object-oriented tool box for the network and Internet access applications. BeOS also provides an implementation of the industry-standard OpenGL 3D graphics library.

  . Modular Architecture. BeOS promotes programming modularity throughout the system, from the device driver level up to the applications themselves. Modularity makes the application designer's job easier since improvements to an application can be "plugged in," rather than requiring that the user install a completely new version of the application. Modularity also gives the users and OEMs a much broader range of application modules that can be mixed and matched. Also, because of modularity at the driver level, a user can install and run a new device driver without rebooting the machine.

  . Internet services. BeOS file sharing is based on standard Internet protocols, allowing users to transfer files to and from users on Windows, UNIX, MacOS, or any other system connected to the Internet. BeOS also includes NetPositive, a BeOS Web browser. Additional services include an Internet mail client that can be extended or replaced by third party developers.

  . Internationalization. BeOS recognizes multibyte Unicode text and fonts, and provides Unicode utilities, thus allowing localization of the operating system to meet the demands of non-English applications.

  Underlying these key features are BeOS components which include the kernel, the servers, and the kits. The kernel is the lowest level and most essential part of BeOS. It is responsible for, among other things, managing system resources and is the only level that interfaces directly with the system hardware. Above the kernel is a wide array of servers which provide higher level services to application processes and to the operating system itself. Finally, the object-oriented set of software kits provides the programmer's interface to the operating system. In addition, the kits combine the functions of the various servers into more complex capabilities. This array of BeOS software provides a wide range of classes and functions that applications can draw upon to deliver broad band media rich capabilities. We intend to continuously extend and improve these components in each release of BeOS.

 Future Products

  We currently plan to ship new versions of BeOS at least annually. Our next release of BeOS is scheduled for the summer of 1999. This new version will offer broader hardware support, improved media services, and a reduced memory footprint. Key features of this new release include support for hardware expansion via Universal Serial Bus and PC Card and a new Media Player with system level support for standard audio and video file formats such as AVI, QuickTime, and MPEG as well as a broad range of audio and video codecs.

  We intend for future versions of BeOS to include support for new hardware, enhancements to performance and reliability, and new features as may be required by OEM partners, Internet appliance manufacturers and market demands.

Marketing, Sales and Distribution

  We market and sell BeOS through three principle channels:

  . personal computer and consumer electronics manufacturers and other OEMs who install BeOS on a variety of systems;

  .  retail channels such as distributors and resellers; and

  . directly to end users through our Web site. Our sales and marketing group consists of approximately 35 people and is located at our corporate headquarters in Menlo Park, California and at our regional office in Paris, France.

  Our sales and marketing group is dedicated to four principal tasks:

  .  increasing the number of BeOS users;

  .  increasing available third-party applications developed for BeOS;

  .  expanding sales to the reseller and distribution channel; and

  .  increasing partnerships with OEMs and Internet appliance manufacturers.

  The target end user markets for BeOS are Internet appliance customers, PC customers using digital media applications, and professional and enthusiast digital media content creators. We are actively pursuing sales in the audio and video professional market, where BeOS delivers a significantly lower cost platform for real-time media editing. We intend to work with key equipment, audio and video suppliers to have BeOS installed on their audio and video creation and editing solutions. We also intend to aggressively pursue the market for digital media-enabled PCs. This market sector is characterized by consumers who want to access, manipulate or edit audio and video content and play electronic games. We intend to create awareness for BeOS through a "Be Everywhere" marketing campaign, including aggressive print and Internet-based advertising campaigns. These campaigns will be executed in conjunction with our channel partners which include both resellers as well as PC manufacturers.

  We also intend to promote BeOS as the operating system of choice for Internet appliances. Based on recent announcements from a number of companies, including Sony Corporation, Phillips Electronics N.V.,

Sun Microsystems Inc., and Intel Corporation, we believe that OEMs and consumer electronic companies are actively pursuing this market and that the demand for Internet appliances will grow rapidly as an increasing number of people use and depend on the Internet in their day to day activities. We believe that our operating system's digital media capabilities, scalable nature, modular features and ease of use positions it to address the emerging needs of OEMs and consumer electronic companies offering Internet appliances. Also the initial software requirements of core Internet software applications such as Web browsers, email and easy to use productivity applications are all available on BeOS today, facilitating rapid product roll-out.

 PC Manufacturers and OEMs

  We have announced strategic relationships with Hitachi, Ltd. and Fujitsu Computers. Hitachi announced its support of BeOS in November 1998, and began shipping the first two BeOS-equipped models of its FLORA Prius series machines in Japan. These machines are single-processor systems, one of which includes an integrated LCD monitor, and are targeted at the enthusiast market in Japan.

  In March 1999, Fujitsu Computers announced that it would soon begin shipments of three BeOS-equipped models of its Silverline series PCs in Europe. The Silverline series PCs are high-end configurations: one single-processor version and two dual-processor versions, all based on Pentium III processors. Fujitsu is targeting the Silverline series PCs at both professional media authors and enthusiasts in Europe, with a particular focus on Germany and Scandinavia.

 Retail Outlets

  We work with distributors and resellers to sell BeOS in retail outlets in North America, Europe, Japan and other selected countries. While we have only recently begun selling our products through this channel, BeOS can already be found in the United States in selected stores. In Europe, we are developing a network of distributors and resellers covering most of the European Union. In Japan, we distribute our products through Plat'Home, a distributor and reseller of computer hardware and software. Sales to Plat'Home accounted for approximately 37% of our net revenues for year ended December 31, 1998 and approximately 23% of our net revenues for the three month period ended March 31, 1999. No other customer, including reseller or distributor, individually accounted for over 10% of our net revenues in 1998 or the three month period ended March 31, 1999.

  We also sell BeOS through specialty resellers who specialize in the audio and video content creation market, such as Digital Edge in the United States. As new applications are developed for BeOS, we intend to extend the distribution network to include more broad based distributors. We have already initiated key target audience awareness campaigns, including attendance at various industry trade shows.

 BeDepot.com Web site

  We believe that one area that differentiates us from other operating system vendors is the total solution approach we take in marketing third party applications. One aspect of this approach is to provide a "one-stop-shop" for users where they can select and order third party applications as well as BeOS itself. We provide this through our BeDepot.com Web site. In addition to providing an electronic shopping mall for end users, the BeDepot.com Web site provides application developers with an electronic commerce forum where they can quickly and inexpensively market their products without having to incur inventory and related inventory costs. We charge the developers a commission on each license of software sold on BeDepot.com. End users can enter our Web site, order products and receive them via electronic or physical delivery. As updates and upgrades are made available, we notify BeDepot.com customers and can update their software automatically.

Strategic Relationships

  We believe that strategic relationships provide us with significant opportunities to gain market acceptance for BeOS and increase the overall number of BeOS users. We maintain strategic relationships with the following companies:

  Intel Corporation. Intel has provided us with assistance in the development and enhancement of BeOS. Intel has provided us with technical specifications and software under a license to a commonly used communication protocol for peripheral devices, known as Universal Serial Bus or "USB" and to a technology that enables compression and decompression of video data. This allows BeOS to be compatible with devices and applications that use these technologies. Additionally, Intel has assisted us in developing relationships with current and potential partners.

  Hitachi, Ltd. Hitachi, a leading PC manufacturer in Japan, was the first major OEM to ship Intel architecture- based computers with BeOS pre-installed. In April 1999, we executed a memorandum of understanding with Hitachi to implement a multi-year strategic relationship. According to the terms of this memorandum, we will collaborate with Hitachi on the development and marketing of digital audio systems, home theater systems, Internet appliances and other devices which will operate on BeOS.

  Fujitsu Computers GmbH. Fujitsu announced in March 1999 that it would begin shipping a line of personal computers pre-installed with BeOS. We expect that the first such computers will be delivered to customers in July 1999. We also expect to collaborate with Fujitsu Computers to create additional PCs and devices on a continuing basis.

  Microworkz Computer Corporation. We are working with Microworkz, a manufacturer of computing platforms, to develop low-priced Internet appliances based on standard industry components that are capable of running BeOS. In June 1999, Microworkz announced that it would begin shipping its $199.00 iToaster computer in mid July 1999. iToaster's operating system is an Internet appliance version of BeOS.

Software Developers

  We devote significant resources to encourage software developers to develop software applications for BeOS. A growing base of independent third party software development is critical to expanding the number of BeOS users and ultimately increasing the market acceptance for BeOS. As of March 31, 1999, there were over 10,000 registered developers using BeOS to develop applications, some of which are commercial developers.

  To assist developers in their activities, we sponsor annual developer conferences and smaller focused development workshops and provide technical support, electronic newsletters, and general marketing services. Currently there are about 800 applications that use BeOS, including utility and smaller applications licensed broadly by the developer for little or no charge to the end-user. BeOS also features an extensive set of development tools including an integrated development environment, industry-standard compilers for code generation, programming libraries and documentation, and debugging tools. We believe that this facilitates development of software and applications based on the BeOS platform.

  We have a dedicated team of developer support and marketing personnel focused on media authoring applications. These people proactively recruit and cultivate targeted accounts, particularly for audio, video, image processing and 3D applications. One of our strategies is to encourage the development of a significant catalogue of applications by increasing our focus on larger application developers. For the Internet appliance market, early versions require Web browsers, email and simple productivity applications, all of which are currently available on BeOS.

  Our efforts have resulted in a number of key third party developers choosing to write applications for BeOS. Additionally, our release of version R4.0 of BeOS provided key services and architecture for the construction of media creation applications. We believe that these applications will be introduced into the market in two primary phases. We anticipate that the first wave of digital video and audio editing applications will ship in the second half of 1999 followed by a second wave of authoring applications and add-ons for filtering, file translation and additional hardware support introduced in the first half of 2000. As the market for Internet and related appliances further develops, we will focus additional efforts working with content creators and developers of small, interactive entertainment and educational programs.

  Set forth below is a partial list of independent third party developers and related applications as of March 31, 1999:

                                                                      Development
          Developer                       Application                   Status
          ---------                       -----------              -----------------
   BeatWare, Inc. .........  Web Imaging and productivity tools    Shipping
   Gobe Software, Inc. ....  Productivity tools                    Shipping
   GLW Incorporated........  Professional audio mixing consoles    Shipping
   Level Control Systems
    Limited................  Theatre audio systems                 Shipping
   Adamation, Inc. ........  Digital Video, Audio, and e-mail      Currently testing
   Electronic Arts, Inc. ..  Games                                 Currently testing
   Human Touch
    Restorations...........  Painting and photo manipulation       Currently testing
   IK Multimedia...........  Consumer music applications           Currently testing
   Maxon Computer GmbH.....  3D modeling and rendering             Currently testing
   Mediapede, Inc. ........  Digital video editing                 Currently testing
   MGI Software Corp. .....  Consumer video and image manipulation Currently testing
   The Mozilla
    Organization...........  Web browser, open source              Currently testing
   Arboretum Systems,
    Inc. ..................  Audio editing software                In Development
   CreamWare...............  Studio audio hardware and software    In Development
   Cycling 74..............  MIDI and signal processing software   In Development
   Emagic Soft-und Hardware
    GmbH...................  MIDI sequencing and audio software    In Development
   Beatnik, Inc. ..........  Sound synthesis and web audio         In Development
   MetaCreations
    Corporation............  Imaging software                      In Development
   Nichimen Graphics,
    Inc. ..................  3D modeling                           In Development
   Opera Software A/S......  Web browser                           In Development
   RoDesign, Inc. .........  Professional digital video            In Development
   Seer Systems, Inc. .....  Music synthesis                       In Development
   Steinberg Soft-und
    Hardware GmbH..........  Audio editing                         In Development
   Strata, Inc.............  Video and image editing               In Development

Competition

  The market for computer operating systems is intensely competitive. This market has been dominated by Microsoft Corporation, which has significantly greater financial and marketing resources than we do. Other companies that offer competing operating systems include Apple Computer, Inc., IBM, Oracle Corporation, Sony Corporation and a number of companies that offer versions of the UNIX operating system, including SGI, the Hewlett-Packard Company, and Sun Microsystems. In addition, we face competition from a number of smaller companies developing and marketing UNIX-based operating systems such as Linux. While the market for the Internet appliances is in its infancy, operating systems such as Microsoft Windows, Windows CE and Linux are available for use on Internet appliances.

  We believe the principal competitive factors impacting the market for our operating system are:

  .  the overall number of users;

  .  key technological features and capabilities of the operating system;

  . the number and strength of third party applications available for use on the operating system;

  .  partnerships with OEMs and consumer electronic companies;

  .  strength of reseller and distributor channel; and

  .  technical, financial and marketing resources.

  Many of our current and potential competitors compete more favorably than we do with respect to some or all of these factors and have longer operating histories, significantly greater number of customers, a greater number of popular applications and tools specifically designed for their operating systems, greater brand recognition, and greater financial, technical, marketing and distribution resources than we do. In addition, our competitors may offer their operating systems bundled with popular applications or other products which we do not have. This could discourage users from purchasing BeOS. Present and future competition could result in the failure of our BeOS product to gain an economically sustainable level of market acceptance, which could materially adversely affect our business or prospects.

  Moreover, we believe that some of our competitors may use their dominant position to secure preferential distribution and bundling contracts with third parties such as resellers, OEMs, Internet service and content providers, and software developers, including third parties with whom we have relationships. Such preferential arrangements could significantly reduce the demand and market acceptance for our BeOS product.

  New product releases or improvements in our competitor's existing operating systems could enable these operating systems to more effectively address the requirement of using digital media in a manner similar to those offered by BeOS. For example, enhancements and features could be added to Microsoft's Windows operating system and Apple's Mac OS, which could significantly decrease the differences in our BeOS and these operating systems. As a result, any advantage we may have had in the marketing for BeOS would be lost and the demand for and acceptance of our operating system would therefore diminish.

Research and Product Development

  Our research and development efforts are focused primarily on developing new features and enhancing the functionality, reliability, performance and flexibility of BeOS. We also spend considerable resources on the development of new products and core technologies. We obtain significant input concerning product development from users and our OEM partners.

  We have invested significant time and resources in creating a structured process for product development and testing. This process uses both commercially available and proprietary tools. Source code control is maintained using the Perforce Fast Source Code Management tool set. Source code is compiled and linked using the EGCS tools from Cygnus Inc. Both tools sets run on BeOS. This enables BeOS to be developed using BeOS, resulting in rapid identification and resolution of problems. Product testing is performed in house by a dedicated quality assurance team and also through a formal test program. Software errors are filed and tracked using a proprietary Web based system. This error data base is available to customers via our Web site. We believe that by using BeOS in our own software development, we gain valuable insight into the experiences of third party developers and users of BeOS.

  In 1997 and 1998 and the first three months of 1999, our research and development expenses were approximately $4.4 million, $5.8 million, and $1.9 million, respectively.

Facilities

  Be leases 20,575 square feet in Menlo Park, California. Be also leases 2,184 square feet in Paris, France to focus on channel distribution, sales to OEMs, and third party developer relations and recruitment. While we believe that our current facilities are adequate to meet our needs for the next six months, however, we will need to expand our existing facility or possibly relocate to a larger facility that would better address any growth that we may experience in the future.

Employees

  As of March 31, 1999, Be had 93 employees. Of these employees, 35 are in sales and marketing, 49 are in research and development and 9 are in general and administrative. We consider our employee relations to be good.

                                   MANAGEMENT

Executive Officers, Directors and Certain Key Employees

  The executive officers, directors and certain key employees of Be as of March 31, 1999 and their ages as of March 31, 1999, are as follows:

 Name                          Age Position
 ----------------------------  --- ------------------------------------------
 Jean-Louis F. Gassee........   55 President, Chief Executive Officer and
                                   Director
 Roy Graham..................   48 Executive Vice President, Sales and
                                   Marketing
 Steve M. Sakoman............   45 Vice President, Engineering and Chief
                                   Technical Officer
 Wesley S. Saia..............   54 Vice President and Chief Financial Officer
 Jean R. Calmon..............   53 Vice President and General Manager, Europe
 Christian E. Marchandise....   50 Director
 Barry M. Weinman............   60 Director
 Garrett P. Gruener..........   45 Director
 Stewart Alsop...............   47 Director

  Jean-Louis F. Gassee co-founded Be in 1990 and has served as our President, Chief Executive Officer and Chairman of the Board since October 1990. Prior to forming Be, Mr. Gassee was associated with Apple Computer, Inc. for ten years serving in numerous capacities including President of Apple Products, the R&D and Manufacturing division of Apple. Prior to joining Apple Computer, Inc., Mr. Gassee was President and General Manager of the French subsidiary of Exxon Chemical Company. He also held several management positions with Data General Corporation, including Chief Executive Officer of Data General for France and Director of Product Marketing for Europe. Mr. Gassee serves as a director of several private and publicly traded companies. Mr. Gassee serves as a director of 3Com Corporation, Electronics for Imaging, Inc., Logitech International S.A., and VirtualFund.com, Inc. Mr. Gassee holds an M.A. of Science from the Faculty of Sciences (France).

  Roy Graham has served as our Executive Vice President, Sales and Marketing since March 1999. From 1996 to 1998, Mr. Graham served as Senior Vice President of Sales, Marketing and Customer Service for Wyse Technology, Inc., a computer terminal company. From 1988 to 1995, Mr. Graham served in various positions at Tandem Computers, Inc., most recently as the Director and General Manager of the Windows NT Business Group. Mr. Graham holds a B. Sc. Honors in Mathematical Physics, from Sussex University (UK).

  Steve M. Sakoman co-founded Be in 1990 and has served as our Vice President, Engineering and Chief Technical Officer since August 1996. From 1994 to 1996, Mr. Sakoman served in various management positions at SGI, including Director of Consumer Technology. Prior to forming Be, Mr. Sakoman served as Director of Macintosh and Apple II Development for Apple from 1985 until 1987 and Director of Newton Development from 1987 to 1990. Mr. Sakoman has also held various management positions at the Hewlett-Packard Company. Mr. Sakoman has also served as a consultant and contract designer for the consumer electronics industry in the area of home theater sound systems. Mr. Sakoman holds a B.S. in Computer Engineering from Case Western Reserve University.

  Wesley S. Saia has served as our Vice President and Chief Financial Officer since November 1994. From 1993 until he assumed his current position, Mr. Saia served as Vice President of Finance and Chief Financial Officer for Asante Technologies, Inc., a company that specializes in computer networking products. While at Asante, Mr. Saia completed an initial public offering that raised approximately $25 million. Mr. Saia holds a B.S. degree in Industrial Technology and an M.B.A. from Louisiana State University.

  Jean R. Calmon has served as our Vice President and General Manager, Europe since April 1994. From 1993 to 1994, he served as Vice President, Europe for EO, Inc., a subsidiary of AT&T and Olivetti. From 1990 to 1992, he served as Directeur General (CEO) of Electronic Data Systems Corporation France. Mr. Calmon holds an undergraduate degree in Business Administration from Ecole Superieure de Commerce de Bordeaux (France).

  Christian E. Marchandise has served as one of our directors since December 1995. Since 1991, Mr. Marchandise has served as the Chief Executive Officer of e-LaSer. Mr. Marchandise also serves as the Chief Executive Officer of Smart Valley Investment, LLC. Mr. Marchandise attended the University of Economics and Law, Paris X - Nanterre.

  Barry M. Weinman has served as one of our directors since February 1998, and is a member of the Audit Committee and Compensation Committee. Since 1993, Mr. Weinman has served as a General Partner for Media Technology Ventures and as Managing Director of Media Technology Equity Partners, the newly created media fund of AVI Management Partners III. Mr. Weinman also serves on the Boards of Women.com, Quokka Sports, Inc., TalkCity, Inc., and InfoGear Technology Corporation. Mr. Weinman holds a B.S. from the Clarkson University, and an M.A. from the London School of Economics/University of Southern California.

  Garrett P. Gruener has served as one of our directors since April 1996, and is a member of the Compensation Committee. Since 1996, Mr. Gruener has served as a General Partner in Alta Partners Venture Capital Company. From 1992 to 1996, Mr. Gruener served as a Vice President of Burr, Egan, Deleage & Co. Mr. Gruener specializes in information technology. Mr. Gruener holds a B.S. in Political Science from the University of California, San Diego and an M.A. from the University of California, Berkeley.

  Stewart Alsop has served as one of our directors since March 1999, and is a member of the Audit Committee. Since 1988, Mr. Alsop has served as a General Partner at New Enterprise Associates, a venture capital investment firm. Mr. Alsop was a Venture Partner at New Enterprise Associates from 1996 to 1998. From June 1991 to 1996, Mr. Alsop served as Senior Vice President and Editor-in-Chief of InfoWorld Media Group, Inc., which publishes InfoWorld, a weekly newspaper for information-technology professionals. Mr. Alsop also serves on the board of directors of Macromedia, Inc. Mr. Alsop holds a B.A. in English from Occidental College.

Board Composition

  The number of directors is fixed by one or more resolutions by the board of directors. Upon the closing of the offering, the number of directors will remain set at five. In accordance with the terms of our Amended and Restated Certificate of Incorporation, the terms of the office of the board of directors will be divided into three classes, with each class holding office for staggered three year terms: the Class I directors' term will expire at the annual meeting of stockholders to be held in 2000, the Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and the Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Mr. Marchandise, the Class II directors are Messrs. Weinman and Gruener and the Class III directors are Messrs. Gassee and Alsop. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Be. Under Delaware law, directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock.

Board Committees

  Audit Committee. The audit committee is responsible for, among other things, making recommendations to the board of directors regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The audit committee consists of Messrs. Weinman and Alsop.

  Compensation Committee. The compensation committee is responsible for determining salaries and incentives compensation for our directors, officers, employees and consultants and administering our stock option incentive plans. The compensation committee consists of Messrs. Weinman and Gruener.

Compensation Committee Interlocks and Insider Participation

  The members of our compensation committee are Messrs. Weinman and Gruener. None of the members of our compensation committee of the board of directors is currently or has been, at any time since the formation of Be, an officer or employee of Be. Prior to the formation of the compensation committee, all decisions regarding compensation for directors, officers, employees and consultants and administration of stock and incentive plans were made solely by the board of directors.

Director Compensation

  Directors who are also our executive officers do not receive any additional compensation for serving as members of the board of directors or any committee of the board of directors. Under our 1999 Non-Employee Directors' Stock Option Plan, each of the current non-employee directors received an initial option to purchase 150,000 shares of common stock (at a per share exercise price of $5.00) for serving on the board of directors and any committees of the board of directors. Any future non-employee directors will automatically be granted a non-qualified stock option to purchase 100,000 shares of common stock under our 1999 Non-Employee Directors' Stock Option Plan on the date on which such person is first elected or appointed a director. A non-qualified stock option is defined under Section 422 of the Internal Revenue Code as an option not intended to be an incentive stock option. Options initially granted under our 1999 Non-Employee Directors' Stock Option Plan typically vest over a four year period with 25% vesting at the end of the first year of service and thereafter at a rate of 1/48th monthly. On the date the option becomes fully vested, the optionholder, if still a non-employee director, will automatically be granted a non-qualified stock option to purchase an additional 100,000 shares of common stock. The exercise price of options under the 1999 Non-Employee Directors' Stock Option Plan will be equal to the fair market value of the common stock on the date of grant. For more information, please see "1999 Non-Employee Director's Stock Option Plan."

Executive Compensation

  The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998, our Chief Executive Officer and for our four most highly compensated officers whose salary and bonus for that year were in excess of $100,000:

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                     Awards
                                                                  ------------
                                                      Annual
                                                   Compensation      Shares
                                                 ----------------  Underlying
Name and Principal Position                       Salary   Bonus    Options
---------------------------                      -------- ------- ------------
Jean-Louis F. Gassee, President................. $187,500     --    500,000
 Chief Executive Officer and Director

Steve M. Sakoman................................ $175,000     --    340,000
 Vice President, Engineering and Chief Technical
  Officer

Wesley S. Saia.................................. $162,500     --    250,000
 Vice President and Chief Financial Officer

Jean R. Calmon.................................. $144,027 $48,008   125,000
 Vice President and General Manager, Europe

Frank C. Boosman................................ $136,784 $30,000    68,000
 Vice President, Business Development

Option Grants in Last Fiscal Year

  The following table sets forth information concerning the grant of stock options to our named executive officers during the fiscal year ended December 31, 1998. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at the time of grant. It is calculated assuming that the deemed value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These values are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                             Annual Rates of Stock
                                                                              Price Appreciation
                                                                               for Stock Option
                                          Individual Grants                        Term (3)
                         --------------------------------------------------- ---------------------
                         Number of
                         Securities % of Total
                         Underlying  Options     Exercise
                          Options   Granted in     Price
Name                      Granted    1998 (1)  Per Share (2) Expiration Date     5%        10%
----                     ---------- ---------- ------------- --------------- ---------- ----------
Jean-Louis F. Gassee....  500,000      20.5%     $    0.35           4/28/08 $2,903,611 $4,727,173
Steve M. Sakoman........  340,000      14.0           0.35           3/31/08  1,819,385  2,967,554
Wesley S. Saia..........  250,000      10.3           0.35           3/31/08  1,337,783  2,182,025
Jean R. Calmon..........  125,000       5.1           0.35           3/31/08    668,891  1,091,012
Frank C. Boosman........   68,000       2.8      0.20-0.35   1/27/08-2/25/08    308,241    500,477

--------
(1) The total number of options granted to our employees in fiscal year 1998 was 2,436,500.
(2) The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the dates the respective options were granted. The options vest over a four-year period.
(3) In order to comply with the SEC rules, we are including the gains or "option spreads" that would exist for the respective options we granted to our named executive officers. We calculate these gains by assuming an annual compounded stock price appreciation of 5% and 10%, respectively, from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future common stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth certain summary information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by our named executive officers.

                                                    Number of Securities        Value of Unexercised
                                                   Underlying Unexercised       In-The-Money Options
                           Shares               Options at December 31, 1998  at December 31, 1998 (1)
                          Acquired      Value   ----------------------------- -------------------------
Name                     on Exercise  Realized  Exercisable (2) Unexercisable Exercisable Unexercisable
----                     -----------  --------- --------------- ------------- ----------- -------------
Jean-Louis F. Gassee....   500,000(3) 2,745,000         --            --             --         --
Steve M. Sakoman........       --            --     340,000           --      $1,866,600        --
Wesley S. Saia..........    15,640       85,864     234,360           --       1,286,636        --
Jean R. Calmon..........       --            --     125,000           --         686,250        --
Frank C. Boosman........       --            --      68,000           --         380,820        --

--------
(1) The value of unexercised "in-the-money" options is $5.84 per share, based on the deemed fair value as of December 31, 1998, as determined for accounting purposes, minus the exercise price, multiplied by the number of shares underlying the option.
(2) These shares include an unvested portion of the options which may be exercised prior to vesting under our 1992 Stock Option Plan and will be subject to our right of repurchase.
(3) A portion of these shares includes unvested options subject to our right of repurchase.

Employee Benefit Plan

 1992 Stock Option Plan

  Our 1992 Stock Option Plan became effective on February 5, 1992 and was terminated on March 30, 1999. No further options will be granted under the option plan. However, existing options will continue in force and effect in accordance with the terms of their agreements and those of the option plan. The purpose of the option plan is to attract and retain qualified personnel, to provide additional incentives to our employees (including officers), directors and consultants and to promote the success of our business. A reserve of 8,000,000 shares of common stock was set aside for issuance under the option plan. The option plan was administered by our board of directors. The board has complete discretion to determine the status of any granted option as either an incentive stock option or a non-qualified option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  As of March 31, 1999, we had options outstanding under the option plan that were exercisable for an aggregate of 1,943,347 shares of common stock. As outstanding options terminate unexercised, the shares underlying the options are released and returned to our pool of authorized and unissued shares, and a corresponding number of shares are, as a result, reserved under our 1999 Equity Incentive Plan and become available for grant under that plan.

 1999 Equity Incentive Plan

  The 1999 Equity Incentive Plan was adopted on March 30, 1999. As of March 31, 1999, a total of 8,000,000 shares of common stock have been authorized for issuance under our incentive plan. Under the incentive plan, as of March 31, 1999, options to purchase an aggregate of 3,367,000 shares were outstanding and 2,689,653 shares continue to be available for future grants under stock options, restricted stock purchase rights and stock bonuses. Of the 8,000,000 shares of common stock reserved, however, 1,943,347 shares of common stock only become available for future grants under stock options and stock purchase rights to the extent that options granted and still outstanding under the 1992 Stock Option Plan as of March 30, 1999 are cancelled or terminated unexercised.

  The incentive plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, non-qualified stock options, restricted stock purchase rights and stock bonuses to our employees, consultants and directors. Incentive stock options may be granted only to employees. The incentive plan is administered by the board or a committee appointed by the board, which determines the terms of awards granted, including the exercise price and the number of shares subject to the award and its exercisability. The exercise price of incentive stock options granted under the incentive plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The exercise price of non-qualified stock options is set by the administrator of the incentive plan, but can be no less than 85% of the fair market value. The maximum term of options granted under the incentive plan is ten years.

  An optionee whose relationship as an employee, director or consultant with us or any related corporation ceases for any reason, other than due to death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless such options terminate or expire sooner, or later, by their terms. The three-month period is extended to twelve months for terminations due to death or total and permanent disability. In the event of our merger with or into another corporation, any outstanding options held by persons then performing services for us as an employee, director or consultant may either be assumed or an equivalent award may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become fully exercisable, including shares which would not otherwise be exercisable, and restricted stock shall become fully vested. If not exercised at or prior to the merger, the options shall terminate.

  At the end of each of our fiscal years, an additional number of shares will automatically be added to the number of shares already reserved for issuance under the incentive plan. The additional number of shares will not be more than the lesser of 5% of the number of shares of our common stock issued and outstanding on that date, or the number equal to 8% of the number of shares of common stock issued and outstanding on that date, less the number of shares of our common stock then reserved under the incentive plan but not subject to outstanding awards.

  None of our employees may be granted, in any calendar year, options to purchase more than 2,000,000 shares. During the course of the incentive plan, no more than 23,000,000 shares may be issued pursuant to incentive stock options and all such option grants must be made prior to the tenth anniversary of the earlier of the date the board adopted the incentive plan or the date our stockholders approved the incentive plan. The board may amend (subject to stockholder approval as necessary) the incentive plan at any time. The incentive plan will terminate at the discretion of the board.

  None of our employees may be granted, in any calendar year, options to purchase more than 2,000,000 shares. The board may amend (subject to stockholder approval as necessary) the Incentive Plan at any time. The incentive plan will terminate in March 2009, unless sooner terminated by the board.

  The board may also grant stock purchase rights to employees, directors and consultants under the incentive plan. Such grants are made pursuant to a restricted stock purchase agreement, and the price to be paid for the shares granted thereunder is determined by the administrator. The restricted stock purchase agreement grants us a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's services to us for any reason, including death or disability. The exercise price of the repurchase option is the original purchase price paid by the purchaser. Our repurchase option lapses at a rate determined by the board at the time the stock purchase right is granted. Once a stock purchase right has been exercised, the purchaser has the rights equivalent to those of a stockholder. The board may also grant stock bonuses to employees, directors and consultants under the incentive plan in consideration for services actually rendered to us.

 Employee Stock Purchase Plan

  The Employee Stock Purchase Plan, was adopted on May 4, 1999, and a total of 1,500,000 shares of common stock have been reserved for issuance thereunder, all of which are available for future issuance. The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is administered by the board or by a committee appointed by the board.

  Under the purchase plan, we withhold a specified percentage, not to exceed 15%, of each participating employee's compensation (excluding certain specified items of compensation) over certain offering periods. Any employee who is currently employed by us for at least 20 hours per week and for at least five months in a calendar year is eligible to participate in the purchase plan. Unless the board or a committee of the board determines otherwise, each offering period will run for 24 months and will be divided into consecutive purchase periods of approximately 6 months. The first offering period and the first purchase period commences on the date on which our stock is first offered for purchase by the public. Thereafter, new 24-month offering periods commence every 6 months on each August 1st and February 1st, beginning February 1, 2000. In the event of a change in control, including a merger of us with or into another corporation, or the sale of all or substantially all of our assets, the offering and purchase periods then in progress may be shortened if the offering and purchase periods are not continued by the surviving corporation.

  The price of common stock purchased under the purchase plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the purchase plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of our capital stock or of any of our subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate in excess of $25,000 per calendar year. The board may amend (subject to stockholder approval as necessary) or terminate the purchase plan at any time, however, full termination will generally not occur until all then ongoing offerings have concluded.

 1999 Non-Employee Directors' Stock Option Plan

  The Non-Employee Directors' Stock Option Plan was adopted on March 30, 1999, and a total of 1,500,000 shares of common stock have been reserved for issuance under the directors' plan. On adoption of the directors' plan, each non-employee director at that time was granted a non-qualified stock option to purchase 150,000 shares. As of March 31, 1999, options to purchase an aggregate of 600,000 shares of common stock were outstanding and 900,000 shares of common stock are currently available for future grants. Thereafter, each person who becomes a non-employee director of Be will automatically be granted a non-qualified stock option to purchase 100,000 shares of common stock on the date on which such person is first elected or appointed a director. On the date the option becomes fully vested, the optionholder, if still a non-employee director, will automatically be granted a non-qualified stock option to purchase an additional 100,000 shares of common stock. The exercise price of options granted under the directors' plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the directors' plan is ten years. Each initial grant under the directors' plan will vest at 1/4th of the shares subject to the option one year after the date of grant and 1/48th of the shares each month thereafter. The rate of vesting of each subsequent grant will be 1/48th of the shares on a monthly schedule after the date of grant. In the event we merge with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares which would not otherwise be exercisable. The board may amend (subject to stockholder approval as necessary) or terminate the directors' plan at any time.

Description of 401(k) Plan

  We maintain a 401(k) retirement and deferred savings plan for our U.S. employees that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax compensation (up to a statutory limit, which was $10,000 in calendar year 1998). Under the 401(k) plan, each employee is fully vested in his or her deferral salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee. The 401(k) plan also permits us to make discretionary contributions, subject to established limits. To date, we have not made any discretionary contributions to the 401(k) plan on behalf of participating employees.

Employment Agreements

  Wesley S. Saia entered into an at-will employment agreement with Be on June 22, 1998 for the position of Vice President and Chief Financial Officer. This agreement provides that Mr. Saia is entitled to a severance package consisting of six months salary in the event that his employment is terminated without cause or resulting from our change in control. This employment agreement also entitles him to all company benefits for a period of six months from the date of written notice of termination.

  Roy Graham entered into an at-will employment agreement with Be on March 12, 1999 for the position of Executive Vice President, Sales and Marketing. This agreement provides for base compensation of $216,000 per year with a $54,000 bonus the first year. After the first year, a bonus will be paid subject to accomplishment of goals set forth by our management and board of directors. In addition, Mr. Graham was granted an option to purchase 660,000 shares of common stock, of which 160,000 shares vested immediately upon his date of hire and of the remaining 500,000 shares, 1/4th of these shares vest on the first anniversary date of employment and 1/48th of these shares will vest monthly over the remaining three-year period.

  Jean R. Calmon entered into an employment agreement with Be on October 4, 1998 for the position of Vice President and General Manager, Europe. This agreement, governed by French law, provides for base compensation of FF 827,496 per year. A bonus equal to one-third of his gross salary will be paid subject to the accomplishment of 100% of the goals set forth by our management. Mr. Calmon's remuneration is revised on an annual basis. In addition, Mr. Calmon's employment agreement entitles him to all benefits offered to other Be employees.

Indemnification of Directors and Executive Officers and Limitation of Liability

  As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

  . we may, in our discretion, indemnify other employees and agents as set forth in the Delaware General Corporation Law;

  . to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions);

  .  the rights conferred in the bylaws are not exclusive;

  . we are authorized to enter into indemnification agreements with our directors, officers, employees and agents;

  . to the fullest extent permitted by the Delaware General Corporation Law, we may purchase insurance on behalf of any person required or permitted to be indemnified; and

  . we may not retroactively amend the bylaws, provisions relating to indemnity.

  We have entered into agreements to indemnify our officers and directors. A form of the indemnity agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part.

  We intend to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law. This provision in our Amended and Restated Certificate of Incorporation does not eliminate their fiduciary duty and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware General Corporation Law. This provision does not affect a director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.

  At present, there is no pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

  We are aware that the Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if our indemnification for liabilities of our directors, officers and controlling persons is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Private Placement Transactions

  On April 12, 1996, we sold an aggregate of 14,116,000 shares of Series 1 convertible preferred stock at a per share price of $1.00. In connection with the issuance and sale of the Series 1 convertible preferred stock, we issued warrants to purchase an aggregate of 1,219,648 shares of common stock to certain stockholders at an exercise price per share of $1.00. These warrants are exercisable at any time on or before March 31, 2001. This financing was consummated in conjunction with a recapitalization of Be. As part of the recapitalization, all outstanding shares of Series A, Series A1 and Series B preferred stock were converted into shares of common stock on the following basis: 1.51-for-1 for Series A preferred stock and 1-for-1 for both Series A1 and B preferred stock.

  On August 22, 1997 and December 17, 1997, we issued uncollateralized promissory notes in an aggregate principal amount of $3,000,000. The notes bear interest at the rate of 10% per annum and were payable on February 28, 1998. Under this debt financing, notes in the aggregate principal amount of:

  . $288,849 were issued to Jean-Louis F. Gassee, Be founder and Chief Executive Officer;

  .  $1,083,377 were issued to August Capital, a principal stockholder;

  . $609,399 were issued to entities affiliated with Alta California Partners, a principal stockholder;

  . $747,531 were issued to New Enterprise Associates, a principal stockholder; and

  . $270,845 were issued to entities affiliated with AVI Capital, of which Mr. Weinman, one of our directors, is an affiliate. At the option of the note holders, all of the uncollateralized promissory notes, including accrued interest, on these notes were converted into 923,077 shares of Series 2 convertible preferred stock on February 4, 1998.

  On February 4, 1998 and December 23, 1998, we sold an aggregate of 8,276,730 shares of Series 2 convertible preferred stock at a per share price of $3.25. In connection with the issuance and sale of Series 2 convertible preferred stock, we issued a warrant to purchase an aggregate of 1,538,462 shares of common stock to Intel Corporation at an exercise price per share of $3.25. This warrant is exercisable at any time on or before December 23, 2003. Instead of paying cash to exercise this warrant, Intel has the option to use some of the shares covered under the warrant to pay for the exercise price. This option is only available to Intel if the fair market value of our common stock is greater than $3.25, the exercise price of the warrant.

  All mandatorily redeemable convertible preferred stock was sold in private financings, pursuant to convertible preferred stock purchase agreements and investors' rights agreements. The terms of those agreements (with the exception of amount and price) are substantially similar for Series 1 and Series 2 convertible preferred stock, under which we made the standard representations, warranties and covenants, and which provided the purchasers thereunder with rights of first refusal, and demand and piggyback registrations rights. All of the material terms of the Series 1 and Series 2 agreements, with the exception of the registration rights, will terminate upon the effective date of the registration statement of which this prospectus is a part. The purchasers of convertible preferred stock included, among others, the following directors, entities associated with directors, and holders of 5% or more of our common stock:

                                          Common          Common
                                        Equivalent      Equivalent
                                         Shares of       Shares of
                                         Series 1        Series 2      Common
                                        Convertible     Convertible     Stock
               Investor               Preferred Stock Preferred Stock Warrants
               ---------              --------------- --------------- ---------
   Alta California Partners, L.P. ..     2,250,000         384,615          --
   August Capital, L.P. ............     4,000,000         615,385          --
   AVI Capital, L.P. ...............     1,000,000         307,693          --
   Jean-Louis F. Gassee.............     1,066,476          91,952          --
   Intel Corporation................           --        1,538,462    1,538,462
   Christian E. Marchandise.........       250,578               0      182,537
   New Enterprise Associates VI,
    L.P.............................     2,760,000         538,462          --
   State of Michigan................           --        1,538,462          --

  For purpose of the above table, shares held by all affiliated persons and entities have been aggregated. Garret P. Gruener, an affiliate of Alta California Partners, is one of our directors. Barry M. Weinman, an affiliate of AVI Capital, is one of our directors. Stewart Alsop, a general partner of New Enterprise Associates, is one of our directors. See "Principal Stockholders" for more details.

  The foregoing table has been adjusted to reflect the conversion of each outstanding share of our Series 1 and Series 2 convertible preferred stock into common stock on a 1-for-1 basis upon the completion of this offering. See "Description of Capital Stock--Registration Rights."

Relationship with Intel Corporation

  In connection with Series 2 convertible preferred stock financing, we entered into a separate stock purchase agreement with Intel Corporation, which provided to Intel, among other rights also given to other purchasers in the financing:

  .  certain board representation rights;

  . a right to notice upon any offer to acquire all or substantially all of our assets or capital stock;

  . a right to cause the sale of Be upon a determination of a third party that our business is no longer financially viable; and

  . certain indemnification rights. All of these rights expire upon the completion of this offering.

  We regularly collaborate with Intel on technical, public relations and marketing activities.

StarCode Acquisition

  On May 1, 1998, we acquired StarCode Software, Inc. for an aggregate purchase price of $567,000. StarCode owned and operated an electronic commerce Web site which Be and certain developers of application software for use on BeOS. We had previously contracted with StarCode to provide access to this Web site and paid a fee based on the level of revenue generated by these orders. The acquisition has been accounted for using the purchase method of accounting and the results of operations of StarCode have been included with our financial statements since the date of the acquisition.

Notes Payable

  During 1995, we issued notes to two officers in exchange for $985,000 of cash with an additional $1 million issued as notes in exchange for cash in 1996. These uncollateralized notes carried interest at an annual rate of 10% and were payable at various dates during fiscal year 1996. In April 1996, $1,266,000 of the notes payable were converted into Series 1 convertible preferred stock and the remaining $719,000 in notes was repaid.

  During 1997, we issued notes to certain stockholders in exchange for $3,000,000 of cash. These notes bore interest at an annual rate of 10% and were due in February 1998. The entire amounts due under the notes, including accrued interest, were converted to Series 2 convertible preferred stock in February 1998.

Other Transactions

  On October 2, 1997, we sold an aggregate of 50,000 shares of our common stock at a per share price of $0.10 and issued an option to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $0.10 to Jo Ann Heidi Roizen, a former non-employee director. The options issued to Ms. Roizen were subject to vesting over a four year period and the stock sold to Ms. Roizen was subject to our right of repurchase. On March 30, 1999, we accelerated the vesting of these options and released our repurchase rights on the 50,000 shares of stock held by Ms. Roizen.

  On June 17, 1997, we entered into an engagement agreement with Cowen & Company, under which Cowen acted as our exclusive placement agent in connection with Series 2 convertible preferred stock financing. This agreement was modified in February 1998. As part of Cowen's compensation under this agreement, we issued to Financial Square Partners, L.P., a successor in interest to Cowen, an aggregate of 106,144 shares of Series 2 convertible preferred stock at a per share price of $3.25 and warrants to purchase an aggregate of 112,865 shares of common stock at an exercise price per share of $3.58. These warrants are exercisable at any time on or before June 17, 2000.

  We have entered into indemnification agreements with our directors and certain of our other officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and certain other officers.

  We believe that each of the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between ourselves and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the board of directors. Furthermore, the transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus:

  . each stockholder who is known by us to own beneficially more than 5% of our common stock;

  .  each of our named executive officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

  Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Commission. Applicable percentage ownership is based on 30,513,549 shares of common stock outstanding as of March 31, 1999, including 2,870,975 shares issuable upon exercise of warrants, together with options for that stockholder that are currently exercisable or exercisable within 60 days of March 31, 1999. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 31, 1999 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares outstanding after the offering is calculated after giving effect to the issuance of 6,000,000 shares of common stock offered by this prospectus, assuming no exercise of the underwriters' over-allotment option.

                               Number of Shares
                                 Beneficially                        Percentage of Shares
                               Owned (Including    Shares Issuable       Outstanding
                                the Number of    Pursuant to Options --------------------
                               Shares Shown in    Within 60 days of  Before the After the
   Name of Beneficial Owner   the Second Column)   March 31, 1999     Offering  Offering
   ------------------------   ------------------ ------------------- ---------- ---------
   August Capital, L.P.
    (1)....................        4,615,385               --          15.13%     12.64%
    2480 Sand Hill Road
    Suite 101
    Menlo Park CA 94025
   New Enterprise
    Associates VI, L.P.
    (2)....................        3,298,462               --          10.81       9.03
    c/o New Enterprise
    Associates
    2490 Sand Hill Road
    Menlo Park, CA 94025
   Intel Corporation (3)...        3,076,924               --          10.08       8.43
    2200 Mission Boulevard
    Santa Clara, CA 95052
   Alta California
    Partners, L.P. (4).....        2,634,615               --           8.63       7.22
    c/o Alta Partners
    One Embarcadero Center
    Suite 4050
    San Francisco, CA 94111
   State of Michigan (5)...        1,538,462               --           5.04       4.21
    c/o Department of
    Treasury
    Bureau of Investments
    430 West Allegan
    Street, 3rd Floor
    Lansing, MI 48922
   Jean-Louis F. Gassee....        3,952,595            20,834         12.94      10.82
   Stewart Alsop (6).......        3,298,462               --          10.81       9.03
   Garrett P. Gruener (7)..        2,634,615               --           8.63       7.22
   Barry M. Weinman (8)....        1,307,693               --           4.29       3.58
   Jean R. Calmon..........          715,417           135,417          2.33       1.95
   Steve M. Sakoman........          510,528           350,417          1.65       1.38
   Wesley S. Saia..........          510,417           197,905          1.66       1.39
   Christian E. Marchandise
    (9)....................          436,847               --           1.43       1.20
   Roy Graham..............          160,000               --             *          *
   Frank C. Boosman........           72,167            72,167            *          *
   All officers and
    directors as a group
    (10 persons) (10)......       13,598,741           936,740         43.24%     36.31%

--------
  * Represents beneficial ownership of less than one percent of the common stock.
 (1) August Capital L.P. holds these shares for itself and as nominee for August Capital Strategic Partners, L.P. and August Capital Associates, L.P.
 (2) Includes 10,000 shares held by NEA Ventures 1996, L.P. an affiliated entity.
 (3)  Includes 1,538,462 shares issuable pursuant to a warrant.
 (4) Consists of 2,561,126 shares held by Alta California Partners, L.P. and 73,489 shares held by Alta Embarcadero Partners, LLC. These entities are part of an affiliated group.
 (5) The State of Michigan holds these shares as custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System, and Michigan Judges Retirement System.
 (6) Consists of 3,298,462 shares held by New Enterprise Associates VI, L.P. and its affiliated entity. Mr. Alsop is a partner of New Enterprise Associates, the general partner of New Enterprise Associates VI. Mr. Alsop disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

 (7) Consists of 2,634,615 shares held by Alta California Partners and its affiliated entity. Mr. Gruener is a general partner of the general partner of Alta California Partners and a member of its affiliated entity. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

 (8) Consists of 1,121,977 shares held by AVI Capital, L.P., 173,731 shares held by Associated Venture Investors III and 11,985 shares held by AVI Silicon Valley Partners L.P. AVI Capital Management, L.P. is the general partner of AVI Capital. AVI Management Partners III, L.P. is the general partner of Associated Venture Investors III and AVI Silicon Valley Partners. Mr. Weinman is a general partner of AVI Capital Management and AVI Management Partners III. Mr. Weinman disclaims beneficial ownership of these shares.
 (9) Consists of 100 shares held directly by Mr. Marchandise, 747 shares and 452 shares issuable upon exercise of warrants held by Charlotte Marchandise, 1,000 shares held by Smart Valley Investment LLC and 252,463 shares and 182,085 shares issuable upon exercise of warrants held by Dotcom Ventures, S.A. Mr. Marchandise claims voting power over the shares and warrant held by Charlotte Marchandise, his daughter. Mr. Marchandise is the Chief Executive Officer of Smart Valley Investment, and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Marchandise holds a 30% equity ownership in Dotcom Ventures, and disclaims beneficial ownership in the shares and warrants except to the extent of his pecuniary interest therein.
(10) Also includes an aggregate of 3,298,462 shares held by New Enterprise Associates VI and its affiliated entity, 1,000 shares held by Smart Valley Investment LLC, 747 shares and 452 shares upon the exercise of warrants held by Charlotte Marchandise, 252,463 shares and 182,085 shares upon the exercise of warrants held by Dotcom Ventures, 2,634,615 shares held by Alta California Partners and its affiliated entity and 1,307,693 shares held by the AVI entities.

                          DESCRIPTION OF CAPITAL STOCK

General

  Immediately following the consummation of this offering, our authorized capital stock will consist of 78,000,000 shares of common stock, par value $.001, and 2,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

  As of March 31, 1999, there were 5,143,700 shares of common stock outstanding. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such time and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not to subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Convertible Preferred Stock

  As of March 31, 1999, there were 22,498,874 shares of convertible preferred stock outstanding. The board of directors has the authority, within the limitations and restrictions stated in our Amended and Restated Certificate of Incorporation, to provide by resolution for the issuance of shares of convertible preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of convertible preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

Options

  As of March 31, 1999, options to purchase a total of 5,910,347 shares of common stock were outstanding and up to 3,589,653 additional shares of common stock may be subject to options granted in the future under the 1999 Equity Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan (collectively, the "Stock Plans"). See "Management" and " Summary of Compensation." Recommendations for option grants under the Stock Plans are otherwise made by the Compensation Committee, subject to ratification by the full board of directors. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the Stock Plans must be exercised within ten years from the date of grant.

Warrants

  As of March 31, 1999, we had outstanding warrants to purchase an aggregate of 2,870,975 shares of our common stock at an exercise price ranging from $1.00 to $3.58 per share, weighted average price of $2.31. The warrants expire at various times ranging from June 17, 2000 to December 23, 2003. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price. All warrants are currently exercisable.

Delaware Anti-takeover Law and Amended and Restated Certificate of Incorporation, Bylaw and Delaware Law

  Upon completion of the merger, we are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging in business combinations, including a merger or sale of more than 10% of the corporation's assets, with any stockholder who, together with its affiliates and employees, owns 15% or more of the corporation's outstanding voting stock, referred to as an "interested stockholder", for three years following the date that such stockholder became an interested stockholder unless:

  . The transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

  . Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . On or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Be and, accordingly, may discourage attempts to acquire us.

  Our Amended and Restated Certificate of Incorporation and bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Be must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, as provided by the our bylaws, special meetings of our stockholders may be called only by the chairman of the board of directors, the Chief Executive Officer, the board of directors or by the holders of shares entitled to cast not less than 50% of the votes at the meeting. The Amended and Restated Certificate of Incorporation also provides that, beginning upon the closing of this offering, the board of directors will be divided into three classes, with each class staggered three-year terms, and specifies that the provisions authorized number of directors may be changed only by resolution of the board of directors. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding shares to amend, may have the effect of deferring hostile takeovers or delaying changes in our control or management.

California Foreign Corporation Law

  We are currently subject to Section 2115 of the California Corporations Code. Among other things, Section 2115 limits the ability of a corporation to elect a classified board of directors. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California Code may be applied to that company if the company meets certain requirements relating to its property, payroll and sales in California, and if more than 50% of its outstanding voting securities are held of record by persons having addresses in California. Despite this, we will not be subject to Section 2115 if we are qualified for trading as a national market security on the Nasdaq National Market and we have at least 800 stockholders as of the record date of our most recent annual meeting after becoming a public company. In addition, under section 301.5 of the California Code we will be permitted to eliminate cumulative voting and to maintain a staggered board since we will have outstanding securities designated as qualified for trading as a national market system security on the Nasdaq National Market.

Registration Rights

  The holders of an aggregate of 23,931,192 shares of common stock, including 1,538,462 shares issuable upon exercise of warrants, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of the Investors' Rights Agreements between ourselves and the holders of these registrable securities. Subject to certain limitations in this agreement, the holders of the registrable securities may require, on three occasions at any time after the third anniversary from the date of the Investors' Rights Agreement, that we use its best efforts to register the registrable securities, for public resale, provided that the proposed aggregate offering price of such registrable securities exceeds $5,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations must be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to the registrable securities must be borne by the holders of the securities being registered.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock is Norwest Bank Minnesota, N.A.

Listing

  Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "BEOS."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for our common stock and no prediction can be made as to the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities. Immediately after this offering, we will have outstanding 33,642,574 shares of common stock. Of these shares, the 6,000,000 shares being offered are freely tradable, assuming no exercise of the underwriters over-allotment option.

  Our directors and officers, stockholders, optionholders and warrantholders, who, as of March 31, 1999, held a total of 36,105,322 shares of our outstanding or issuable common stock have entered into lock-up agreements. Under these lock-up agreements, they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Volpe Brown Whelan & Company, LLC, for a period of 180 days from the date of this prospectus. Of these shares, 26,017,300 become eligible for sale in the public market 180 days after the date of this prospectus, subject in some cases to volume limitations.

  In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock (approximately 365,135 shares immediately after this offering, assuming no exercise of the underwriters over-allotment option); or

  . the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions.

  In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  As of March 31, 1999, options to purchase a total of 5,910,347 shares of common stock were outstanding, of which options to purchase 765,489 shares were exercisable. Upon the closing of this offering, we intend to file a registration statement to register for resale the 11,000,000 shares of common stock reserved for issuance either under our stock option plans or underlying options granted outside of our plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and the expiration of the lock-up agreements referred to above. Net of repurchases, 5,011,994 shares have already been issued upon exercise of options granted under our plans. These shares may be freely tradable subject to the requirements of Rule 701 and contractual obligations beginning 180 days after the date of this prospectus.

  As of March 31, 1999, preferred stockholders and warrantholders holding approximately 23,931,192 shares of outstanding or issuable common stock had the right to include their shares in registration statements relating to our securities. All of these shares are subject to the lock-up agreements described above. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our future registration statements could have a material adverse effect on our ability to raise needed capital.

                                  UNDERWRITING

  Under the terms and conditions contained in an underwriting agreement among the underwriters and us, each of the underwriters, for whom Volpe Brown Whelan & Company, LLC and Needham & Company, Inc., are acting as representatives, have severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Volpe Brown Whelan & Company, LLC.................................. 3,030,000
   Needham & Company, Inc. ........................................... 2,020,000
   Banc of America Securities LLC.....................................   100,000
   DEUTSCHE BANK SECURITIES INC.......................................   100,000
   Hambrecht & Quist LLC..............................................   100,000
   ING Barings LLC....................................................   100,000
   Lehman Brothers Inc................................................   100,000
   Prudential Securities Incorporated.................................   100,000
   SG Cowen Securities Corporation....................................   100,000
   Cruttenden Roth Incorporated.......................................    50,000
   Dain Rauscher Wesscls..............................................    50,000
   E*TRADE Securities.................................................    50,000
   First Albany Corporation...........................................    50,000
   U.S. Bancorp Piper Jaffray Inc.....................................    50,000
                                                                       ---------
       Total.......................................................... 6,000,000
                                                                       =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock if any are taken.

  The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price, less a concession not in excess of $0.25 per share. The underwriters may allow, and such dealers may reallow, concessions not in excess of $0.10 per share of the common stock to certain other dealers. After the initial public offering of the common stock, the offering price of the common stock and other selling terms may be changed by the underwriters.

  Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 900,000 additional shares of common stock on the same terms and conditions as set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments. To the extent such option is exercised, each underwriter will have a commitment subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial commitment pursuant to the underwriting agreement.

  From the date of this prospectus until 180 days after such date, we and all of our stockholders, officers and directors have agreed not to:

  . offer, sell, contract to sell, make any short sale, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or any options to acquire shares of common stock or any options to acquire shares of common stock or securities convertible into or exchangeable for any other rights to purchase or acquire common stock; or

  . enter into any swap or other agreements that transfers, in whole or in part, any of the economic consequences or ownership of common stock, without the prior consent of Volpe Brown Whelan & Company, LLC.

  The underwriters have reserved for sale, at the initial public offering price, 300,000 shares of common stock for certain of our directors, officers, employees, friends and family who have expressed an interest in purchasing shares of common stock in this offering. Such persons are expected to purchase, in the aggregate, not more than 5% of the common stock offered in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares offered.

  We have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock in this offering was determined by agreement between us and the underwriters. Among the factors considered in making such determination were the history of, and the prospects for, the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the price of similar securities of generally comparable companies. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public markets at or above the initial public offering price.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The representatives have informed us that the underwriters do not intend to confirm sales to accounts over which the underwriters have discretionary authority.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of common stock offered and certain other matters will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. GC&H Investments, an entity in which certain attorneys of Cooley Godward have an interest, holds 50,000 shares of our common stock.

                                    EXPERTS

  PricewaterhouseCoopers LLP, independent accountants, have audited our financial statements and schedule included in this prospectus as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report, which includes an explanatory paragraph about our ability to continue as a going concern and is included in this prospectus. In addition, PricewaterhouseCoopers LLP have audited the financial statements of StarCode Software, Inc. included in this prospectus as of December 31, 1997 and for the period from September 14, 1996 (date of inception) to December 31, 1996, the year ended December 31, 1997 and the period from September 14, 1996 (date of inception) to December 31, 1996, as set forth in their report which is included in this prospectus. Our financial statements and the financial statements of StarCode are included in this prospectus in reliance on PricewaterhouseCoopers LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

  You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site (http://www.sec.gov)

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the SEC. Such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, DC 20006.

  We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

  We intend to provide our stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                   Index to Consolidated Financial Statements

Be Incorporated

Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Stockholders' Deficit...........................  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

Pro Forma Condensed Consolidated Financial Information..................... F-26

StarCode Software, Inc.

Report of Independent Accountants.......................................... F-28

Balance Sheets............................................................. F-29

Statement of Operations.................................................... F-30

Statements of Shareholders' Deficit........................................ F-31

Statement of Cash Flows.................................................... F-32

Notes to Financial Statements.............................................. F-33

                       Report of Independent Accountants

April 2, 1999

To The Board of Directors and Stockholders of
Be Incorporated

  In our opinion, the accompanying consolidated balance sheets, and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Be Incorporated and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to these financial statements, the Company has incurred losses and negative cash flows from operations in each year since inception and is dependent upon obtaining sufficient financing in order to fund operations for 1999. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
San Jose, California

                                BE INCORPORATED

                          Consolidated Balance Sheets

                                                                      Pro Forma
                           Year Ended December 31,                    March 31,
                          --------------------------   March 31,        1999
                              1997          1998          1999      (see Note 12)
                          ------------  ------------  ------------  -------------
                                                      (unaudited)    (unaudited)
Assets
Current assets:
  Cash and cash
   equivalents..........  $    699,000  $  3,394,000  $  1,027,000
  Short-term
   investments..........       200,000     8,254,000     7,280,000
  Accounts receivable...        37,000       477,000       342,000
  Prepaid and other
   current assets.......        87,000       327,000       367,000
                          ------------  ------------  ------------
   Total current
    assets..............     1,023,000    12,452,000     9,016,000
Property and equipment,
 net....................       251,000       403,000       425,000
Purchased web site
 technology, net of
 amortization...........           --        303,000       212,000
Other assets, net of
 accumulated
 amortization...........        29,000       476,000       430,000
                          ------------  ------------  ------------
   Total assets.........  $  1,303,000  $ 13,634,000  $ 10,083,000
                          ============  ============  ============

Liabilities, mandatorily
redeemable convertible
preferred stock and
stockholders' equity
(deficit)
Current liabilities:
  Accounts payable......  $    571,000  $    576,000  $    538,000
  Accrued expenses......       606,000     1,094,000     1,052,000
  Technology license
   obligations, current
   portion..............           --        688,000       705,000
  Deferred revenue......        52,000       392,000       747,000
  Notes payable to
   shareholders.........     3,000,000           --            --
                          ------------  ------------  ------------
   Total current
    liabilities.........     4,229,000     2,750,000     3,042,000
Technology license
 obligations, net of
 current portion........           --        779,000       601,000
                          ------------  ------------  ------------
   Total liabilities....     4,229,000     3,529,000     3,643,000
                          ------------  ------------  ------------
Mandatorily redeemable
 convertible preferred
 stock $0.001 par value:
 Shares authorized:
  22,500,000
 Shares issued and
  outstanding:
  14,116,000 in 1997,
  22,498,874 in 1998 and
  1999 (unaudited) and
  none pro forma
  (unaudited)...........    14,052,000    38,005,000    38,137,000
                          ------------  ------------  ------------
 Liquidation value:
  $41,360,000

Commitments (Note 6)

Stockholders' Deficit:
  Common stock, $.001
   par value:
  Shares authorized:
   40,000,000 shares;
  Shares issued and
   outstanding:
   4,573,240 in 1997,
   5,094,757 in 1998,
   5,143,700 in 1999
   (unaudited) and
   27,642,574 pro forma
   (unaudited)..........         5,000         5,000         5,000  $     28,000
Additional paid-in
 capital................    15,002,000    25,302,000    32,956,000    71,070,000
Deferred stock
 compensation...........    (1,333,000)   (4,490,000)  (10,095,000)  (10,095,000)
Accumulated deficit.....   (30,652,000)  (48,717,000)  (54,563,000)  (54,563,000)
                          ------------  ------------  ------------  ------------
   Total stockholders'
    equity (deficit)....   (16,978,000)  (27,900,000)  (31,697,000) $  6,440,000
                          ------------  ------------  ------------  ============
   Total liabilities,
    mandatorily
    redeemable preferred
    stock and
    stockholders' equity
    (deficit)...........  $  1,303,000  $ 13,634,000  $ 10,083,000
                          ============  ============  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                     Consolidated Statements of Operations

                                                                     Three Months Ended
                                 Year Ended December 31,                  March 31,
                          ---------------------------------------  ------------------------
                             1996          1997          1998         1998         1999
                          -----------  ------------  ------------  -----------  -----------
                                                                         (unaudited)
Net revenues............  $       --   $     86,000  $  1,199,000  $    64,000  $   309,000
Cost of revenues........          --         84,000     2,161,000      143,000       85,000
                          -----------  ------------  ------------  -----------  -----------
Gross profit (loss).....          --          2,000      (962,000)     (79,000)     224,000
Operating expenses:
  Research and
   development..........    3,039,000     4,422,000     5,792,000    1,075,000    1,887,000
  Sales and marketing...    2,711,000     4,032,000     4,496,000      856,000    1,882,000
  General and
   administrative.......    1,292,000     1,694,000     2,310,000      451,000      737,000
  Amortization of
   deferred stock
   compensation.........      955,000       867,000     3,881,000      537,000    1,665,000
                          -----------  ------------  ------------  -----------  -----------
    Total operating
     expenses...........    7,997,000    11,015,000    16,479,000    2,919,000    6,171,000
                          -----------  ------------  ------------  -----------  -----------
Loss from operations....   (7,997,000)  (11,013,000)  (17,441,000)  (2,998,000)  (5,947,000)
Interest expense........      (33,000)      (75,000)     (159,000)     (55,000)     (36,000)
Other income and
 expenses, net..........      253,000       655,000       739,000      129,000      137,000
                          -----------  ------------  ------------  -----------  -----------
Net loss................   (7,777,000)  (10,433,000)  (16,861,000)  (2,924,000)  (5,846,000)
                          -----------  ------------  ------------  -----------  -----------
Dividend related to
 beneficial conversion
 feature of preferred
 stock..................                               (1,204,000)
Issuance of warrants to
 induce conversion of
 preferred stock........     (114,000)
Accretion of mandatorily
 redeemable convertible
 preferred stock........      (11,000)      (15,000)     (358,000)     (66,000)    (133,000)
                          -----------  ------------  ------------  -----------  -----------
Net loss attributable to
 common stockholders....  $(7,902,000) $(10,448,000) $(18,423,000) $(2,990,000) $(5,979,000)
                          ===========  ============  ============  ===========  ===========
Net loss per common
 share--basic and
 diluted................  $    (10.85) $      (4.87) $      (5.80) $     (1.09) $     (1.54)
                          ===========  ============  ============  ===========  ===========
Shares used in per
 common share
 calculation--basic and
 diluted................      728,000     2,145,000     3,178,000    2,740,000    3,881,000
                          ===========  ============  ============  ===========  ===========
Pro forma net loss per
 common share--basic and
 diluted................                             $       (.69)              $      (.22)
                                                     ============               ===========
Shares used in pro forma
 loss per common share
 calculation--basic and
 diluted................                               24,303,000                26,380,000
                                                     ============               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                Consolidated Statements of Stockholders' Deficit

                          Preferred Stock       Common Stock    Additional     Deferred
                         -------------------  -----------------   Paid-in       Stock      Accumulated
                           Shares    Amount    Shares    Amount   Capital    Compensation    Deficit        Total
                         ----------  -------  ---------  ------ -----------  ------------  ------------  ------------
Balance, January 1,
 1996...................  7,922,000  $ 8,000     30,768  $  --  $11,105,000  $        --   $(12,328,000) $ (1,215,000)
 Exercise of common
  stock warrants........        --       --       1,371     --       21,000           --            --         21,000
 Conversion of shares of
  Series A, A1 and B
  preferred stock to
  common stock, net of
  conversion costs of
  $13,000............... (7,922,000)  (8,000)    26,468     --       (5,000)          --            --        (13,000)
 Issuance of warrants to
  induce conversion of
  preferred stock.......        --       --         --      --      114,000           --       (114,000)          --
 Issuance of common
  stock to a developer
  for services
  rendered..............        --       --      23,333     --       21,000           --            --         21,000
 Exercise of stock
  options...............        --       --   4,488,100   5,000     444,000           --            --        449,000
 Deferred stock
  compensation related
  to grants of stock
  options...............        --       --         --      --    1,859,000    (1,859,000)          --            --
 Amortization of
  deferred stock
  compensation..........        --       --         --      --          --        955,000           --        955,000
 Net loss...............        --       --         --      --          --            --     (7,777,000)   (7,777,000)
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock.................        --       --         --      --      (11,000)          --            --        (11,000)
                         ----------  -------  ---------  ------ -----------  ------------  ------------  ------------
Balance, December 31,
 1996...................        --       --   4,570,040   5,000  13,548,000      (904,000)  (20,219,000)   (7,570,000)
 Issuance of common
  stock to director ....        --       --      50,000     --      177,000           --            --        177,000
 Exercise of stock
  options...............        --       --     185,000     --       19,000           --            --         19,000
 Repurchase of common
  stock for cash........        --       --    (231,800)    --      (23,000)          --            --        (23,000)
 Deferred stock
  compensation related
  to grants of stock
  options...............        --       --         --      --    1,537,000    (1,537,000)          --            --
 Cancellation of
  options...............        --       --         --      --     (241,000)      241,000           --            --
 Amortization of
  deferred stock
  compensation..........        --       --         --      --          --        867,000           --        867,000
 Net loss...............        --       --         --      --          --            --    (10,433,000)  (10,433,000)
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock.................        --       --         --      --      (15,000)          --            --        (15,000)
                         ----------  -------  ---------  ------ -----------  ------------  ------------  ------------
Balance, December 31,
 1997...................        --       --   4,573,240   5,000  15,002,000    (1,333,000)  (30,652,000)  (16,978,000)
 Repurchase of common
  stock.................        --       --    (248,700)    --      (25,000)          --            --        (25,000)
 Exercise of stock
  options...............        --       --     770,217             205,000           --            --        205,000
 Sale of option to
  purchase preferred
  stock
  and warrants to
  purchase common
  stock.................        --       --         --            1,322,000           --            --      1,322,000
 Exercise of option to
  purchase preferred
  stock and warrants to
  purchase common
  stock.................        --       --         --           (1,322,000)          --            --     (1,322,000)
 Issuance of warrants to
  purchase common
  stock.................        --       --         --      --    2,149,000           --            --      2,149,000
 Deferred stock
  compensation related
  to grants of stock
  options...............        --       --         --      --    7,472,000    (7,472,000)          --            --
 Cancellation of
  options...............        --       --         --      --     (434,000)      434,000           --            --
 Amortization of
  deferred stock
  compensation..........        --       --         --      --          --      3,881,000           --      3,881,000
 Net loss...............        --       --         --      --          --            --    (16,861,000)  (16,861,000)
 Beneficial conversion
  feature related to
  issuance of preferred
  stock.................        --       --         --      --    1,204,000           --            --      1,204,000
 Dividend related to
  beneficial conversion
  feature of preferred
  stock.................        --       --         --      --          --            --     (1,204,000)   (1,204,000)
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock.................        --       --         --      --     (358,000)          --            --       (358,000)
 Other                          --       --         --      --       87,000           --            --         87,000
                         ----------  -------  ---------  ------ -----------  ------------  ------------  ------------
Balance, December 31,
 1998...................        --       --   5,094,757   5,000  25,302,000    (4,490,000)  (48,717,000)  (27,900,000)
 Repurchase of common
  stock.................        --       --     (32,285)    --       (3,000)          --            --         (3,000)
 Exercise of stock
  options...............        --       --      81,228     --       26,000           --            --         26,000
 Deferred stock
  compensation related
  to grants of stock
  options...............        --       --         --      --    7,270,000    (7,270,000)          --            --
 Amortization of
  deferred stock
  compensation..........        --       --         --      --          --      1,665,000           --      1,665,000
 Compensation expense on
  grant of fully vested
  options...............        --       --         --      --      494,000           --            --        494,000
 Net loss...............        --       --         --      --          --            --     (5,846,000)   (5,846,000)
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock.................        --       --         --      --     (133,000)          --            --       (133,000)
                         ----------  -------  ---------  ------ -----------  ------------  ------------  ------------
Balance, March 31, 1999
 (unaudited)............        --   $   --   5,143,700  $5,000 $32,956,000  $(10,095,000) $(54,563,000) $(31,697,000)
                         ==========  =======  =========  ====== ===========  ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                     Consolidated Statements of Cash Flows

                                                                  Three Months Ended March
                                Year Ended December 31,                     31,
                         ---------------------------------------  -------------------------
                            1996          1997          1998          1998         1999
                         -----------  ------------  ------------  ------------  -----------
                                                                        (unaudited)
Cash flows from
 operating activities:
Net loss...............  $(7,777,000) $(10,433,000) $(16,861,000) $ (2,924,000) $(5,846,000)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........      104,000       156,000       855,000       153,000      188,000
 Licensed technology
  used in research and
  development..........          --            --      1,852,000           --
 Amortization of
  discount on
  technology license
  obligations..........          --            --        130,000        26,000       36,000
 Increase in
  allowances for sales
  return...............          --            --         10,000           --        12,000
 Compensation expense
  incurred on issuance
  of stock.............       19,000       172,000           --            --       494,000
 Amortization of
  deferred stock
  compensation.........      955,000       867,000     3,881,000       537,000    1,665,000
 Changes in assets and
  liabilities (in
  1998, net of effects
  of acquisition):
   Accounts
    receivable.........     (298,000)      261,000      (450,000)      (54,000)     123,000
   Prepaid and other
    current assets.....      (97,000)       85,000       (93,000)      (88,000)     (40,000)
   Other assets........       (7,000)       17,000      (142,000)      (40,000)         --
   Accounts payable....     (326,000)      187,000         5,000       103,000      (38,000)
   Accrued expenses....      417,000        72,000       573,000       184,000      (42,000)
   Deferred revenue....          --         52,000       340,000         5,000      355,000
                         -----------  ------------  ------------  ------------  -----------
     Net cash used in
      operating
      activities.......   (7,010,000)   (8,564,000)   (9,900,000)   (2,098,000)  (3,093,000)
                         -----------  ------------  ------------  ------------  -----------
Cash flow provided by
 (used in) investing
 activities:
Acquisition of property
 and equipment.........     (171,000)     (208,000)     (323,000)      (88,000)     (75,000)
Acquisition of licensed
 technology............          --            --     (1,373,000)     (166,000)    (196,000)
Purchases of short-term
 investments...........   (9,018,000)   (6,185,000)  (35,213,000)  (12,000,000)  (1,043,000)
Sales of short-term
 investments...........    4,150,000    10,853,000    12,399,000     1,392,000    2,017,000
Maturities of short
 term investments......          --            --     14,760,000           --           --
Acquisition of StarCode
 (net of cash
 acquired).............          --            --       (562,000)          --           --
                         -----------  ------------  ------------  ------------  -----------
     Net cash provided
      by (used in)
      investing
      activities.......   (5,039,000)    4,460,000   (10,312,000)  (10,862,000)     703,000
                         -----------  ------------  ------------  ------------  -----------
Cash flows provided by
 financing activities:
Proceeds from issuance
 of preferred stock,
 net...................   12,760,000           --     20,156,000    18,957,000          --
Proceeds from issuance
 of common stock
 warrants..............          --            --      1,248,000           --           --
Proceeds from option to
 purchase Series 2
 preferred stock and
 common stock
 warrants..............          --            --      1,322,000     1,322,000          --
Proceeds from issuance
 of common stock.......      470,000        24,000       206,000           --        26,000
Repurchase of common
 stock.................          --        (23,000)      (25,000)       (4,000)      (3,000)
Proceeds from issuance
 of notes payable......          --      3,000,000           --            --           --
Proceeds from issuance
 of notes payable to
 officers..............    1,000,000           --            --            --           --
Repayments of notes
 payable to officers...     (719,000)          --            --            --           --
                         -----------  ------------  ------------  ------------  -----------
     Net cash provided
      by financing
      activities.......   13,511,000     3,001,000    22,907,000    20,275,000       23,000
                         -----------  ------------  ------------  ------------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........    1,462,000    (1,103,000)    2,695,000     7,315,000   (2,367,000)
Cash and cash
 equivalents, beginning
 of period.............      340,000     1,802,000       699,000       699,000    3,394,000
                         -----------  ------------  ------------  ------------  -----------
Cash and cash
 equivalents, end of
 period................  $ 1,802,000  $    699,000  $  3,394,000  $  8,014,000  $ 1,027,000
                         ===========  ============  ============  ============  ===========
Supplemental schedule
 of noncash financing
 activities:
Conversion of Series A,
 Series A1, and Series
 B preferred stock to
 common stock, net of
 expenses totaling
 $13,000...............  $10,390,000  $        --   $        --   $        --   $       --
                         ===========  ============  ============  ============  ===========
Conversion of notes
 payable and accrued
 interest to preferred
 stock.................  $ 1,266,000  $        --   $  3,104,000  $        --   $       --
                         ===========  ============  ============  ============  ===========
Issuance of preferred
 stock to bankers......          --            --   $    345,000  $    245,000          --
                         ===========  ============  ============  ============  ===========
Issuance of warrants to
 induce conversion of
 preferred stock.......  $   114,000  $        --   $        --   $        --   $       --
                         ===========  ============  ============  ============  ===========
Allocation of proceeds
 from option to
 purchase preferred
 stock and warrants....  $       --   $        --   $  1,322,000  $        --   $       --
                         ===========  ============  ============  ============  ===========
Dividend related to
 beneficial conversion
 feature of preferred
 stock.................  $       --   $        --   $  1,204,000  $        --   $       --
                         ===========  ============  ============  ============  ===========
Accretion of
 mandatorily redeemable
 preferred stock.......  $    11,000  $     15,000  $    358,000  $     66,000  $   133,000
                         ===========  ============  ============  ============  ===========
Future obligations
 under noncancelable
 technology licenses...  $       --   $        --   $    696,000  $  1,213,000  $       --
                         ===========  ============  ============  ============  ===========
Unearned stock based
 compensation related
 to stock option
 grants, net of
 cancellations.........  $ 1,859,000  $  1,296,000  $  7,038,000  $  4,340,000  $ 7,270,000
                         ===========  ============  ============  ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                   Notes to Consolidated Financial Statements

NOTE 1--NATURE OF BUSINESS:

  Be Incorporated (the "Company") offers the Be Operating System ("BeOS"), an operating system designed for digital media applications and Internet appliances. The Company markets and sells BeOS directly to end users and resellers and distributors. Prior to 1998, the Company was engaged primarily in research and development, raising capital and development of its markets and was in the development stage.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of preparation

  These financial statements have been prepared on a basis of accounting assuming that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses and negative cash flows from operations in each year since inception and is dependent upon obtaining sufficient financing in order to fund operations for 1999. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management is in the process of investigating alternative methods of raising the required financing for 1999 and thereafter. If management is unable to obtain such financing adjustments may be necessary to the recorded amounts of assets and liabilities. These financial statements do not reflect any such adjustments.

Principles of consolidation

  These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Foreign currency translation

  The functional currency of the Company's foreign subsidiary is the U.S. Dollar. Nonmonetary assets and liabilities are remeasured into U.S. Dollars at historical rates, monetary assets and liabilities are remeasured at exchange rates in effect at the end of the year and income statement accounts are remeasured at average rates for the period. Remeasurement gains and losses of the Company's foreign subsidiary are included in the results of operations and are not significant.

Unaudited interim results

  The accompanying interim consolidated financial statements as of March 31, 1999, and for the three months ended March 31, 1998 and 1999, together with the related notes, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and its cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                BE INCORPORATED

Financial instruments

  The Company considers all highly liquid investments with an original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are deposited with two major banks in the United States. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of its cash and cash equivalents.

  Management has classified all of its short-term investments as available for sale. Realized gains and losses are calculated using the specific identification method. Realized gains and losses in 1996, 1997 and 1998 and unrealized holding gains and losses at December 31, 1997 and 1998 were not significant.

  The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value due to their short maturities. The fair value of short term investments is set forth in note 4 of notes to the consolidated financial statements.

Certain risks and concentrations

  The Company's revenue is derived entirely of sales of BeOS. At December 31, 1998, one customer accounted for 98% of the Company's accounts receivable. Subsequent to December 31, 1998, this amount was paid in full. At March 31, 1999 (unaudited), three customers accounted for 42%, 16% and 15% of accounts receivable, respectively. In addition one customer accounted for 37% of net revenues for the year ended December 31, 1998 and 23% (unaudited) of net revenues for the three months ended March 31, 1999.

  The demand and acceptance of the Company's product is dependent upon its ability to license key enabling technologies which allow computers to work with other digital media devices such as digital cameras, set-top boxes, and digital video types. If the Company is unable to license these enabling technologies at favorable terms or at all the Company may experience lower demand for its product.

  The Company depends on development tools provided by a limited number of third party vendors. Together with application developers, the Company relies primarily upon software development tools provided by two companies. If one or both of these companies fail to support or maintain these development tools, the Company will have to support the tools itself or transition to another vendor. Any maintenance or support of the tools by the Company or transition could be time consuming, could delay product release and upgrade schedule and could delay the development and availability of third party applications used on the Company's BeOS. Failure to procure the needed software development tools or any delay in availability of third party applications could negatively impact the Company's ability and the ability of third party application developers to release and support BeOS and applications that run it or they could negatively and materially affect the acceptance and demand for BeOS, our business and prospects.

Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three years. Upon disposal, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

  Depreciation expense for 1996, 1997, and 1998 was $104,000, $156,000, and
$202,000, respectively.

Accounting for Long-Lived Assets and Purchased Software

  The Company reviews property and equipment, purchased software and technology licenses and purchased Web site technology for impairment whenever events or changes in circumstances indicate that the carrying

                                BE INCORPORATED
amount of an asset may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

  At each balance sheet, the unamortized cost of purchased software is compared to the net realizable value of the related software product. The amount by which the unamortized cost exceeds the net realizable value of the software is charged to operations. The net realizable value of the software product is determined by estimating future gross revenues and reduced by the estimated future costs of selling the product.

Income taxes

  The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Advertising costs

  Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $6,000, $14,000 and $38,000 in 1996, 1997 and 1998, respectively.

Research and development costs

  Costs incurred in the research and development of new software products are expensed as incurred, including minimum payments made and due to third parties for technology incorporated into the Company's product, until technological feasibility is established. Development costs are capitalized beginning when a product's technological feasibility has been established and ending when the product is available for general release to customers. To date, products and enhancements have generally reached technological feasibility and have been released for sale at substantially the same time.

Revenue recognition

  The Company's revenue is derived from licensing fees from product sales to end users either by direct-order on the Company's web site or sales by a distributor.

  The Company adopted the provisions of Statement of Position 97-2 or SOP 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective January 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product and maintenance revenues. Under SOP 97-2, the Company recognizes product revenues from orders on the Company's web site upon shipment, provided a credit card authorization is received, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. The Company uses a standard shrink wrap license for all of its sales. Under the license, the Company is obligated to provide limited telephone support to end users who purchase the Company's product and provides a 5-day money back guarantee. The Company accrues the costs of providing telephone support upon shipment of the product based on the historical cost of providing such support to its customers. In addition, upon shipment of its product, the Company records an allowance for estimated sales returns.

  Product revenue for sales to its distributors is recognized upon sell through to an end user provided a signed contract exists, the fee is fixed and determinable and collection is probable. The Company has

                                BE INCORPORATED
recognized revenue from these distributors upon sale by the distributors to an end user because the Company does not have sufficient experience with the distributors to reasonably estimate returns.

  Under certain circumstances, the Company offers an upgrade to its product in conjunction with product sales at no additional charge. Generally, such rights are offered prior to new versions being released and give the customers who purchase products between established dates the right to such an upgrade. Revenue is allocated to an upgrade right based on the objective evidence of fair value or if not sold separately, the price determined by management. The Company recognizes upgrade revenue when the criteria for product revenue recognition from end users set forth above are met.

  At December 31, 1998 and March 31, 1999, deferred revenues consisted of revenue related to upgrades deliverable in the future and distributor sales not sold through to end users.

  Prior to the adoption of SOP 97-2, the Company recognized revenue from the sale of products upon shipment if remaining obligations were insignificant, collection of the resulting accounts receivable was probable and product returns were reasonably estimable. Revenue for 1997 was entirely from direct sale of products to end users.

Stock-based compensation

  The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options, and presents disclosure of pro forma information required under Financial Accounting Standards Board Statement No. 123 or SFAS 123, "Accounting for Stock-Based Compensation."

Comprehensive income

  The Company has adopted the provisions of SFAS No. 130, or SFAS 130, "Reporting Comprehensive Income." SFAS 130, establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. There was no difference between the Company's net loss and its total comprehensive loss for 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited).

                                BE INCORPORATED

Net loss per common share

  Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per common share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per common share in 1996, 1997 and 1998 because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                                                Three Months
                                                               Ended March 31,
                                                               ----------------
                                   1996      1997      1998     1998     1999
                                  -------  --------  --------  -------  -------
                                                                 (unaudited)
Net loss per common share, basic
 and diluted:
  Net loss......................  $(7,777) $(10,433) $(16,861) $(2,924) $(5,846)
  Dividend related to beneficial
   conversion feature of
   preferred stock..............                       (1,204)
  Issuance of warrants to induce
   conversion of preferred
   stock........................     (114)
  Accretion of mandatorily
   redeemable convertible
   preferred stock..............      (11)      (15)     (358)     (66)    (133)
                                  -------  --------  --------  -------  -------
      Numerator for net loss per
       common share, basic and
       diluted..................   (7,902)  (10,448)  (18,423)  (2,990)  (5,979)
  Denominator for basic and
   diluted loss per common
   share:
    Weighted average common
     shares outstanding.........      728     2,145     3,178    2,740    3,881
                                  =======  ========  ========  =======  =======
  Net loss per common share
   basic and diluted............  $(10.85) $  (4.87) $  (5.80) $ (1.09) $ (1.54)
                                  =======  ========  ========  =======  =======
  Antidilutive securities:
    Options to purchase common
     stock......................      961       987     2,205    2,322    1,943
    Common stock subject to
     repurchase.................    3,020     1,921     1,389    1,688    1,089
    Preferred stock.............   14,116    14,116    22,499   14,116   22,499
    Warrants....................    1,220     1,220     2,870    2,862    2,870
                                  -------  --------  --------  -------  -------
                                   19,317    18,244    28,963   20,988   28,401
                                  =======  ========  ========  =======  =======

Recent accounting pronouncements

  In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No. 98-1 or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

  In December 1998, AcSEC released Statement of Position 98-9 or SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is no vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by

                                BE INCORPORATED
means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company is currently evaluating the impact of the requirements of SOP 98-9 and the effects, if any, on its current revenue recognition policies.

  In April 1998, the AcSEC issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company does not currently hold derivative instruments or engage in hedging activities.

NOTE 3--ACQUISITIONS:

StarCode acquisition

  On April 30, 1998, the Company acquired StarCode Software, Inc. ("StarCode") for an aggregate purchase price of $567,000. StarCode owned and operated an electronic commerce web site which the Company and certain developers of application software for use with BeOS used to sell their products. The Company had previously contracted with StarCode to provide access to this web site and paid a fee based on the level of revenue generated by orders therefrom. The acquisition has been accounted for using the purchase method of accounting and the results of operations of StarCode have been included with those of the Company since the date of acquisition.

  The fair value of the assets acquired from StarCode and a summary of the consideration exchanged for these assets is as follows:

   Total purchase price.............................................. $567,000
                                                                      ========
   Assets acquired: Tangible assets, including cash, accounts receivable and property and equipment............................ $ 22,000
   Purchased web site technology.....................................  545,000
                                                                      --------
                                                                      $567,000
                                                                      ========

  The amount allocated to purchased Web Site technology, for which technological feasibility had been established at the acquisition date, is being amortized on a straight-line basis over eighteen months. Accumulated amortization at December 31, 1998 was $242,000.

                                BE INCORPORATED

  Summarized below are the unaudited pro forma results of operations of the Company as though StarCode had been acquired at the beginning of 1997. Adjustments have been made for the estimated increases in amortization related to purchased web site technology and other appropriate pro forma adjustments.

                                                        1997          1998
                                                    ------------  ------------
   Revenue......................................... $     95,000  $  1,215,000
   Net loss........................................ $(11,013,000) $(17,064,000)
   Net loss per common share, basic and diluted.... $      (5.13) $      (5.37)

  The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of fiscal 1997 or of future results of operations of the combined companies.

NOTE 4--BALANCE SHEET ACCOUNTS:

                                                     December 31,
                                        ---------------------------------------
                                              1997                1998
                                        ----------------- ---------------------
                                                   Fair
                                          Cost    Value      Cost    Fair Value
                                        -------- -------- ---------- ----------
   Short-term investments
   Federal government obligations...... $    --  $    --  $5,264,000 $5,264,000
   Corporate debt obligations..........  200,000  200,000  2,990,000  2,990,000
                                        -------- -------- ---------- ----------
                                        $200,000 $200,000 $8,254,000 $8,254,000
                                        ======== ======== ========== ==========

  All short-term investments mature within one year.

                                                              December 31,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
   Property and equipment, net
   Computer equipment.................................... $ 456,000  $  775,000
   Furniture and fixtures................................   128,000     168,000
                                                          ---------  ----------
                                                            584,000     943,000
   Less: accumulated depreciation........................  (333,000)   (540,000)
                                                          ---------  ----------
                                                          $ 251,000  $  403,000
                                                          =========  ==========
   Accrued expenses
   License and royalty liabilities....................... $     --   $  152,000
   Product warranty reserve..............................   154,000      77,000
   Payroll and related...................................   223,000     531,000
   Other.................................................   229,000     334,000
                                                          ---------  ----------
                                                          $ 606,000  $1,094,000
                                                          =========  ==========

                                BE INCORPORATED

  During 1998, the Company terminated 7 employees, incurring costs of $189,000. At December 31, 1998, there remained $125,000 of such accrued costs that were subsequently paid in January 1999.

                                                               December 31,
                                                            -------------------
                                                             1997      1998
                                                            ------- -----------
   Other assets, net
   Technology licenses..................................... $   --  $ 2,069,000
   Deposits................................................  29,000      29,000
                                                            ------- -----------
                                                             29,000   2,098,000
   Less: accumulated amortization..........................     --   (1,622,000)
                                                            ------- -----------
                                                            $29,000 $   476,000
                                                            ======= ===========

  During 1998 the Company entered into a licensing agreement for the delivery of a development tool which compiled software for use in versions of BeOS for two microprocessor architectures. The present value of the non cancelable payments due under this agreement of $1,406,000 were initially recorded as a technology license asset and were amortized over an estimated useful life of three years (see Note 6).

  However, in June 1998, based on the performance characteristics of this tool on one of the microprocessor architectures, management deemed that it did not meet its requirements as a development tool for BeOS and made alternative arrangements with another company to develop a suitable replacement for that architecture. Also in June 1998, the manufacturer of systems based on the other microprocessor architecture announced that they would not release details of any of their future systems. As a result, the Company was unable to support any of the future platforms. Since no estimated future cash flows were expected from the licensed technology, a permanent impairment in the value of $1,211,000 was recorded in June 1998. This impairment charge has been included in cost of sales in the statement of operations.

  In addition, in 1998 the Company entered into other technology license agreements including non cancelable minimum payments. The present value of payments due under these agreements (see Note 6) is recorded as an asset and amortized over the lesser of the term of the agreement or three years, if technological feasibility was established at the date the agreement was signed or as research and development costs if technological feasibility had not been established and there was no alternative future use for the licensed technology. During 1998, costs capitalized and expensed as research and development under these agreements were $663,000 and $641,000, respectively.

NOTE 5--NOTES PAYABLE:

  During 1995, the Company issued notes payable to two officers in exchange for $985,000 of cash with an additional $1 million issued as notes payable in exchange for cash in 1996. These uncollateralized notes payable bore interest at an annual rate of 10%, and were payable at various dates during fiscal year 1996. In April 1996, $1,266,000 of the notes payable were converted into Series 1 preferred stock (see Note 7) and the remaining $719,000 in notes was repaid.

  During 1997, the Company issued notes payable to certain shareholders in exchange for $3,000,000 of cash. These notes payable bore interest at an annual rate of 10%, and were payable in February 1998. These notes payable and related accrued interest were converted to Series 2 convertible preferred stock in February 1998 (see Note 7).

                                BE INCORPORATED

NOTE 6--COMMITMENTS:

  The Company leases its facility under a non cancelable operating lease expiring February, 2003. Future annual minimum lease payments as of December 31, 1998 are as follows:

   1999.............................................................. $  912,000
   2000..............................................................    875,000
   2001..............................................................    887,000
   2002..............................................................    519,000
   2003..............................................................     74,000
                                                                      ----------
                                                                      $3,267,000
                                                                      ==========

  Total rent expense was $373,000, $400,000, and $825,000 for 1996, 1997 and
1998, respectively.

  In addition, the Company has entered into several technology licensing agreements which include non cancelable payments. These payments have been recorded at the net present value using a discount rate of 10% per annum. The future minimum payments under these agreement are as follows:

   1999............................................................. $  808,000
   2000.............................................................    748,000
   2001.............................................................     45,000
   2002.............................................................     45,000
                                                                     ----------
                                                                      1,646,000
   Less discount....................................................   (179,000)
                                                                     ----------
                                                                      1,467,000
   Less current portion.............................................   (688,000)
                                                                     ----------
                                                                     $  779,000
                                                                     ==========

NOTE 7--STOCKHOLDERS' EQUITY:

Convertible Preferred Stock

  In April 1996, pursuant to the Company's recapitalization plan, the Company declared an automatic conversion of all its outstanding shares of Series A, Series A1 and Series B preferred stock into common stock and, immediately thereafter, the Company's outstanding common stock was subject to a reverse stock split of 1 for 300.

  All common and common equivalent shares in these financial statements have been adjusted to give retroactive effect to this reverse stock split.

Mandatorily Redeemable Convertible Preferred Stock

  The mandatorily redeemable convertible preferred stock comprise the following series:

                           Number of     Number of    Common Shares
                             Shares    Shares Issued  Reserved for  Liquidation
                           Authorized and Outstanding  Conversion      Value
                           ---------- --------------- ------------- -----------
   Series 1............... 14,116,000   14,116,000     14,116,000   $14,116,000
   Series 2...............  8,384,000    8,382,874      8,382,874    27,244,000
                           ----------   ----------     ----------   -----------
                           22,500,000   22,498,874     22,498,874   $41,360,000
                           ==========   ==========     ==========   ===========

                                BE INCORPORATED

  Changes in the mandatorily redeemable convertible preferred stock during 1996, 1997 and 1998 were as follows:

                                                                     Amount
                                                                   -----------
   Balance, January 1, 1996....................................... $       --
     Issuance of Series 1.........................................  14,026,000
     Accretion to redemption value................................      11,000
                                                                   -----------
   Balance, December 31, 1996.....................................  14,037,000
     Accretion to redemption value................................      15,000
                                                                   -----------
   Balance, December 31, 1997.....................................  14,052,000
     Issuance of Series 2:
       February 1998, net of issuance costs of $1,432,000.........  22,391,000
       December 1998, net of issuance costs of $217,000 and
        allocation to warrants of $2,001,000......................   1,204,000
     Beneficial conversion feature................................  (1,204,000)
     Dividend related to beneficial conversion feature of
      preferred stock.............................................   1,204,000
     Accretion to redemption value................................     358,000
                                                                   -----------
   Balance, December 31, 1998..................................... $38,005,000
                                                                   ===========

Issuance of Series 1 Mandatorily Redeemable Convertible Preferred Stock

  In April 1996, the Company issued 12,850,000 shares of its Series 1 mandatorily redeemable convertible preferred stock at $1.00 per share for gross cash proceeds of $12.9 million. Concurrent with the issuance in April of Series 1 mandatorily redeemable convertible preferred stock, $1,266,000 of outstanding promissory notes were converted into an additional 1,266,000 shares of the Company's Series 1 mandatorily redeemable convertible preferred stock.

Issuance of Series 2 Mandatorily Redeemable Convertible Preferred Stock

  In February 1998, the Company sold 6,706,318 shares of its Series 2 mandatorily redeemable convertible preferred stock to investors for total gross proceeds of $21,795,000. In addition, the Company issued 923,077 shares if its Series 2 mandatorily redeemable convertible preferred stock in exchange for the $3,000,000 of notes payable outstanding at December 31, 1997, and an additional 31,950 shares were issued for forgiveness for interest related to the notes payable.

  In connection with the sale of Series 2 mandatorily redeemable convertible preferred stock, the Company issued the lead investor an option to purchase an additional 615,385 shares of Series 2 mandatorily redeemable convertible preferred stock and other warrants to purchase up to 1,538,462 shares of common stock, subject to certain terms and conditions. The right to purchase Series 2 mandatorily redeemable convertible preferred stock and the warrants to purchase common stock were to expire on December 31, 1998. The lead investor exercised this option in December 1998 and the additional shares were issued. In addition, as the result of this exercise, the warrants issued to the lead investor become exercisable (see "Warrants" below). The Company received total cash consideration of $5 million from the lead investor of which $3 million was received in February 1998 and $2 million in December 1998.

   In February 1998, the net proceeds of $2.9 million ($3 million net of issuance costs of $0.1 million) were allocated to preferred stock and the option to purchase the additional shares of preferred stock and the warrant for common stock (the "Option") based on the relative fair values of each of these instruments. The fair value

                                BE INCORPORATED
of the option was estimated at $2,584,000 using the Black-Scholes model and the following assumptions; dividend yield of 0%, volatility of 60%, risk free interest rate of 5.51% and a term of eight months. The resulting allocation was as follows:

   Series 2 mandatorily redeemable convertible preferred stock..... $1,535,000
   Option..........................................................  1,322,000
                                                                    ----------
                                                                    $2,857,000
                                                                    ==========

  In December 1998, the proceeds from the issuance of preferred stock have been allocated to the preferred stock and warrants to purchase 1,538,462 shares of common stock based on the relative fair values of each of these instruments. The fair value of the warrants was estimated at $6,202,000 using the Black-Scholes model and the following assumptions; dividend yield of 0%, volatility of 60%, risk free interest rate of 4.76% and a term of five years. The proceeds comprised $1.9 ($2 million net of issuance costs of $0.1 million) million in cash consideration plus the fair value of the options to purchase preferred stock and the common stock warrants discussed above and totaled $3,205,000. The resulting allocation was as follows:

   Series 2 mandatorily redeemable convertible preferred stock..... $1,204,000
   Common stock warrants...........................................  2,001,000
                                                                    ----------
                                                                    $3,205,000
                                                                    ==========

  In connection with these issuances the Company issued 75,375 and 30,769 shares of Series 2 mandatorily redeemable convertible preferred stock in February 1998 and December 1998 to the bankers in lieu of investment bankers fees. The fair value of these shares has been recorded and included as issuance costs of Series 2 mandatorily redeemable convertible preferred stock financing (see Warrants below).

Terms of Mandatorily Redeemable Convertible Preferred Stock

  Both Series 1 and Series 2 mandatorily redeemable convertible preferred stock ("Series 1" or "Series 2" preferred stock) are redeemable at the option of the holders at $1.00 and $3.25 per share, respectively, plus any declared but unpaid dividends. Series 1 preferred stock can be redeemed at any date after the sixth anniversary of the original issue date upon a vote for redemption by the majority of the holders of the then outstanding shares voting together as a separate class. Series 2 preferred stock is redeemable at any date after the seventh anniversary of the original issue date if two-thirds majority of the holders of the then outstanding shares voting together as a separate class pass a resolution requiring redemption.

  The amount at which Series 2 preferred stock is recorded is less than its redemption value as a result of amounts allocated to the option to purchase Series 2 preferred stock and warrants to purchase common stock. In addition, the cash proceeds from Series 2 preferred stock were reduced by investment banker fees paid in cash and the estimated value of warrants issued to the Investment Bankers (see Warrants below). Series 1 preferred stock has also been reduced below redemption value by cash issuance costs. Accordingly, the preferred stock is being accreted to its redemption value each period by using the interest method. The amount of accretion recorded in each period increases the net loss applicable to the common stockholders.

  Each share of Series 1 and Series 2 preferred stock is convertible initially on a one for one basis, at the option of the holder, into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of Series 1 and Series 2 preferred stock is $1.00 and $3.25 per share, respectively, and is subject to adjustment in accordance with the antidilution provisions contained in the Company's Articles of Incorporation.

                                BE INCORPORATED

Conversion is automatic (i) upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $5.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised exceed $10,000,000 or (ii) written consent of the holders of at least two-thirds of the then outstanding shares of Series 1 and Series 2 preferred stock. The Company has reserved shares of common stock in the event of conversion.

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series 1 and Series 2 preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the sum of $1.00 and $3.25 per share, respectively, of preferred stock (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends. In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to the holders of preferred stock of the full preferential amounts, then the entire assets and funds of the Company, legally available for distribution, are to be distributed ratably among the holders of Series 1 and Series 2 preferred stock in proportion to the full preferential amount each is otherwise entitled to receive.

  After payment has been made to the holders of Series 1 and Series 2 preferred stock, any remaining assets and funds are to be distributed equally among both the holders of the Series 1 and Series 2 preferred stock and common stock as if all shares of preferred stock had been converted into common stock; however, the distributions to the holders of Series 1 and Series 2 preferred stock is limited to $5.00 per share.

  The holders of shares of Series 1 and Series 2 preferred stock are entitled to receive dividends at the rate of $0.10 and $.0325, respectively, per share per annum, in preference to any payment of cash dividends on common stock. Such dividends are payable whenever declared by the board of directors out of assets legally available and are noncumulative. As of December 31, 1998, and March 31, 1999 (unaudited) no dividends have been declared.

  The holder of each share of Series 1 and Series 2 preferred stock is entitled to one vote for each share of common stock into which such share of Series 1 and Series 2 preferred stock is convertible. The holders of Series 1 and Series 2 preferred stock also have demand and piggyback registration rights.

  The Company has the right of first refusal to repurchase any outstanding shares Series 1 and Series 2 preferred stock in the event the holder of such shares receives and accepts an offer from a third party to purchase the shareholder's preferred stock. This right expires on the effective date of a registration statement as filed with the SEC.

Warrants

  The Company has issued fully exercisable warrants to purchase common stock as follows:

                                         Number
                                        of Shares  Number
                           Expiration   Under the of Shares
       Issuance Date          Date      Warrants  Reserved  Exercise Price
       -------------       ----------   --------- --------- --------------
        April 1996         March 2001   1,219,648 1,219,648 $1.00 per share
       December 1998      December 2003 1,538,462 1,538,462 $3.25 per share
   May and December 1998  June 17, 2000   112,865   112,865 $3.58 per share
                                                  ---------
                                                  2,870,975
                                                  =========

                                BE INCORPORATED

  The April 1996 warrants were issued in connection with the conversion of Series B preferred stock to common stock. The fair value of the warrants of $114,000 was estimated using the Black-Scholes model and the following assumptions; dividend yields of 0%, volatility of 60% risk free interest rate of 6.05% and a term of 5 years. The estimated value of the warrants was accounted for as a dividend to Series B preferred stockholders and increased net loss attributable to common stockholders in 1996.

  The December 1998 warrants were issued in connection with the issuance of Series 2 preferred stock in December 1998 and valued as described above under "Issuance of Series 2 mandatorily redeemable convertible preferred stock".

  The May and December 1998 warrants were issued for investment banker fees related to the issuance of the Series 2 preferred stock. The fair value of the warrants of $148,000 was estimated using the Black-Scholes model and the following assumptions; dividends yield of 0%, volatility of 60% risk free interest rate of 4.76%-5.51% and a term of 5 years. The value of the warrant, a stock issuance cost, was offset against the proceeds from the Series 2 preferred stock.

Stock Option Plan

  In 1992 the Company adopted a stock option plan (the "Plan") under which 5,000 shares of the Company's common stock had been reserved for issuance of stock options to employees, directors, or consultants under terms and provisions established by the board of directors. In 1997 and 1998, the Company reserved an additional 5,995,000 shares and 2,000,000 shares, respectively, for issuance under the Plan. Under the terms of the Plan, incentive options may be granted to employees, and nonstatutory options may be granted to employees, directors and consultants, at prices no less than 100% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant, as determined by the board of directors. Options granted under the Plan are immediately exercisable; however, shares exercised under the Plan are subject to the Company's right of repurchase at the end of the holder's association with the Company. The Company's right of repurchase generally lapses as to 20% of the shares one year from the date of grant and 1/60th each month thereafter or as to 25% of the shares one year from the date of grant and 1/48th each month thereafter. The options expire ten years from the date of grant.

  On March 30, 1999, the board of directors terminated the Plan. No further options will be granted under this plan.

                                BE INCORPORATED

  Activity under the Plan is set forth below:

                                              Options Outstanding
                                        ---------------------------------
                                                                 Average
                                                                Weighted
                            Available                Price per  Exercise
                            for Grant     Shares       Share      Price    Amount
                            ----------  ----------  ----------- ---------  ------
   Balance, January 1,
    1996...................      1,198       3,534  $   51.00   $ 180,000  $51.00
     Options authorized....  5,995,000         --
     Options granted....... (5,519,000)  5,519,000     0.10       552,000    0.10
     Options exercised.....        --   (4,488,100)    0.10      (449,000)   0.10
     Options terminated....     73,534     (73,534)  0.10-51.00  (187,000)   2.54
                            ----------  ----------              ---------  ------
   Balance, December 31,
    1996...................    550,732     960,900   0.10-51.00    96,000    0.10
     Options granted.......   (410,500)    410,500   0.10-0.20     48,000    0.12
     Options exercised.....        --     (185,000)  0.10-0.20    (19,000)   0.10
     Options terminated....    199,000    (199,000)  0.10-51.00   (21,000)   0.10
                            ----------  ----------              ---------  ------
   Balance, December 31,
    1997...................    339,232     987,400   0.10-0.20    104,000    0.11
     Options authorized....  2,000,000         --       --            --      --
     Options granted....... (2,436,500)  2,436,500   0.20-0.35    840,000    0.34
     Options exercised.....        --     (770,217)  0.10-0.35   (205,000)   0.27
     Options terminated....    448,756    (448,756)  0.10-0.35    (94,000)   0.21
                            ----------  ----------              ---------  ------
   Balance, December 31,
    1998...................    351,488   2,204,927   0.10-0.35    645,000  $ 0.29
     Options granted.......    (39,000)     39,000     0.35        14,000    0.35
     Options exercised.....                (81,228)  0.10-0.35    (26,000)   0.32
     Options terminated....    219,352    (219,352)    0.35       (71,000)   0.33
                            ----------  ----------              ---------  ------
   Balances, March 31,
    1999...................    531,840   1,943,347  $0.10-$0.35 $ 562,000  $ 0.29
                            ==========  ==========              =========  ======

  At December 31, 1996, 1997 and 1998 all outstanding options were exercisable of which 771,892 shares, 631,600 shares, and 1,691,474 shares, at weighted average exercise prices of $0.10, $0.11, and $0.31, respectively, are subject to the Company's right of repurchase upon exercise. In addition, 3,020,086, 1,920,929 shares and 1,339,302 shares of the Company's outstanding common stock is subject to the Company's right of repurchase at weighted average prices of $0.10, $0.10 and $0.17, respectively.

Pro forma stock compensation

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost been determined based on the fair value at the grant date for the awards in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss for 1996, 1997 and 1998, respectively, would have been as follows (in thousands, except per share amounts):

                                                  1996      1997      1998
                                                 -------  --------  --------
   Net loss attributable to common
    stockholders--as reported................... $(7,902) $(10,448) $(18,423)
   Net loss attributable to common
    stockholders--pro forma..................... $(8,002) $(10,488) $(18,442)
   Net loss per common share--basic and diluted
    as reported................................. $(10.85) $  (4.87) $  (5.80)
   Net loss per common share--basic and diluted
    pro forma................................... $(10.99) $  (4.89) $  (5.80)

  Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

                                BE INCORPORATED

  The fair value of each option grant is estimated on the date of grant using a type of Black-Scholes option pricing model with the following assumptions used for grants:

                                                  1996       1997       1998
                                               ---------- ---------- ----------
   Expected volatility........................         0%         0%         0%
   Weighted average risk-free interest rate... 5.82-6.69% 5.85-6.63% 4.59-6.03%
   Expected life (from vesting date)..........    5 years    5 years    5 years
   Expected dividends.........................         0%         0%         0%

  Based on the above assumptions, the aggregate fair value and weighted average fair value per share of options granted in 1996, 1997 and 1998 were $3,234,000, $1,535,000 and $7,766,000, and $0.59, $3.69 and $3.19, respectively.

  During 1996, 1997 and 1998, options to purchase 5,519,000, 410,500 and
2,436,500 shares of the Company's common stock, with weighted average exercise prices of $0.10, $0.12 and $0.34 per share and weighted average fair values of $0.59, $3.69 and $3.19 per share, were granted with exercise prices below the estimated market value at the date of grant, respectively.

  The options outstanding and currently exercisable by exercise price at December 31, 1998 are as follows:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                                      Contractual Average              Average
                            Number       Life     Exercise   Number    Exercise
   Exercise Prices        Outstanding   (years)    Price   Exercisable  Price
   ---------------        ----------- ----------- -------- ----------- --------
   $0.10-0.20............    538,400      7.9      $0.11      538,400   $0.11
   $0.35.................  1,666,527      9.2      $0.35    1,666,527   $0.35
                           ---------      ---               ---------
                           2,204,927      9.0               2,204,927
                           =========      ===               =========

 1999 Equity Incentive Plan

  On March 30, 1999 the board of directors adopted the Equity Incentive Plan (the "Incentive Plan") under which a total of up to 8,000,000 shares of common stock have been authorized for issuance. The Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock purchase rights and stock bonuses to employees, consultants and directors. Incentive stock options may be granted only to employees. The exercise price of incentive stock options granted under the Incentive Plan must be at least equal to the fair market value of the Company common stock on the date of grant. The exercise price of non-qualified stock options is set by the administrator of the Incentive Plan, but can be no less than 85% of the fair market value. The maximum term of options granted under the Incentive Plan is ten years. Options granted under the terms of the Incentive Plan vest over four years.

  At March 31, 1999, options to purchase an aggregate of 3,367,000 shares were outstanding at an exercise price of $5.00 per share. These options were granted on March 30, 1999 when the deemed fair value of the common stock was $7.00 per share. At March 31, 1999, 2,689,653 shares are currently available for future grant under stock options, restricted stock purchase rights and stock bonuses. Of the 8,000,000 shares of common stock reserved, however, 1,943,347 shares of common stock only become available for future grant under stock options and stock purchase rights to the extent that options granted and still outstanding under the Plan as of March 30, 1999, terminate unexercised.

                                BE INCORPORATED

 1999 Non-Employee Directors' Stock Option Plan

  On March 30, 1999 the board of directors also adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), and have reserved a total of 1,500,000 shares of common stock for issuance thereunder. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. Each initial grant under the Directors' Plan will vest at 1/4th of the shares subject to the option one year after the date of grant and 1/48th of the shares each month thereafter. The rate of vesting of each subsequent grant will be 1/48th of the shares on a monthly schedule after the date of grant. The board may amend (subject to stockholder approval as necessary) or terminate the Directors' Plan at any time.

  As of March 31, 1999, options to purchase an aggregate of 600,000 shares were outstanding at an exercise price of $5.00 per share. These options were granted on March 30, 1999 when the deemed fair value of the common stock was $7.00 per share. At March 31, 1999, 900,000 shares are currently available for future grants.

Deferred stock compensation

  During 1996, 1997 and 1998, the Company issued options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the difference between the exercise price of the stock options and the fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or the options become exercisable, generally four or five years. At December 31, 1998, the Company had recorded deferred compensation related to these options in an amount of $10,193,000 (net of cancellations), of which $955,000, $867,000 and $3,881,000 had been amortized to expense during 1996, 1997 and 1998. Future compensation expense from options granted through December 31, 1998 is estimated to be $2,831,000, $1,167,000, $448,000 and $44,000 for 1999, 2000, 2001, and 2002, respectively.

  In the three month period ended March 31, 1999, the Company issued options to purchase 39,000 shares under the Plan, 3,367,000 options under the 1999 Incentive Plan and 600,000 options under the Directors' Plan. The Company recorded deferred compensation related to these options and the options granted through December 31, 1998 in the total amount of $17,464,000 (unaudited). Future compensation expense from these options is estimated to be $4,869,000, $3,411,000, $1,425,000, $387,000 for the rest of 1999, 2000, 2001, and 2002
(unaudited), respectively.

                                BE INCORPORATED

NOTE 8--INCOME TAXES:

  The components of the net deferred tax asset are as follows:

                                                            December 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------  ------------
   Net operating loss carryforwards.................. $ 5,680,000  $ 10,993,000
   Tax credit carryforwards..........................     414,000       879,000
   Property and equipment and intangibles............         --         40,000
   Other.............................................       4,000       168,000
                                                      -----------  ------------
                                                        6,098,000    12,080,000
   Less: valuation allowance.........................  (6,098,000)  (12,080,000)
                                                      -----------  ------------
   Net deferred tax asset............................ $       --   $        --
                                                      ===========  ============

  Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets.

  The principal items accounting for the difference between income taxes benefit at the U.S. statutory rate and the benefit from income taxes reflected in the statement of operations are as follows:

                                                1996        1997        1998
                                             ----------  ----------  ----------
   Federal benefit at statutory rate........ $2,722,000  $3,652,000  $5,901,000
   Nondeductible expenses...................   (419,000)   (304,000) (1,419,000)
   Net operating losses and benefits........ (2,303,000) (3,348,000) (4,482,000)
                                             ----------  ----------  ----------
                                             $      --   $      --   $      --
                                             ==========  ==========  ==========

  At December 31, 1998, the Company had approximately $28,370,000 of net operating loss carryforwards and $580,000 of research and development credits to offset future federal income taxes. The Company also had $23,060,000 of net operating loss carryforwards and $299,000 of research and development credits to offset future state income taxes. These carryforwards expire in the years 2000 through 2018 if not utilized. Due to changes in ownership, the Company's net operating loss and credit carryforwards may become subject to certain annual limitations.

NOTE 9--401(k) PROFIT SHARING PLAN:

  The Company has a 401(k) Profit Sharing Plan which covers all employees. Under the Plan, employees are permitted to contribute up to 15% of gross compensation not to exceed the annual limitation for any plan year ($10,000 in 1998). Discretionary contributions may be made by the Company. No contributions were made by the Company during 1996, 1997 and 1998.

NOTE 10--MARKETING TO DEVELOPERS:

  During 1996 and 1997, the Company manufactured and sold a computer, which used its operating system, to software developers for amounts that approximated the Company's direct material and labor cost. The costs of the product and the revenues are included in sales and marketing expense, as the units were shipped so that application software would be developed and available when the Company's computer operating systems were shipped to end users. Revenues from the sale of these computer systems included in sales and marketing expenses totaled $1,844,000 and $288,000 in 1996 and 1997, respectively.

                                BE INCORPORATED

NOTE 11--GEOGRAPHIC INFORMATION:

  The Company has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14 or SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

  Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in the United States, Europe and Asia.

  All long lived assets are maintained in the United States. Revenue information by geographic area are as follows:

                                                                        Revenues
                                                                        --------
   1997
     United States.....................................................  $   86
     Europe............................................................
     Asia..............................................................     --
                                                                         ------
       Total...........................................................  $   86
                                                                         ======
   1998
     United States.....................................................  $  565
     Europe............................................................     194
     Asia..............................................................     440
                                                                         ------
       Total...........................................................  $1,199
                                                                         ======

NOTE 12--UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT):

  Pro forma basic net loss per common share has been computed as described in
Note 2 and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for 1998 and the three months ended March 31, 1999.

                                BE INCORPORATED

  A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows (in thousands except per share data):

                                                                   Three Months
                                                                      Ended
                                                                    March 31,
                                                         1998          1999
                                                     ------------  ------------
   Pro forma net loss per common share, basic and
    diluted:
     Net loss attributable to common stockholder...  $(18,423,000) $(5,979,000)
     Less dividend related to beneficial conversion
      feature of preferred stock...................     1,204,000
     Less accretion of mandatorily redeemable
      convertible preferred stock..................       358,000      133,000
                                                     ------------  -----------
       Net loss....................................  $(16,861,000) $(5,846,000)
                                                     ============  ===========
   Shares used in computing net loss per common
    share, basic and diluted.......................     3,178,000    3,881,000
   Adjustments to reflect the effect of the assumed
    conversion of the preferred stock..............    21,125,000   22,499,000
                                                     ------------  -----------
   Shares used in computing pro forma net loss per
    common share, basic and diluted................    24,303,000   26,380,000
                                                     ------------  -----------
   Pro forma net loss per common share, basic and
    diluted........................................  $       (.69) $      (.22)
                                                     ------------  -----------

  If the offering contemplated by this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock outstanding, as of the closing date will automatically be converted into an aggregate of approximately 22,498,874 shares of common stock based on the shares of manditority redeemable convertible preferred stock outstanding at March 31, 1999. Unaudited pro forma stockholders' equity at March 31, 1999, as adjusted for the conversion of manditority redeemable convertible preferred stock, is disclosed on the balance sheet.

NOTE 13--SUBSEQUENT EVENTS

  On May 4, 1999, the Company authorized the reincorporation of the Company as a Delaware corporation by effecting a merger of the Company with and into Be Incorporated, a Delaware corporation, in which each outstanding share of the Company's common stock and preferred stock shall be converted into one share of Be Incorporated's common stock or preferred stock, as appropriate. The Company also authorized the filing of an Amended and Restated Certificate of Incorporation for Be Incorporated to add certain anti-takeover provisions, to remove Series 1 and Series 2 preferred stock and authorize 2,000,000 shares of undesignated preferred stock.

  In addition, on May 4, 1999, the Company adopted the Employee Stock Purchase Plan under which 1,500,000 shares have been reserved for issuance and approved the issuance and sale in an underwritten public offering of up to 6,900,000 shares of the Company's common stock.

                                BE INCORPORATED

        Pro Forma Combined Condensed Consolidated Financial Information

  Effective April 30, 1998, Be Incorporated ("Be" or the "Company") acquired all the outstanding shares of StarCode Software, Inc. ("StarCode"). The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date.

  The purchase price of approximately $567,000 consisted entirely of cash payments. Of the total purchase price, $545,000 has been allocated to purchased website technology which is being amortized over its estimated useful life of eighteen months. The remainder of the purchase price was allocated to tangible assets acquired and liabilities assumed.

  The following unaudited pro forma financial statement gives effect to the acquisition of substantially all of the assets and liabilities of StarCode by Be as if such acquisition had taken place as of January 1, 1998.

  The accompanying unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 1998 combines the historical consolidated statement of operations of the Company for the year ended December 31, 1998 and the historical statement of operations of StarCode for the four months ended April 30, 1998 as if the acquisition had occurred on January 1, 1998. The results of operations of StarCode are only included for the four months ended April 30, 1998 as Be's historical results of operations for the year ended December 31, 1998 include the results of StarCode since the date of acquisition on April 30, 1998. The unaudited pro forma combined condensed consolidated statement of operations gives effect to the acquisition using the purchase method of accounting based upon allocation of the purchase price of StarCode, and the adjustments described in the notes attached hereto. The pro forma combined information is not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the periods presented.

  The pro forma combined information and related adjustments are based upon available information and upon certain assumptions, which the Company believes, are reasonable. The pro forma combined condensed consolidated statement of operations should be read in conjunction with the Company's and StarCode's historical financial statements and notes thereto contained elsewhere herein.

  The adjustment applied to Be's historical financial statements and those of StarCode to arrive at the pro forma consolidated financial information was to record the amortization of the acquired completed technology totaling $545,000 over its estimated useful life of eighteen months.

                                BE INCORPORATED

 Pro Forma Combined Condensed Consolidated Statement of Operations (unaudited)

                                            Year Ended December 31, 1998
                                       ----------------------------------------
                                          Be     StarCode Adjustments Pro Forma
                                       --------  -------- ----------- ---------
Net revenue........................... $  1,199   $  16      $ --     $  1,215
Cost of revenues......................    2,161       1        --        2,162
                                       --------   -----      -----    --------
Gross profit..........................     (962)     15        --         (947)
Operating expenses:
  Sales and marketing.................    5,792      29        --        5,821
  Research and development............    4,496      16        120       4,632
  General and administrative..........    2,310      54        --        2,364
  Amortization of deferred stock
   compensation.......................    3,881     --         --        3,881
                                       --------   -----      -----    --------
    Total operating expenses..........   16,479      99        120      16,698
                                       --------   -----      -----    --------
Loss from operations..................  (17,441)    (84)      (120)    (17,645)
Interest and other income, net........      580       1        --          581
                                       --------   -----      -----    --------
Net loss.............................. $(16,861)  $ (83)     $(120)   $(17,064)
                                       --------   -----      -----    --------
Pro forma net loss per share
  Basic and diluted................... $  (5.31)  $(.21)     $ --     $  (5.37)
                                       --------   -----      -----    --------
  Weighted average shares--basic and
   diluted............................    3,178     400        --        3,178
                                       ========   =====      =====    ========

                       Report of Independent Accountants

April 9, 1999

To the Board of Directors and Stockholders of Be Incorporated

  In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of StarCode Software, Inc. (a company in the development stage) at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from September 14, 1996 (date of inception) to December 31, 1996, the year ended December 31, 1997 and the cumulative period September 14, 1996 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP
San Jose, California

                            STARCODE SOFTWARE, INC.
                      (a company in the development stage)

                                 Balance Sheets

                                                  December 31,
                                               -------------------   March 31,
                                                 1996      1997        1998
                                               --------  ---------  -----------
                                                                    (unaudited)
Assets
Current assets:
  Cash.......................................  $ 38,380  $   6,288   $   4,775
  Accounts receivable........................       --         109         --
  Prepaid expenses and other current assets..       200      1,524       3,618
                                               --------  ---------   ---------
     Total current assets....................    38,580      7,921       8,393
Property and equipment, net..................       --      27,965      30,751
Other assets.................................       824     10,475       7,667
                                               --------  ---------   ---------
     Total assets............................  $ 39,404  $  46,361   $  46,811
                                               ========  =========   =========

Liabilities and shareholders' deficit
Current liabilities:
  Accounts payable...........................  $    360  $   8,993   $  12,761
  Accrued expenses...........................       --       5,146       8,697
  Notes payable to shareholders..............       --      36,000      61,000
  Current portion of capital lease
   obligations...............................       --       5,132       8,998
  Advance from shareholders..................    57,500        --          --
                                               --------  ---------   ---------
     Total current liabilities...............    57,860     55,271      91,456
Other liabilities............................       --       2,864       2,417
Capital lease obligations, net of current
 portion.....................................       --       4,001       5,346
                                               --------  ---------   ---------
     Total liabilities.......................    57,860     62,136      99,219
                                               --------  ---------   ---------
Commitments (Note 5)

Shareholders' deficit:
  Convertible preferred stock
  Authorized: 1,000,000 shares in 1996,
   543,000 shares in 1997 and 636,858 shares
   in 1998 (unaudited)
  Series A par value, $0.0735; Issued and
   outstanding: 340,000 shares in 1997 and
   1998 (unaudited)..........................       --      24,990      24,990
   Liquidation value: $24,990
  Series B par value, $0.9671; Issued and
   outstanding: 103,400 shares in 1997 and
   1998 (unaudited)..........................       --      99,510      99,510
   Liquidation value: $99,998
  Series C par value, $1.00; Issued and
   outstanding: 100,000 shares in 1997 and
   1998 (unaudited)..........................       --      97,327      97,327
   Liquidation value: $100,000
  Series D par value, $1.07; Issued and
   outstanding: 46,728 shares in 1998
   (unaudited)...............................       --         --       49,998
   Liquidation value: $49,998
  Common Stock $0.005 par value:
  Authorized: 9,000,000 shares in 1996;
   1,456,600 shares in 1997 and
   2,000,000 shares in 1998 (unaudited)
  Issued and outstanding: 400,000 shares in
   1996, 1997 and 1998 (unaudited)...........       200        200         200
  Deficit accumulated during the development
   stage.....................................   (18,656)  (237,802)   (324,433)
                                               --------  ---------   ---------
     Total shareholders' deficit.............   (18,456)   (15,775)    (52,408)
                                               --------  ---------   ---------
     Total liabilities and shareholders'
      deficit................................  $ 39,404  $  46,361   $  46,811
                                               ========  =========   =========

   The accompanying notes are an integral part of these financial statements.

                            STARCODE SOFTWARE, INC.
                      (a company in the development stage)

                            Statements of Operations

                                                      Cumulative                              Cumulative
                           Period from                Period from                             Period from
                          September 14,              September 14,                           September 14,
                          1996 (date of              1996 (date of Three Months Three Months 1996 (date of
                          inception) to  Year Ended  Inception) to    Ended        Ended       inception)
                          December 31,  December 31, December 31,   March 31,    March 31,   to March 31,
                              1996          1997         1997          1997         1998         1998
                          ------------- ------------ ------------- ------------ ------------ -------------
                                                                   (unaudited)   (unaudited)  (unaudited)
Revenues:
Web site fees...........    $    --      $   1,989     $   1,989     $    --      $  1,391     $   3,380
Products................         --          6,528         6,528        1,353          --          6,528
                            --------     ---------     ---------     --------     --------     ---------
  Total revenues........         --          8,517         8,517        1,353        1,391         9,908
                            --------     ---------     ---------     --------     --------     ---------
Cost of revenues........         --            283           283           --          298           581
                            --------     ---------     ---------     --------     --------     ---------
Gross profit............         --          8,234         8,234        1,353        1,093         9,327
Operating expenses:
General and
 administrative.........       7,802        83,386        91,188        9,700       46,109       137,297
Product development.....       5,988       100,707       106,695       17,241       25,406       132,101
Sales and marketing.....       4,866        43,529        48,395        7,618       13,718        62,113
                            --------     ---------     ---------     --------     --------     ---------
  Total operating
   expenses.............      18,656       227,622       246,278       34,559       85,233       331,511
                            --------     ---------     ---------     --------     --------     ---------
Loss from operations....     (18,656)     (219,388)     (238,044)     (33,206)     (84,140)     (322,184)
Other income............         --            991           991                       584         1,575
Interest expense........         --           (749)         (749)         --        (3,075)       (3,824)
                            --------     ---------     ---------     --------     --------     ---------
Net loss................    $(18,656)    $(219,146)    $(237,802)    $(33,206)    $(86,631)    $(324,433)
                            ========     =========     =========     ========     ========     =========
Net loss per share--
 basic and diluted......    $  (0.05)    $   (0.55)    $   (0.59)    $  (0.08)    $  (0.22)    $   (0.81)
                            ========     =========     =========     ========     ========     =========
Shares used in per share
 calculation--basic and
 diluted................     400,000       400,000       400,000      400,000      400,000       400,000
                            ========     =========     =========     ========     ========     =========

   The accompanying notes are an integral part of these financial statements.

                            STARCODE SOFTWARE, INC.
                      (a company in the development stage)

                      Statements of Shareholders' Deficit

                           Common Stock  Preferred Stock
                          -------------- ---------------- Accumulated
                          Shares  Amount Shares   Amount    Deficit    Total
                          ------- ------ ------- -------- ----------- --------
Issuance of common stock
 to founders in
 September 1996 at
 $0.0005 per share......  400,000  $200      --  $    --   $     --   $    200
Net loss................      --    --       --       --     (18,656)  (18,656)
                          -------  ----  ------- --------  ---------  --------
Balance at December 31,
 1996...................  400,000   200      --       --     (18,656)  (18,456)
Conversion of advance
 from shareholder into
 Series A convertible
 preferred stock in
 March 1997 at $0.0735
 per share..............      --    --   340,000   24,990        --     24,990
Issuance of Series B
 convertible preferred
 stock for cash and
 conversion of advance
 from shareholder in
 June 1997 at $0.9671
 per share..............      --    --   103,400   99,510        --     99,510
Issuance of Series C
 convertible preferred
 stock for cash in
 November 1997 at $1.00
 per share..............      --    --   100,000   97,327               97,327
Net loss................      --    --       --       --    (219,146) (219,146)
                          -------  ----  ------- --------  ---------  --------
Balance at December 31,
 1997...................  400,000   200  543,400  221,827   (237,802)  (15,775)
Issuance of Series D
 convertible preferred
 stock for cash in
 February 1998 at $1.07
 per share (unaudited)..      --    --    46,728   49,998               49,998
Net loss (unaudited)....      --    --       --       --     (86,631)  (86,631)
                          -------  ----  ------- --------  ---------  --------
Balance at March 31,
 1998 (unaudited).......  400,000  $200  590,128 $271,825  $(324,433) $(52,408)
                          =======  ====  ======= ========  =========  ========



   The accompanying notes are an integral part of these financial statements.

                            STARCODE SOFTWARE, INC.

                  Pro Forma Consolidated Financial Information

                            Statements of Cash Flows

                                                     Cumulative                            Cumulative
                          Period from                Period from                           Period from
                         September 14,              September 14,    Three      Three     September 14,
                         1996 (date of              1996 (date of   Months      Months    1996 (date of
                         inception) to  Year Ended  inception) to    Ended      Ended     inception) to
                         December 31,  December 31, December 31,   March 31,  March 31,     March 31,
                             1996          1997         1997         1997        1998         1998
                         ------------- ------------ ------------- ----------- ----------  -------------
                                                                  (unaudited) (unaudited)  (unaudited)
Cash flows from
operating activities:
Net loss...............    $(18,656)    $(219,146)    $(237,802)   $(33,206)   $(86,631)    $(324,433)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........         --          5,619         5,619         --        2,885         8,504
 Loss on disposal of
  property and
  equipment............         --            --            --          --        1,068         1,068
 Changes in assets and
  liabilities:
   Accounts
    receivable.........         --           (109)         (109)        --          109           --
   Prepaids and other
    current assets.....        (200)       (1,324)       (1,524)     (1,388)     (2,094)       (3,618)
   Other assets........        (824)       (9,651)      (10,475)        --        2,808        (7,667)
   Accounts payable....         360         8,633         8,993       1,100       3,768        12,761
   Accrued expenses....         --         (1,188)       (1,188)        --        3,104         1,916
                           --------     ---------     ---------    --------    --------     ---------
     Net cash used in
      operating
      activities.......     (19,320)     (217,166)     (236,486)    (33,494)    (74,983)     (311,469)
                           --------     ---------     ---------    --------    --------     ---------
Cash flows from
 investing activities:
Purchase of property
 and equipment.........         --        (13,450)      (13,450)     (4,621)        --        (13,450)
                           --------     ---------     ---------    --------    --------     ---------
Cash flows from
financing activities:
Proceeds from notes
 payable to
 shareholders..........         --         36,000        36,000         --       25,000        61,000
Advances from
 shareholders..........      57,500         2,000        59,500       2,000         --         59,500
Proceeds from issuance
 of common stock.......         200           --            200         --          --            200
Proceeds from issuance
 of preferred stock....         --        162,327       162,327         --       49,998       212,325
Payments on capital
 lease obligations.....         --         (1,803)       (1,803)        --       (2,526)       (4,329)
Proceeds from sale of
 property and
 equipment.............         --            --            --          --          998           998
                           --------     ---------     ---------    --------    --------     ---------
     Net cash provided
      by financing
      activities.......      57,700       198,524       256,224       2,000      73,470       329,694
                           --------     ---------     ---------    --------    --------     ---------
Net increase (decrease)
 in cash...............      38,380       (32,092)        6,288     (36,115)     (1,513)        4,775
Cash at beginning of
 period................         --         38,380           --       38,380       6,288           --
                           --------     ---------     ---------    --------    --------     ---------
Cash at end of period..    $ 38,380     $   6,288     $   6,288    $  2,265    $  4,775     $   4,775
                           ========     =========     =========    ========    ========     =========
Supplemental schedule
of noncash activities:
Conversion of advance
 from shareholders into
 Series A and B
 Preferred Stock.......    $    --      $  59,500     $  59,500    $ 57,500    $    --      $  59,500
Cash payments for
 interest..............    $    --      $     749     $     749    $    --     $  3,075     $   3,824
Assets acquired under
 capital lease
 obligations...........    $    --      $  10,936     $  10,936    $    --     $  7,737     $  18,673

   The accompanying notes are an integral part of these financial statements.

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         Notes to Financial Statements

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

  StarCode Software, Inc. ("StarCode"), was incorporated in California in 1996. StarCode provides a forum where Internet users can buy and developers can sell software applications for the Be Operating System. StarCode is in the development stage and since inception has devoted substantially all of its efforts to developing its product and raising capital.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

  StarCode's financial instruments, including cash, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Property and equipment

  Property and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful life of the assets of three years.

Income taxes

  StarCode accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue recognition

  StarCode's revenues are derived from product license fees and Web Site distribution fees. Revenue from product license fees are recognized upon shipment to the customer if remaining obligations are insignificant, collections of the resulting accounts receivable are probable and product returns are reasonably estimable. Revenue from Web Site distribution fees is recognized upon shipment of the related product.

Unaudited interim results

  The accompanying interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 and for the period from September 14, 1996 (date of inception) to March 31, 1998 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)

recurring adjustments, necessary to present fairly the StarCode's financial position, results of operations and its cash flows as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 and for the period from September 14, 1996 (date of inception) to March 31, 1998. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

Comprehensive income

  Effective January 1, 1998, StarCode adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Through December 31, 1997 and March 31, 1998 (unaudited), there was no difference between StarCode's net loss and comprehensive loss.

Net loss per share

  Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per share in 1996, 1997 and 1998 or the three months ended March 31, 1997 and 1998 because the effect would be antidilutive.

  A reconciliation of the numerator and denominator used in the calculation of historical basic and diluted net loss per share follows:

                                                      Cumulative                            Cumulative
                           Period from                Period from                           Period from
                          September 14,              September 14,    Three      Three     September 14,
                          1996 (date of     Year     1996 (date of   Months      Months    1996 (date of
                          inception) to    Ended     inception) to    Ended      Ended     inception) to
                          December 31,  December 31, December 31,   March 31,  March 31,     March 31,
                              1996          1997         1997         1997        1998         1998
                          ------------- ------------ ------------- ----------- ----------  -------------
                                                                   (unaudited) (unaudited)  (unaudited)
Numerator for net loss,
 basic and diluted:
  Net loss..............     $18,656      $219,146     $237,802      $33,206    $86,631      $324,433
Denominator for basic
 and diluted loss per
 share:
  Weighted average
   common shares
   outstanding..........     400,000       400,000      400,000      400,000    400,000       400,000
                             -------      --------     --------      -------    -------      --------
Net loss per share basic
 and diluted............     $ (0.05)     $  (0.55)    $  (0.59)     $ (0.08)   $ (0.22)     $  (0.81)
                             =======      ========     ========      =======    =======      ========
Antidilutive securities:
  Options to purchase
   common stock.........      12,000        15,400       15,400       12,000     15,400        15,400
  Preferred stock.......         --        543,400      543,400      340,000    590,128       590,128
                             -------      --------     --------      -------    -------      --------
                              12,000       558,800      558,800      352,000    605,528       605,528
                             =======      ========     ========      =======    =======      ========

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)


Recent accounting pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS 131 will be effective for the year ending December 31, 1998. StarCode has determined that it does not have any separately reportable business segments as of March 31, 1998.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. StarCode does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                   December 31,
                                                                   ------------
                                                                   1996  1997
                                                                   ---- -------
   Property and equipment, net:
   Computer equipment............................................. $ -- $33,584
   Less: Accumulated depreciation and amortization................   --  (5,619)
                                                                   ---- -------
                                                                   $ -- $27,965
                                                                   ==== =======

  The depreciation expense for 1997 and for the period from September 14, 1996 (date of inception) to December 31, 1997 was $5,619. At December 31, 1997, computer equipment acquired under capital leases and the related accumulated amortization was $10,936 and $152, respectively.

NOTE 3--INCOME TAXES:

  The principal items accounting for the difference between income taxes benefit at the U.S. statutory rate and the benefit from income taxes reflected in the statement of operations are as follows:

                                                                December 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Federal benefit at statutory rate......................... $ 6,300  $ 74,500
   Nondeductible expenses....................................              (700)
                                                              -------  --------
   Net operating loss carryforwards..........................  (6,300)  (73,800)
                                                              -------  --------
                                                              $   --   $    --
                                                              =======  ========

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)


  The components of the net deferred tax asset are as follows:

                                                                December 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Net operating loss carryforwards.......................... $ 7,400  $ 89,800
   Tax credit carryforwards..................................     600    10,400
   Fixed assets and intangibles..............................            (2,100)
   Other.....................................................     --      1,000
                                                              -------  --------
                                                                8,000    99,100
   Less: valuation allowance.................................  (8,000)  (99,100)
                                                              -------  --------
   Net deferred tax asset.................................... $   --   $    --
                                                              =======  ========

  Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased by $91,100 from December 31, 1996 to December 31, 1997.

  At December 31, 1997, the Company had approximately $211,400 of net operating loss carryforwards and $6,500 of research and development credits to offset future federal income taxes. The Company also had $210,600 of net operating loss carryforwards and $3,300 of research and development credits to offset future state income taxes. These carryforwards expire in the years 1999 through 2017 if not utilized. Due to changes in ownership, the use of the Company's net operating loss and credit carryforwards are subject to certain annual limitations.

NOTE 4--BORROWINGS:

Notes payable

  At December 31, 1997 and March 31, 1998, notes payable consists of amounts payable to shareholders of StarCode totaling $36,000 and $61,000 (unaudited). The notes, which are unsecured, are payable upon demand and bear interest at 1.5% per month. The weighted average interest rate on these borrowings for 1997 was 15%.

NOTE 5--COMMITMENTS:

  The Company acquired certain computer equipment under capital leases. The obligations under such leases at December 31, 1997 are as follows:

   1998................................................................ $ 5,814
   1999................................................................   4,164
                                                                        -------
                                                                          9,978
   Less portion representing interest at 10%...........................    (845)
                                                                        -------
                                                                          9,133
   Less current portion................................................  (5,132)
                                                                        -------
                                                                        $ 4,001
                                                                        =======

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)


Operating lease

  The Company leases its facility under operating lease agreements. The future minimum lease payments under noncancelable operating leases are as follows:

        Year Ending
       December 31,
       ------------
       1998............................................................. $22,464
       1999.............................................................   3,744
                                                                         -------
                                                                         $26,208
                                                                         =======

  Facility rent expense for 1997 and the period from September 14, 1996 (date of inception) to December 31, 1997 was $13,979.

NOTE 6--STOCKHOLDERS' EQUITY:

Convertible Preferred Stock:

 Dividends

  The holders of Series A, B C and D convertible preferred stock ("convertible preferred stock") are entitled to preferential noncumulative dividends at the rate of $0.0735, $0.9671, $1.00 and $1.07 per share, respectively, if and when declared by the board of directors. No dividends have been declared as of December 31, 1996 or 1997 and March 31, 1998 (unaudited).

 Liquidation

  In the event of any liquidation, dissolution or winding up of StarCode, either voluntary or involuntary, the holders of convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of StarCode to the holders of shares of common stock, an amount equal to $0.0735, $0.9671, $1.00 and $1.07 per share plus any unpaid dividends (whether or not declared). If upon the occurrence of such event, the assets and funds distributed among the holders of the convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of StarCode legally available for distribution are to be distributed ratably among the holders of the convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

 Voting rights

  The holders of convertible preferred stock are entitled to one vote for each share of common stock into which such share of convertible preferred stock is convertible.

 Conversion

  Each share of convertible preferred stock is convertible, at the option of the holder, at any time into common stock on a one-to-one basis, subject to the antidilution adjustments contained in StarCode's Articles of Incorporation.

  Each share of convertible preferred stock shall automatically be converted into common stock upon the effective date of a public offering of the StarCode's common stock with aggregate proceeds of more than $7.5 million and an offering price of not less than $5.00 per share.

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)


Common stock

  Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of then outstanding convertible preferred stock. As of December 31, 1997 and March 31, 1998 (unaudited), no dividends have been declared.

Stock option plan

  In September 1996, StarCode authorized the 1996 Stock Option Plan (the "Plan") under which the board of directors may issue incentive stock options and nonqualified stock options. As of December 31, 1997, StarCode has reserved 30,000 shares of common stock for issuance under the Plan. Options are to be granted at an exercise price not less than fair market value for incentive options or 85% of fair market value for nonqualified stock options. For employees holding more than 10% of the voting rights of all classes of stock, the exercise prices for incentive and non-qualified stock options will be not less than 110% of fair market value. Options granted under the Plan are immediately exercisable; however, shares exercised under the Plan are subject to StarCode's right of repurchase. StarCode's right of repurchase generally lapses as to 25% of the shares one year from the date of grant and monthly thereafter, over three years, or as to 33% of the shares one year from the date of grant and monthly thereafter, over two years.

  The Plan requires that options be exercised no later than ten years from the date of the grant. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, holds more than 10% of the voting rights of all classes of stock, the term of the option shall be no longer than five years from the date of the grant.

  Activity under the Plan is as follows:

                                                    Outstanding Options
                                      -----------------------------------------------
                             Shares                                       Weighted
                            Available Number of   Exercise   Aggregate    Average
                            for Grant  Shares      Price       Price   Exercise Price
                            --------- --------- ------------ --------- --------------
   Shares reserved at plan
    inception..............   30,000      --    $        --    $--         $  --
   Options granted.........  (12,000)  12,000          0.011    132         0.011
   Options exercised.......      --       --             --     --            --
   Options canceled........      --       --             --     --            --
                             -------   ------                  ----
   Balances, December 31,
    1996...................   18,000   12,000          0.011    132         0.011
   Options granted.........   (3,400)   3,400          0.100    340         0.100
   Options exercised.......      --       --             --     --            --
   Options canceled........      --       --             --     --            --
                             -------   ------   ------------   ----        ------
   Balances, December 31,
    1997...................   14,600   15,400   $0.011-0.100   $472        $0.031
                             =======   ======                  ====        ======

                            STARCODE SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   Notes to Financial Statements (continued)


  The following table summarizes information with respect to stock options outstanding at December 31, 1997:

                                              Options Outstanding
                                            ------------------------
                                                          Weighted     Options
                                                          Average    Exercisable
                                                         Remaining   -----------
                                              Number    Contractual    Number
   Exercise Prices                          Outstanding Life (Years) Exercisable
   ---------------                          ----------- ------------ -----------
   $0.011..................................   12,000        8.8        12,000
   $0.100..................................    3,400        9.6         3,400
                                              ------                   ------
                                              15,400        9.0        15,400
                                              ======                   ======

  There was no activity on the Plan during the period December 31, 1997 to March 31, 1998.

  At December 31, 1996 and 1997 all outstanding options were exercisable of which 12,000 shares and 10,400 shares at weighted average exercise prices of $0.11 and $0.04, respectively, are subject to StarCode's right of repurchase upon exercise.

Pro forma stock-based compensation

  StarCode has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost been determined based on the fair value at the grant date for the awards in 1996, 1997 and the three months ended March 31, 1998 consistent with the provisions of SFAS No.123, StarCode's net loss for 1996, 1997 and the three months ended March 31, 1998, respectively, would have been as follows:

                                                                  Cumulative
                                       Period from                Period from
                                      September 14,              September 14,
                                      1996 (date of              1996 (date of
                                      inception) to  Year Ended  inception) to
                                      December 31,  December 31, December 31,
                                          1996          1997         1997
                                      ------------- ------------ -------------
   Net loss--as reported.............   $(18,656)    $(219,146)    $(237,802)
   Net loss--pro forma...............   $(18,658)    $(219,413)    $(238,071)
   Net loss per share--basic and
    diluted as reported..............   $  (0.05)    $   (0.55)    $   (0.59)
   Net loss per share--basic and
    diluted pro forma................   $  (0.05)    $   (0.55)    $   (0.60)

  In accordance with the provisions of SFAS No. 123, the minimum value of each options is estimated using the following assumptions: dividend yield of 0%, volatility of 0%, risk-free interest rates between 5.92% to 6.35% at the date of grant and an expected life of four and five years, for grants during 1996 and 1997, respectively.

  Based on the above assumptions, the aggregate minimum value of options granted in 1996 and 1997 was $29 and $3,148, respectively, and the weighted average minimum value per share of options was $.002 and $.926, respectively.

NOTE 7--ACQUISITION BY BE INCORPORATED:

  On April 30, 1998, Be Incorporated acquired all of StarCode's then outstanding shares of common stock, at which time StarCode became a wholly owned subsidiary of Be Incorporated.

             Examples of digital media applications running on BeOS
    - these pictures are actual screen shots of applications running on BeOS

  [A still shot                  Internet appliances are being designed with
  of different                   interfaces that are closer to consumer
  applications                   electronics than computer interfaces. This
  running on                     demonstration application runs on BeOS and is
  BeOS.]                         designed by Be to access Internet-based
                                 media, display Web pages as well as TV
                                 signals and streaming video from a variety of sources. These appliances need to display multiple video and audio streams as well as standard Web pages.

            [A still shot                       With the VideoWave
            of the                              application, shown here
            VideoWare                           running on BeOS, users will be
            application                         able to edit their videos, and
            running on                          then publish the results on
            BeOS.]                              the Internet. This application
                                                was developed by MGI Software
                                                Corporation, an unrelated
                                                third party.

  [A still shot of               Using the IK Multimedia T-RackS audio mixer
  the IK Multimedia              application, BeOS users will be able to edit
  T-RackS audio                  live music. Shown here is the T-RackS
  mixer application              application, as well as a Web browser and an
  running on BeOS.]              email client, all running on BeOS. T-RackS is
                                 developed by IK Multimedia Production Srl, an unrelated third party.

            [A still shot                       Shown here are typical
            of different                        applications running on BeOS,
            applications                        including simultaneous
            running on                          operation of multiple
            BeOS.]                              applications, including
                                                various audio programs, a
                                                media player and the
                                                NetPositive Web browser, all
                                                of which were developed by Be.

                                   [BE LOGO]

                                    PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

   SEC Registration Fee.............................................     11,509
   NASD Filing Fee..................................................      4,640
   Nasdaq National Market Filing Fee................................     95,000
   Blue Sky Fees and Expenses.......................................      5,000
   Accounting Fees..................................................    300,000
   Legal Fees and Expenses..........................................    350,000
   Transfer Agent and Registrar Fees................................     10,000
   Printing and Engraving...........................................    150,000
   Miscellaneous....................................................    173,851
                                                                     ----------
       Total........................................................ $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  The Registrant's Amended and Restated Certificate of Incorporation, filed as
Exhibit 3.1 to the Registration Statement, provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law. The Registrant's bylaws, filed as Exhibit 3.2 to the Registration Statement, provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant intends to enter into indemnification agreements with each director and certain officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

  The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  (a) Since January 1, 1996, the Company has issued and sold (without payment or any selling commissions to any person) the following registered securities:

(1) Since January 1, 1996, the Registrant issued 50,000 shares of common stock (net of repurchases) to one director at a weighted average purchase price of $0.10 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of
    Section 4(2) and Rule 701.

(2) Since January 1, 1996 and through March 31, 1999, the Registrant has granted stock options to purchase 11,435,126 shares of common stock (net of cancellations/expirations) to a total of 145 employees, consultants and non-employee directors at a weighted average exercise price of $1.85 per share pursuant to the Company's stock plans. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Rule 701 or Regulation S.

(3) On April 12, 1996, the Registrant issued and sold shares of Series 1 Convertible Preferred Stock convertible to an aggregate of 14,116,000 shares of common stock to a total of 45 private investors for an aggregate purchase price of $14,116,000. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S.

(4) On February 4, 1998 and December 23, 1998, the Registrant issued and sold shares of Series 2 Convertible Preferred Stock convertible to an aggregate of 8,276,730 shares of common stock to a total of 34 private investors for an aggregate purchase price of $26,899,372.50. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S.

(5) As of March 31, 1999, 5,524,779 shares of common stock had been issued upon exercise of options and 1,943,347 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1992 Stock Option Plan. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of
    Section 4(2) and Rule 701.

(6) On April 12, 1996, the Registrant issued warrants to purchase an aggregate of 1,219,648 shares of common stock to 28 private investors for an aggregate exercise price of $1.00. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S.

(7) On May 31, 1998 and December 23, 1998, the Company issued warrants to purchase an aggregate of 112,875 shares of common stock to Cowen & Company for an aggregate exercise price of $3.58 as payment of investor banking fees. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Regulation D.

(8) On July 20, 1998 and December 23, 1998, the Company issued shares of Series 2 Convertible Preferred Stock convertible into an aggregate of 106,144 shares of common stock to Cowen & Company as payment of investor banking fees. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Regulation D.

(9) On December 23, 1998, the Registrant issued warrants to purchase an aggregate of 1,538,462 shares of common stock to Intel Corporation for an aggregate exercise price of $3.25. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Regulation D.

  The issuance described in Item 15(a)(1) was or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities.

  The sales and issuances of securities in the above transactions deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation S or Rule 701 promulgated thereunder, are transactions by an issuer not involving any public offering, in that the purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof, received either adequate information about the Registrant or had access, through employment or other relationship, to such information, and the securities were offered and sold, either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation as provided by Rule 701. Appropriate legends are affixed to the stock certificates issued in such transactions.

  The sales and issuances of securities in the above transactions deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder are transactions by an issuer not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received either adequate information about the Registrant or had access, through employment or other relationships, to such information.

  There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

    1.1* Form of Underwriting Agreement
    3.1* Form of Amended and Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this registration statement.
    3.2* Bylaws
    4.1* Form of common stock certificate
    4.2* Form of Warrant to purchase an aggregate of up to 1,219,648 shares of common stock issued in connection with Series 1 convertible preferred stock financing.
    4.3* Warrant to purchase up to 103,177 shares of common stock, dated May
         31, 1998, issued by Be Incorporated to Financial Square Partners, L.P.
    4.4* Warrant to purchase up to 9,688 shares of common stock, dated December
         23, 1998, issued by Be Incorporated to Financial Square Partners, L.P.
    4.5* Warrant to purchase up to 1,538,462 shares of common stock, dated
         December 23, 1998, issued by Be Incorporated to Intel Corporation.
    4.6* Amended and Restated Investor's Rights Agreement, dated February 4,
         1998.
    5.1* Opinion of Cooley Godward LLP
   10.1* Form of Indemnity Agreement by and between Be Incorporated and its directors and officers
 10.2.1* 1992 Stock Option Plan
 10.2.2* Form of 1992 Stock Option Agreement
 10.3.1* 1999 Equity Incentive Plan
 10.3.2* Form of 1999 Equity Incentive Plan Stock Option Agreement
 10.3.3* Form of 1999 Stock Option Grant Notice
 10.4.1* Employee Stock Purchase Plan
 10.4.2* Form of Employee Stock Purchase Plan Offering
 10.5.1* 1999 Non-Employee Directors' Stock Option Plan
 10.5.2* Form of Nonstatutory Stock Option
 10.6.1* Office Lease, dated June 24, 1994, by and between Menlo Station
         Development and Be Incorporated.
 10.6.2* Amendment to Office Lease, dated April 10, 1997, by and between Menlo
         Station Development and Be Incorporated.
   10.7* Employment Agreement, dated June 22, 1998, by and between Be
         Incorporated and Wesley S. Saia.
   10.8* Employment Agreement, dated March 12, 1999, by and between Be
         Incorporated and Roy Graham.
   10.9* Employment Agreement, dated October 9, 1998, by and between Be
         Incorporated and Jean R. Calmon.
 10.10*  Stock Purchase Agreement, dated May 1, 1998, by and among StarCode
         Software, Inc., the Stockholders of StarCode Software, Inc., and Be
         Incorporated.
 10.11+* Software Distribution Agreement, dated November 5, 1998 between Be
         Incorporated and Plat'Home Co. Ltd.
   21.1* List of Subsidiaries
   23.1  Consent of PricewaterhouseCoopers LLP, independent accountants
   23.2* Consent of Cooley Godward LLP (included in Exhibit 5.1)
   24.1* Power of Attorney
   27.1* Financial Data Schedule

--------
 *Previously filed.
 +Confidential treatment requested with respect to portions of this Exhibit.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

  Other schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

Item 17. Undertakings

  A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on July 20, 1999.

                                         Be Incorporated


                                         By:  /s/ Jean-Louis F. Gassee
                                            -------------------------------
                                         Name: Jean-Louis F. Gassee
                                         Title:  President, Chief Executive
                                              Officer and  Director

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                            Title(s)                           Date
 ---------                            --------                           ----
 /s/ Jean-Louis F. Gassee             President, Chief Executive         July 20, 1999
 ____________________________________ Officer and Director (Principal
   Jean-Louis F. Gassee               Executive Officer)


 /s/ Wesley S. Saia                   Vice President and Chief           July 20, 1999
 ____________________________________ Financial Officer
   Wesley S. Saia


  Christian E. Marchandise*           Director                           July 20, 1999
 ____________________________________
   Christian E. Marchandise


  Barry M. Weinman*                   Director                           July 20, 1999
 ____________________________________
   Barry M. Weinman


  Garrett P. Gruener*                 Director                           July 20, 1999
 ____________________________________
   Garrett P. Gruener


  Stewart Alsop *                     Director                           July 20, 1999
 ____________________________________
   Stewart Alsop



*By: /s/ Jean-Louis F. Gassee               *By: /s/ Wesley S. Saia
    --------------------------                  -------------------------
    Jean-Louis F. Gassee                       Wesley S. Saia
    Attorney-in-fact                           Attorney-in-fact

       Report of Independent Accountants on Financial Statement Schedule

To the Board of Directors of Be, Incorporated;

Our audits of the consolidated financial statements referred to in our report dated April 2, 1999 appearing on page F-2 of this Form S-1 also included an audit of the financial statement schedule listed under item 16(B) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 2, 1999

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                Additions
                                     Balance at Charged to            Balance at
                                     Beginning  Costs and               Ending
                                     of Period   Expenses  Deductions of Period
Year Ended December 31, 1996
  Allowance for sales returns.......   $  --       $ --       $ --       $ --

Year Ended December 31, 1997
  Allowance for sales return........   $  --       $ --       $ --       $ --

Year Ended December 31, 1998
  Allowance for sales returns.......   $  --       $ 17       $  7       $ 10

                               Index to Exhibits

 Number  Description
 ------  ----------------------------------------------------------------------
    1.1* Form of Underwriting Agreement
    3.1* Form of Amended and Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this registration statement.
    3.2* Bylaws
    4.1* Form of common stock certificate
    4.2* Form of Warrant to purchase an aggregate of up to 1,219,648 shares of common stock issued in connection with Series 1 convertible preferred stock financing.
    4.3* Warrant to purchase up to 103,177 shares of common stock, dated May
         31, 1998, issued by Be Incorporated to Financial Square Partners, L.P.
    4.4* Warrant to purchase up to 9,688 shares of common stock, dated December
         23, 1998, issued by Be Incorporated to Financial Square Partners, L.P.
    4.5* Warrant to purchase up to 1,538,462 shares of common stock, dated
         December 23, 1998, issued by Be Incorporated to Intel Corporation.
    4.6* Amended and Restated Investor's Rights Agreement, dated February 4,
         1998.
    5.1* Opinion of Cooley Godward LLP
   10.1* Form of Indemnity Agreement by and between Be Incorporated and its directors and officers
 10.2.1* 1992 Stock Option Plan
 10.2.2* Form of 1992 Stock Option Agreement
 10.3.1* 1999 Equity Incentive Plan
 10.3.2* Form of 1999 Equity Incentive Plan Stock Option Agreement
 10.3.3* Form of 1999 Stock Option Grant Notice
 10.4.1* Employee Stock Purchase Plan
 10.4.2* Form of Employee Stock Purchase Plan Offering
 10.5.1* 1999 Non-Employee Directors' Stock Option Plan
 10.5.2* Form of Nonstatutory Stock Option
 10.6.1* Office Lease, dated June 24, 1994, by and between Menlo Station
         Development and Be Incorporated.
 10.6.2* Amendment to Office Lease, dated April 10, 1997, by and between Menlo
         Station Development and Be Incorporated.
   10.7* Employment Agreement, dated June 22, 1998, by and between Be
         Incorporated and Wesley S. Saia.
   10.8* Employment Agreement, dated March 12, 1999, by and between Be
         Incorporated and Roy Graham.
   10.9* Employment Agreement, dated October 9, 1998, by and between Be
         Incorporated and Jean R. Calmon.
 10.10*  Stock Purchase Agreement, dated May 1, 1998, by and among StarCode
         Software, Inc., the Stockholders of StarCode Software, Inc., and Be
         Incorporated.
 10.11+* Software Distribution Agreement, dated November 5, 1998 between Be
         Incorporated and Plat'Home Co. Ltd.
   21.1* List of Subsidiaries
   23.1  Consent of PricewaterhouseCoopers LLP, independent accountants
   23.2* Consent of Cooley Godward LLP (included in Exhibit 5.1)
   24.1* Power of Attorney
   27.1* Financial Data Schedule

--------
 *Previously filed.
 +Confidential treatment requested with respect to portions of this Exhibit.